Exhibit 10.14
Execution version

OFFICE LEASE
ONE TEHAMA
246 FIRST STREET (SF) OWNER, LLC,
a Delaware limited liability company,
as Landlord,
and
SOCIAL FINANCE, INC.,
a Delaware corporation,
as Tenant.

ONE TEHAMA [Social Finance, Inc.]

TABLE OF CONTENTS

		Page

ARTICLE 1	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	5
ARTICLE 2	LEASE TERM	6
ARTICLE 3	BASE RENT	12
ARTICLE 4	ADDITIONAL RENT	13
ARTICLE 5	USE OF PREMISES	23
ARTICLE 6	SERVICES AND UTILITIES	25
ARTICLE 7	REPAIRS	29
ARTICLE 8	ADDITIONS AND ALTERATIONS	30
ARTICLE 9	COVENANT AGAINST LIENS	36
ARTICLE 10	TENANT'S INDEMNITY AND INSURANCE	36
ARTICLE 11	DAMAGE AND DESTRUCTION	43
ARTICLE 12	NONWAIVER	46
ARTICLE 13	CONDEMNATION	46
ARTICLE 14	ASSIGNMENT AND SUBLETTING	47
ARTICLE 15	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	53
ARTICLE 16	HOLDING OVER	54
ARTICLE 17	CERTIFICATES	54
ARTICLE 18	MORTGAGE OR GROUND LEASE	55
ARTICLE 19	DEFAULTS; REMEDIES	57
ARTICLE 20	COVENANT OF QUIET ENJOYMENT	61
ARTICLE 21	LETTER OF CREDIT	61
ARTICLE 22	INTENTIONALLY OMITTED	66
ARTICLE 23	SIGNS	66
ARTICLE 24	COMPLIANCE WITH LAW	68
ARTICLE 25	LATE CHARGES	69
ARTICLE 26	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	70
ARTICLE 27	ENTRY BY LANDLORD	70
ARTICLE 28	NOTICES	71
ARTICLE 29	MISCELLANEOUS PROVISIONS	72

LIST OF EXHIBITS

EXHIBIT A	OUTLINE OF PREMISES
EXHIBIT B	TENANT WORK LETTER
SCHEDULE 1 TO EXHIBIT B	LANDLORD WORK
SCHEDULE 2 TO EXHIBIT B	LANDLORD WORK PLANS
EXHIBIT C	FORM OF NOTICE OF LEASE TERM DATES
EXHIBIT D	RULES AND REGULATIONS
EXHIBIT E	FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT F	FORM OF SNDAA
EXHIBIT G	FORM OF LETTER OF CREDIT
EXHIBIT H	TENANT'S EXTERIOR SIGNAGE
EXHIBIT I	ENGINEERING STAFF REQUIREMENTS

(i)	ONE TEHAMA [Social Finance, Inc.]

Page

EXHIBIT J	LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS
EXHIBIT K	REPAIR AND MAINTENANCE SPECIFICATIONS
EXHIBIT L	LOCATION OF TELECOMMUNICATIONS EQUIPMENT, THIRD-PARTY ROOF EQUIPMENT, AND GENERATOR

(ii)	ONE TEHAMA [Social Finance, Inc.]

INDEX

Page(s)

Abatement Event	61
Abatement Event Termination Date	62
Abatement Event Termination Notice	61
Above Standard Alterations	39
Above Standard Tenant Improvements	Exhibit B
Additional Insureds	44
Additional Rent	13
Adjusted L-C Amount	67
Advocate Arbitrators.	9
Alterations	36
Anticipated Delivery Date	2
Anti-Money Laundering Laws	81
Appealable Tax Expenses	18
Appeals Notice	18
Applicable Laws	70
Approved Working Drawings	Exhibit B, Exhibit B
Arbitration Agreement	10
Architect	Exhibit B
Audit Notice	20
Bank	62
Bank Credit Threat	63
Bank Prime Loan	72
Bankruptcy Code	64
Base Building	38
Base Rent	12
Bicycles	24
Briefs	10
Brokers	79
Building	6
Building Direct Expenses	13
Building Structure	32
Building System	32
Building System Documents	31
Building Systems	32
Cafeteria	23
Cafeteria Users	23
Capital Improvement Notice	33
capital in nature	34
CASp	71
Casualty	45
City	69, Exhibit B
Code	Exhibit B
Comparable Area	8
Comparable Buildings	8

(iii)	ONE TEHAMA [Social Finance, Inc.]

Page(s)

Comparable Transactions	7
Concessions	7
Constant Rate Equivalent Approach	7
Construction Professional	45
Contemplated Effective Date	52
Contemplated Transfer	52
Contract	Exhibit B
Control	54
Coordination Fee	Exhibit B
Credit Rating Threshold	62
Delay Notice	Exhibit B
Delayed Repair Termination Date	47
Delayed Repair Termination Notice	47
Delivery Condition	Exhibit B
Delivery Date	Exhibit B
Delivery Delay Termination Date	Exhibit B
Delivery Delay Termination Notice	Exhibit B
Delivery Notice	Exhibit B
Deposit Period	66
Design Problem	Exhibit B
Eligibility Period	61
Emergency	35
Encumbrances	56
Engineers	Exhibit B
Estimate	19
Estimate Statement	19
Estimated Building Direct Expenses	19
Estoppel Reminder Notice	56
Excess Personal Property	77
Expense Year	13
Fair Market Rent Rate,	7
FDIC	65
Final Costs	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
Fire Control Room	Schedule 1 to Exhibit B
First Rebuttals	10
Fitness Center	23
Fitness Center Users	23
Fixed Period	66
Force Majeure	77
Force Majeure Delay	Exhibit B
Generator	29
Generator Area	29

(iv)	ONE TEHAMA [Social Finance, Inc.]

Page(s)

Hazardous Substance	22
HVAC	24
Intention to Transfer Notice	52
Interest Rate	72
Interim Cash Deposit	66
Landlord	Summary
Landlord Caused Delay	Exhibit B
Landlord Parties	45
Landlord Party	45
Landlord Response Notice	9
Landlord Use Rights	68
Landlord Work	Exhibit B
Landlord's Capital Improvements	33
Landlord's Casualty Notice	45
Landlord's Initial Statement	11
Landlord's Warranty Period	5
Late Delivery Date Abatements	Exhibit B
L-C	62
L-C Amount	62
LC Expiration Date	63
LC Replacement Notice	65
Lease	Summary
Lease Commencement Date	6, Summary
Lease Commencement Date Delay	Exhibit B
Lease Expiration Date	6
Lease Term	6
Lease Year	6
Lines	80
Mail	74
Management Standard	30
Material Alteration	36
Material Alterations	36
Mortgagee	56
Neutral Arbitrator	9
Neutral Audit	21
New Lease Notice	55
Nine Month Period	52
Non-Office Permits	Exhibit B
Non-Reimbursable Capital Improvements	34
North Financial District	8
Notices	73
OFAC	80
Office Permits	Exhibit B
Operating Expenses	13
Option Conditions	7

(v)	ONE TEHAMA [Social Finance, Inc.]

Page(s)

Option Notice	7
Option Rent	7
Option Term	7
Option Terms	7
Original Improvements	42
OTC	Exhibit B
Outside Agreement Date	9
Over-Allowance Amount	Exhibit B
Over-Allowance Payments	Exhibit B
Patriot Act	81
Payment Notice	Exhibit B
Permit Contingency Date	Exhibit B
Permit Drawings	Exhibit B
Permit Notice	Exhibit B
Permits	Exhibit B
Permitted Alterations	36
Permitted Transferee	54
Personal Property Limitation	77
Pre-Delivery Landlord Work	Exhibit B
Premises	5
Project	6
Proposition 13	17
Receivership	65
Records	20
Refusal Notice	Exhibit B
Reimbursable Capital Improvements	14
REIT Requirements	77
Releases	Exhibit B
Remaining Landlord Work	Exhibit B
Rent	13
Rent Abatement	12
Rent Abatement Date	Exhibit B
Rent Abatement Period	12
Re-Routed Lines	28
Review Period	20
Roof Deck	68
Roof Deck Users	68
RSF	Summary
Ruling	11
Second Rebuttals	11
Secured Areas	73
Security Deposit Laws	65
Service Agreements	30
Site Operations Manager	30
SNDAA	56

(vi)	ONE TEHAMA [Social Finance, Inc.]

Page(s)

South Financial District	8
Staircase	28
Staircase Removal Requirements	28
Statement	19
Subject Space	49
Substantial Completion of the Tenant Improvements	Exhibit B
Summary	Summary
Tax Expenses	16
Telecommunications Equipment	27
Tenant	Summary
Tenant Agents	38
Tenant Damage	5
Tenant Delay	Exhibit B
Tenant Delay Notice	Exhibit B
Tenant Facility Coordinator	20
Tenant Funded Capital Improvements,	34
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvement Changes	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	45
Tenant Party	45
Tenant Work Letter	5
Tenant's Agents	Exhibit B
Tenant's Dogs	22
Tenant's Engineers	30
Tenant's Exterior Signage	69
Tenant's Initial Statement	11
Tenant's Rebuttal Statement	11
Tenant's Security Personnel	25
Tenant's Share	18
Tenant's South Side Exterior Signage	69
Tenant's Subleasing Costs	52
Termination Effective Date	Exhibit B
Termination Notice	52
Third Party Operator	23
TI Contractor	Exhibit B
Transfer	49
Transfer Notice	49
Transfer Premium	51, 52
Transferee	49
Transfers	49
Unused L-C Proceeds	65
Window Covering Allowance	Exhibit B
Window Covering Costs	Exhibit B

(vii)	ONE TEHAMA [Social Finance, Inc.]

ONE TEHAMA
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between 246 FIRST STREET (SF) OWNER, LLC, a Delaware limited liability company ("Landlord"), and SOCIAL FINANCE, INC., a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		August 6, 2018

2.	Premises (Article 1).

	2.1	Building:	246 1st Street, San Francisco, CA 94105, containing 98,566 rentable square feet of space ("RSF").

	2.2	Premises:
The entire Building, excluding the Building Structure, containing a total of 98,566 RSF, as further set forth in Exhibit A to the Lease located on the basement through sixth (6th) floors of the Building, including the mezzanine (2nd level) of the Building, together with an interior area for trash and recycling, loading and unloading, and deliveries. Tenant also has the right to use the roof of the Building in accordance with Section 6.5 and Article 22.

3.	Lease Term (Article 2).

	3.1	Lease Term:
The period commencing on the Lease Commencement Date (defined in Section 3.3 of the Summary), and expiring on the "Lease Expiration Date", as that term is defined in Section 3.3 of this Summary, below (anticipated to be approximately one hundred thirty-two (132) months).

	3.2	Option Terms:	Two (2) five (5)-year options to renew, as more particularly set forth in Section 2.2 of the Lease.

ONE TEHAMA [Social Finance, Inc.]

3.3	Lease Commencement Date:
The date (the "Lease Commencement Date") that is the earlier of (i) the date upon which Tenant first commences to conduct business from the Premises and (ii) April 1, 2019. The Lease Commencement Date is subject to extension as set forth in Exhibit B attached hereto.

3.4	Lease Expiration Date:	The last day of the one hundred thirty-second (132nd) full calendar month following the Lease Commencement Date.

4.	Base Rent (Article 3):

Period During Lease Term		Annual Base Rent**	Monthly Installment of Base Rent	Annual Base Rental Rate Per RSF

Lease Year 1*		$6,899,620.00	$574,968.33	$70.000

Lease Year 2		$7,106,608.60	$592,217.38	$72.100

Lease Year 3		$7,319,806.86	$609,983.90	$74.263

Lease Year 4		$7,539,401.06	$628,283.42	$76.491

Lease Year 5		$7,765,583.10	$647,131.92	$78.786

Lease Year 6		$7,998,550.59	$666,545.88	$81.149

Lease Year 7		$8,238,507.11	$686,542.26	$83.584

Lease Year 8		$8,485,662.32	$707,138.53	$86.091

Lease Year 9		$8,740,232.19	$728,352.68	$88.674

Lease Year 10		$9,002,439.15	$750,203.26	$91.334

Lease Year 11 – Lease Expiration Date		$9,272,512.33	$772,709.36	$94.074

*The Monthly Installments of Base Rent payable by Tenant during the period commencing on the first day of the first full calendar month of the Lease Term and continuing through the last day of the sixth (6th) full calendar month of the Lease Term shall be abated pursuant to Section 3.2 below.

5.	Intentionally Omitted

6.	Tenant's Share (Article 4):	100%.

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7.	Permitted Use (Article 5):	General office and related uses consistent with a first-class office building

8.	Letter of Credit (Article 21):	$6,000,000.00, subject to the terms of Article 21 of the Lease

9.	Address of Tenant (Article 28):	Prior to Lease Commencement Date:

Social Finance, Inc. One Letterman Dr., Building A, Suite 4700 San Francisco, CA 94129 Attention: Chief Financial Officer

and

Social Finance, Inc. One Letterman Dr., Building A, Suite 4700 San Francisco, CA 94129 Attention: Director of Facilities & Real Estate

and

Social Finance, Inc. l 070 l Parkridge Blvd., Suite 120 Reston, VA 20191 Attention: General Counsel After Lease Commencement Date:

Social Finance, Inc. 246 1st Street San Francisco, CA 94105 Attention: Chief Financial Officer

and

Social Finance, Inc. 246 1st Street San Francisco, CA 94105 Attention: Director of Facilities & Real Estate

and

Social Finance, Inc. 10701 Parkridge Blvd., Suite 120 Reston, VA 20191 Attention: General Counsel

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10.	Address of Landlord (Article 28):	See Article 28 of the Lease.

11.	Broker(s) (Section 29.24):	Avison Young-Northem California, Ltd. (Nick Slonek and John Cashin), representing Tenant.

CBRE, Inc. (Bob Kraynak), representing Landlord.

12.	Tenant Improvement Allowance (Exhibit B):	$105.00 per RSF, plus the Window Covering Allowance, as further described in Section 2.1 of Exhibit B.

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ARTICLE 1
PREMISES, BUILDING, AND PROJECT
1.1    Premises, Building, and Project.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in its presently existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. The commencement of business operations from the Premises by Tenant shall presumptively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, except for (i) minor "punchlist" matters related to the Premises or Building which are brought to Landlord's attention within thirty (30) days after Tenant commences business operations from the Premises; (ii) latent defects in the performance of work required to satisfy the "Delivery Condition", as that term is defined in Section 1 of the Tenant Work Letter attached hereto, which are brought to Landlord's attention on or before the first (1st) anniversary of the Lease Commencement Date; and (iii) Landlord's obligations set forth in Section 5.4 and Articles 7 and 24 of this Lease. Notwithstanding the foregoing, upon the Delivery Date, the Building Structure (including the roof, roof membrane and skylights) and the HVAC system constituting a Building System (the "Warranted Items") shall be in good working condition and repair, and Landlord hereby covenants that the Warranted Items shall remain in good working condition until the later of (A) twelve (12) months following the Lease Commencement Date and (B) April 30, 2020 ("Landlord's Warranty Period"). Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense, as that term is defined in Section 4.2.3), repair or replace any failed or inoperable portion of the Warranted Items during the Landlord's Warranty Period, provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence (collectively, "Tenant Damage") of Tenant, its subtenants and/or assignees, if any, or any Tenant Parties, as that term is defined in Section 10.8, below, by any modifications, Alterations, as that term is defined in Section 8.1 below, or improvements (including the Tenant Improvements, as that term is defined in Section 2.1 of the Work Letter) constructed by or on behalf of Tenant, or

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by Tenant's failure to comply with the terms of Article 7 below. Landlord's warranty set forth in this Section 1.1.1 shall not be deemed to require Landlord to replace any portion of the Warranted Items, as opposed to repair such portion of the Warranted Items, unless prudent commercial property management practices dictate replacement rather than repair of the item in question. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. If it is determined that the Warranted Items (or any portion thereof) were not in good working condition and repair as of the Delivery Date, Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion.
1.1.2    The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building"). The term "Project," as used in this Lease, shall mean (i) the Building, and (ii) the land upon which the Building is located.
1.13    Tenant Access. Except when and where Tenant's right of access is specifically excluded in this Lease, and except in the event of an emergency, Tenant shall have the right of access to the Premises, and the Building twenty-four (24) hours per day, seven (7) days per week during the "Lease Term", as that term is defined in Section 2.1 below.
1.1.4    RSF of Premises and Building. Landlord and Tenant hereby stipulate and agree that the RSF of the Premises is as set forth in Section 2.2 of the Summary and the RSF of the Building is as set forth in Section 2.1 of the Summary.
ARTICLE 2
LEASE TERM
2.1    Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall commence on the "Lease Commencement Date," as that term is set forth in Section 3.2 of the Summary, and shall terminate on the "Lease Expiration Date," as that term is set forth in Section 3.3 of the Summary, unless this Lease is sooner terminated or extended as hereinafter provided. This Lease is effective and binding upon Landlord and Tenant upon mutual execution and delivery hereof, notwithstanding the later Lease Commencement Date. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth (12th) full calendar month thereafter. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided that if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period. Tenant's failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

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2.2    Option Terms.
2.2.1    Option Right. Landlord hereby grants to the Original Tenant and any Non-Transferee Assignee two (2) option(s) to extend the Lease Term each for a period of five (5) years (each an "Option Term" and, together, the "Option Terms"). Such options shall be irrevocably exercised only by written notice (an "Option Notice") delivered by Tenant to Landlord no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Lease Term, provided that the following conditions (the "Option Conditions") are satisfied: (i) as of the date of delivery of such notice, Tenant is not in material economic or material non-economic default under this Lease beyond any applicable notice and cure periods expressly set forth in this Lease; (ii) as of the end of the Lease Term, Tenant is not in material economic or material non-economic default under this Lease beyond any applicable notice and cure periods expressly set forth in this Lease; (iii) Tenant has not previously been in material economic or material non-economic default under this Lease beyond any applicable notice and cure periods expressly set forth in this Lease more than two (2) times during the immediately preceding twelve (12) month period; and (iv) this Lease then remains in full force and effect and the Original Tenant or any Permitted Transferee occupies at least three (3) floors of the Building. Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of each such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Non-Transferee Assignee and may be exercised by Original Tenant or any Non-Transferee Assignee only (and not by any other Transferee (as that term is defined in Section 14.1 below) of Tenant's interest in this Lease).
2.2.2    Option Rent. The annual Rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to the "Fair Market Rent Rate," as that term is defined below, for the Premises as of the commencement date of such Option Term. The "Fair Market Rent Rate," as used in this Lease, shall be determined by calculating the net rent, which net rent shall then be adjusted on an effective basis, which net effective rent shall then be present valued and reduced by all upfront concessions and, thereafter, shall be future valued into an average annual constant rental rate figure (collectively, the "Constant Rate Equivalent Approach"). The Fair Market Rent Rate shall take into consideration any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the eighteen (18) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-fixed rate options, non-equity space comparable in size, location and quality to the Premises, for a term of five (5) years, in an arm's length transaction, which comparable space is located in "Comparable Buildings," as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), and taking into consideration differences in the age and quality of such buildings, the differences in the historical rental rates ascribed to such buildings, the floor height of, and the views from, the comparable space vis-à-vis the subject space, and making adjustments for the following concessions (the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space (excluding the value of improvements in the

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Premises paid for by Tenant, as opposed to paid for from any allowance provided by Landlord), such value to be based upon the age, condition, design, quality of finishes and layout of the improvements; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Rent Rate, no consideration shall be given to any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. If, upon request by Tenant, Landlord provides a tenant improvement allowance as set forth below, the Fair Market Rent Rate shall additionally include a separate determination (which shall not affect the rental amount that is determined to be the Option Rent) as to whether, and if so to what extent, Tenant must provide Landlord with a letter of credit for Tenant's Rent obligations in connection with Tenant's lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions with comparable tenant improvement allowances with respect to tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant in kind)) payable by Tenant, or (B) at Tenant's request, subject to Landlord's approval, all such Concessions shall be granted to Tenant in kind; provided, however, if Tenant requests all or a portion of such Concessions to be granted to Tenant in kind and Landlord does not approve such request by Tenant, then Landlord shall provide Tenant with an improvement allowance in an amount reasonably sufficient to allow Tenant to re-carpet and re-paint the Premises (and any remaining Concessions, including any additional improvement allowance owed to Tenant, shall be reflected in the effective rental rate pursuant to item (A), above). For purposes of this Lease, the term "Comparable Buildings" shall mean first-class single-tenant or multi-tenant occupancy office buildings which are comparable to the Building in terms of age, size and appearance, and are located in the "Comparable Area," which is the area bound by the Embarcadero to the North side of Harrison Street, the East side of Third Street and the South side of Market Street (the "South Financial District"). In addition, in determining the Fair Market Rent Rate, the difference between the Building and the Comparable Buildings in terms of historical significance, availability of signage opportunities and proximity to mass transit or freeways, shall be taken into account and the Fair Market Rent Rate shall be appropriately adjusted (to the extent such factors normally affect the rent received by the landlord of the Comparable Buildings) to reflect the existence or non-existence of such factors and all other relevant factors. In the event the Neutral Arbitrator determines that there are not enough Comparable Transactions in the Comparable Area in order to accurately determine the Fair Market Rent Rate, then the Comparable Area shall be expanded to include the area which is bound by the Embarcadero to the North side of Market Street, the South side of Washington Street, and the East side of Kearny Street (the "North Financial District"); provided, however, the rental rates in any Comparable Transaction located in the North Financial District shall be adjusted to account for the historical differences in rental rates typically achieved in the South Financial District as compared to the historical differences in rental rates typically achieved in the North Financial District.

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2.2.3    Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term pursuant to Section 2.2.1, above, then Landlord shall deliver written notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice of Landlord's determination of the Option Rent. Within ten (10) days following its receipt of the Landlord Response Notice, Tenant shall notify Landlord in writing whether it accepts or objects to the Option Rent set forth in Landlord's Response Notice. In the event that Tenant in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall meet and attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then the Option Rent shall be determined by binding arbitration pursuant to the terms of this Section 2.2.3. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 2.2.3.1 through Section 2.2.3.4, below. The determination of the arbitrators shall be made by taking into consideration all Comparable Transactions as calculated under the Constant Rate Equivalent Approach.
2.2.3.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser or real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2, above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
2.2.3.2    The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be an appraiser (as opposed to a real estate broker or an attorney) qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
2.2.3.3    If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of the City and County of San Francisco to appoint such Advocate Arbitrator subject to the criteria set forth in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

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2.2.3.4    If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of the City and County of San Francisco to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.
2.2.3.5    The costs of the Neutral Arbitrator shall be split equally by Landlord and Tenant. The costs of the Advocate Arbitrator representing Tenant shall be borne by Tenant. The costs of the Advocate Arbitrator representing Landlord shall be borne by Landlord. The costs of petitioning any judge under Section 2.2.3.3, above, shall be borne by the party failing to timely appoint the Advocate Arbitrator. The costs of petitioning any judge under Section 2.2.3.4 shall be split equally by Landlord and Tenant.
2.2.3.6    Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:
2.2.3.6.1    Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.3, above;
2.2.3.6.2    An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;
2.2.3.6.3    Instructions to be followed by the Neutral Arbitrator when conducting such arbitration, which instructions shall be mutually and reasonably prepared by Landlord and Tenant and consistent with the terms and conditions of this Lease;
2.2.3.6.4    That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of the Fair Market Rent Rate (the "Briefs");
2.2.3.6.5    That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;
2.2.3.6.6    That within three (3) business days following Landlord's and/or Tenant's receipt of the other party's First Rebuttal, Landlord and Tenant, as

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applicable, shall have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;
2.2.3.6.7    The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;
2.2.3.6.8    That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;
2.2.3.6.9    That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant or their respective Advocate Arbitrators, except that the Neutral Arbitrator shall be permitted, with representatives of each of Landlord and Tenant present, to visit the Project and the buildings containing the Comparable Transactions;
2.2.3.6.10    The specific persons that shall be allowed to attend the arbitration;
2.2.3.6.11    Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed two (2) hours ("Tenant's Initial Statement");
2.2.3.6.12    Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed two (2) hours ("Landlord's Initial Statement");
2.2.3.6.13    Following Landlord's Initial Statement, Tenant shall have one (1) additional hour to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");
2.2.3.6.14    Following Tenant's Rebuttal Statement, Landlord shall have one (1) additional hour to present additional arguments and/or to rebut the arguments of Tenant;
2.2.3.6.15    That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent as determined by the Neutral Arbitrator;
2.2.3.6.16    That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent;

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2.2.3.6.17    That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant; and
2.2.3.6.18    If a date by which an event described in Section 2.2.3.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.
2.2.3.7    In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent equal to the Base Rent in effect at the end of the initial Lease Term as increased by three percent (3%), but in no event shall such amount be greater than Landlord's final determination of Option Rent submitted to the Neutral Arbitrator and in no event less than Tenant's final determination of Option Rent submitted to the Neutral Arbitrator. Upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party within thirty (30) days after the final determination of the Option Rent.
ARTICLE 3
BASE RENT
3.1    In General. Subject to Section 3.2 below, commencing on the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to 246 First Street (SF) Owner LLC, 4700 Wilshire Blvd, Los Angeles CA 90010, or, at Landlord's option, to such other party or at such other place as Landlord may from time to time designate in writing, by notice to Tenant in accordance with the provisions of Article 28 of this Lease, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as expressly provided in this Lease. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
3.2    Rent Abatement. During the initial six (6) full calendar months of the Lease Term (the "Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent or Tenant's Share of Building Direct Expenses (as those terms are defined below) otherwise attributable to the Premises during such Rent Abatement Period (the "Rent Abatement"). If the Lease Commencement Date is a date other than the first day of a calendar month, then promptly following expiration of the Rent Abatement Period, Tenant shall pay Base Rent to Landlord for the partial month in which the Lease Commencement Date occurs. Landlord and Tenant

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acknowledge that the aggregate amount of the Base Rent component of the Rent Abatement equals Three Million Four Hundred Forty-Nine Thousand Eight Hundred Ten and 00/100 Dollars ($3,449,810.00). If Tenant shall be in monetary default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of this Lease, then, as of expiration of the date to cure such default, the dollar amount of the unapplied portion of the Rent Abatement shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.
ARTICLE 4
ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Building Direct Expenses", as those terms are defined in Sections 4.2.5 and 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent and of Landlord to refund any over-payment of Additional Rent, as provided for in this Article 4, shall survive the expiration of the Lease Term. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 4.4, below.
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    "Building Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses", as those terms are defined in Sections 4.2.3 and 4.2.4.1, below, respectively.
4.2.2    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Building Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.3    "Operating Expenses" shall be calculated in accordance with sound real estate management and accounting principles, consistently applied from year to year, and shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues in accordance with sound real estate management and accounting principles, consistently applied from year to year, during any Expense Year because of or in connection with the management, maintenance, repair, replacement or operation of the Project, or any portion thereof, subject to the exclusions and limitations set forth in this Lease. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of licenses,

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certificates, permits and inspections (excluding inspections relating to asbestos and lead performed by Landlord prior to the Lease Commencement Date) and, if such contest is requested by Tenant, the reasonable cost of contesting any governmental enactments which may affect Operating Expenses; (ii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, and the commercially reasonable deductible portion of any insured loss otherwise covered by such insurance; provided, however, that for purposes of calculating Operating Expenses in connection with any casualty caused by earthquake, such deductible or deductible equivalent under Landlord's policy of earthquake insurance shall be amortized with interest at the Interest Rate over the remainder of the Lease Term and such amortized amounts may be included in Operating Expenses for the remainder of the Lease Term, not to exceed an amount equal to $2.00 per RSF of the Building per Expense Year; (iii) a management fee of One Hundred Fifty Thousand Dollars ($150,000) per year; (iv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.8, below; (v) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project or related to the use or operation of the Project; and (vi) the following "Reimbursable Capital Improvements": (A) the annual amortization (amortized over the useful life) of costs, including financing costs, if any, incurred by Landlord after the Lease Commencement Date for any capital improvements installed or paid for by Landlord and required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted after the Lease Commencement Date; (B) the annual amortization (amortized over the useful life) of costs, including financing costs, if any, of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Building (provided the annual amortized costs does not exceed the actual cost savings realized) and (C) repairs, maintenance or improvements solely pertaining to the Building Systems which are "capital in nature" under Section 7.3 of this Lease. Notwithstanding anything to the contrary in this Lease, the following items shall be excluded from Operating Expenses:
(a)    Landlord's and Landlord's managing agent's general corporate or partnership overhead and general administrative expenses, and all costs associated with the operation of the business of the ownership or entity which constitutes "Landlord," as distinguished from the costs of Building operations, management, maintenance or repair, including, but not limited to, costs of entity accounting and legal matters, costs of any disputes with any ground lessor or mortgagee, costs of acquiring, selling syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in all or any part of the Project;
(b)    any items included in Tax Expenses;
(c)    costs of all items and services for which Tenant reimburses Landlord or pays to third parties;
(d)    payments to subsidiaries or affiliates of Landlord, for management or other services in or to the Project, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services,

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supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;
(e)    interest, principal, points and fees on debt or amortization payment on any mortgages, deeds of trust or other debt instruments;
(f)    cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is entitled to be compensated through proceeds or insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease;
(g)    if the Building shall become a multi-tenant building, leasing commissions, attorneys fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenant or other occupants, or associated with the enforcement of any leases or the defense of Landlord's title to or interest in the Project or any part thereof;
(h)    costs of repair or replacement for any item covered by a warranty to the extent covered by the warranty;
(i)    costs for which Landlord is entitled to be reimbursed by its insurance carrier or by Tenant's insurance carrier or by any other entity;
(j)    fines, costs, penalties or interest resulting from the negligence or fault of other tenants or of Landlord Parties;
(k)    contributions to charitable or political organizations;
(l)    bad debt loss, rent loss, or reserves for bad debt or rent loss;
(m)    the cost incurred to comply with laws relating to the containment, treatment, remediation or removal of “Hazardous Substance,” as that term is defined in Section 5.2, below, which was in existence in the Building or on the Project prior to the Lease Commencement Date (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.2 of this Lease for all costs of remediation and removal of Hazardous Substance to the extent caused by "Tenant Parties", as that term is defined in Section 10.8, below);
(n)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Project vis-à-vis time spent on matters unrelated to the operation and management of the Project;
(o)    expense reserves;
(p)    costs of replacements, alterations or improvements necessary to remedy any non-compliance of the Building or the Project with Applicable Laws in effect and applicable to the Building and/or the Project prior to the date of this Lease, except to the extent the need for such

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replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Article 24 of this Lease), provided, however, that the provisions of this sub-item (p) shall not preclude the inclusion of costs of compliance with Applicable Laws enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of an Applicable Law which is imposed after the Lease Commencement Date;
(q)    costs of any mitigation fees, transit fees, impact fees, subsidies, tap-in fees, connection fees or similar one-time charges or costs (however characterized), imposed as a condition of or in connection with the development or renovation of the Project or Building, though any such costs related to the Tenant Improvements shall be Tenant’s sole responsibility;
(r)    any ground lease rental;
(s)    costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise ("Capital Items"), except for Reimbursable Capital Improvements;
(t)    costs arising from the negligence or willful misconduct of Landlord, its employees, agents or contractors;
(u)    costs (including in connection therewith all attorneys' fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord and/or the Building and/or the Project (except as the actions of Tenant may be at issue);
(v)    costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be at issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, and costs of any disputes between Landlord and its employees, agents or contractors; and
(w)    costs for Landlord to obtain or maintain LEED certification for the Building.
Landlord shall not (1) make a profit by charging items to Operating Expenses that are otherwise also charged separately to tenants of the Project (including Tenant), and (2) subject to Landlord's right to adjust the components of Operating Expenses as set forth above in this paragraph, collect Operating Expenses from tenants in the Project in an amount in excess of those costs actually incurred by Landlord for the items included in Operating Expenses.
4.2.4    Taxes.
4.2.4.1    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon

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the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.4.2    Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies, including, without limitation, as relates to the Community Facilities District in which the Project is located; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of the Comparable Buildings) and shall be included as Tax Expenses in the year in which the installment is actually paid.
4.2.4.3    If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) days after demand, Tenant's Share of any such increased Tax Expenses. Similarly, if Tax Expenses for any period during the Lease Term or any extension thereof are decreased after payment thereof for any reason (including a refund under Proposition 8), Landlord shall refund Tenant's Share of such refund or overpayment to Tenant within thirty (30) days after receipt of same. Notwithstanding anything to the contrary contained in this Section 4.2.4.3, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes,

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federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due (except to the extent such penalty is caused by a corresponding late payment by Tenant, in which event Tenant shall be responsible for the full amount of such penalty).
4.2.5    "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary. Tenant's Share was calculated by multiplying the number of rentable square feet of the Premises, as set forth in Section 2.2 of the Summary, by 100, and dividing the product by the total number of rentable square feet in the office area of the Building.
4.3    Appealable Tax Expenses. Except as set forth in this Section 4.3, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute a Default by Tenant. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Tax Expenses which are appealable by Landlord (the "Appealable Tax Expenses") for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Tax Expenses, then Tenant may provide Landlord with written notice ("Appeals Notice") at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to the tenants of the Project. Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand accompanied by reasonable supporting documentation, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant's failure to timely deliver an Appeals Notice shall waive Tenant's rights to request an appeal of the applicable Tax Expenses for such tax fiscal year. In addition, Tenant's obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Upon request, Landlord agrees to consult with Tenant and to keep Tenant reasonably apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.
4.4    Calculation and Payment of Building Direct Expenses. Each Expense Year ending or commencing within the Lease Term, Tenant shall pay Tenant's Share of Building Direct Expenses for such Expense Year, in the manner set forth in Section 4.4.1, below.

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4.4.1    Statement of Actual Building Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred eighty (180) days following the end of each Expense Year, a statement (the "Statement"), prepared on a line-item by line-item basis as to general categories, which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Building Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days, the full amount of Tenant's Share of Building Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Building Direct Expenses," as that term is defined in Section 4.4.2, below. If the amounts paid by Tenant during an Expense Year as Estimated Building Direct Expenses exceed Tenant's Share of Building Direct Expenses for such Expense Year, then such difference shall be reimbursed by Landlord to Tenant, provided that any such reimbursement, at Landlord's option, may be credited against the Rent next coming due under this Lease unless the Lease Term has expired, in which event Landlord shall promptly refund the appropriate amount to Tenant. Except as set forth in the last sentence of this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Building Direct Expenses is greater than the amount of Estimated Building Direct Expenses previously paid by Tenant to Landlord, Tenant shall pay to Landlord such amount within thirty (30) days following receipt by Tenant of the Statement setting forth the Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term, provided that, other than Tax Expenses and costs incurred for utilities, Tenant shall not be responsible for Tenant's Share of any Operating Expenses which are first billed to Tenant more than two (2) calendar years after the end of the Expense Year to which such Operating Expenses relate.
4.4.2    Statement of Estimated Building Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of the total amount of Building Direct Expenses for the then-current Expense Year and the estimated Tenant's Share of Building Direct Expenses (the "Estimated Building Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Building Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Building Direct Expenses theretofore delivered to the extent deemed reasonably necessary by Landlord; provided, however, that (i) Landlord shall not revise the Estimate Statement delivered for an Expense Year more than once during an Expense Year, and (ii) any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Building Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Building Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term

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Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with sound real estate management and accounting principles, consistently applied.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1    Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2    Notwithstanding any contrary provision herein, to the extent not included in Tax Expenses, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6    Tenant Facility Coordinator.  Landlord acknowledges Tenant's concern that Landlord be motivated to limit the amount of Operating Expenses, including but not limited to matters such as insurance and capital expenditures.  Landlord agrees that, if Tenant so elects and appoints a property manager (the "Tenant Facility Coordinator"), Landlord shall permit the Tenant Facility Coordinator to review (but not approve or disapprove) the annual budget for Operating Expenses and proposed capital expenditures and to meet with the Tenant Facility Coordinator, upon request, but not more frequently than on a quarterly basis regarding Operating Expenses. Landlord shall consider in good faith, but without obligation to implement any recommendations made by the Tenant Facility Coordinator.
4.7    Landlord's Books and Records. Following Tenant's receipt of the Statement for any Expense Year, Tenant shall have the right, upon prior written notice to Landlord ("Audit Notice") within ninety (90) days following the delivery of such Statement (the "Review Period"), to commence an audit of Landlord's books and records concerning the Building Direct Expenses for the Landlord's fiscal year that is the subject of such statement (the "Records"). Tenant shall complete any audit within ninety (90) days following the commencement thereof. Following delivery of an Audit Notice, and provided Tenant is not then in monetary or material non-monetary default under this Lease beyond any applicable notice and cure periods expressly set forth in this Lease, Tenant shall have the right, at Tenant's sole cost, during Landlord's regular business hours and on reasonable prior notice to Landlord, to audit the Records at Landlord's principal business office in San Francisco, California (or at any other location in northern California designated by Landlord). Such audit shall occur within thirty (30) days following the delivery of the Audit Notice. Tenant's audit of the Records pursuant to this Section 4.7 shall be conducted only by a

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reputable independent nationally or regionally recognized certified public accounting firm, subject to Landlord's reasonable approval, which accounting firm: (i) shall have previous experience in auditing financial operating records of landlords of office buildings; (ii) shall not be retained by Tenant on a contingency fee basis (i.e. Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit), and a copy of the executed audit agreement between Tenant and auditor shall be provided to Landlord prior to the commencement of the audit; and (iii) at Landlord's option, both Tenant and auditor shall be required to execute a commercially reasonable confidentially agreement prepared by Landlord. Any audit report prepared by Tenant's auditors shall be delivered concurrently to Landlord and Tenant promptly upon completion thereof. If, after such audit of the Records, Tenant disputes the amount of Building Direct Expenses for the Expense Year under audit, Landlord and Tenant shall meet and attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within sixty (60) days after completion of Tenant's audit, then, at Tenant's request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall, at Tenant's cost, conduct an audit of the relevant Building Direct Expenses (the "Neutral Audit"). Tenant shall pay all costs and expenses of the Neutral Audit unless the final determination in such Neutral Audit is that Landlord overstated Building Direct Expenses in the Statement for the Expense Year being audited by more than five percent (5%), in which case Landlord shall pay the actual and reasonable costs and expenses of the Neutral Audit, in an amount not to exceed Ten Thousand and 00/100 Dollars ($10,000.00). In any event, Landlord will promptly reimburse Tenant or provide a credit for any overstatement of Building Direct Expenses, and Tenant shall promptly pay to Landlord any understatement of Building Direct Expenses. To the extent Landlord and Tenant fail to otherwise reach mutual agreement regarding Building Direct Expenses, the foregoing audit and Neutral Audit procedures shall be the sole methods to be used by Tenant to dispute the amount of any Building Direct Expenses payable by Tenant pursuant to the terms of this Lease.
ARTICLE 5
USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto. Tenant shall comply with, and Tenant's rights and obligations under this Lease and Tenant's use of the Premises shall be subject and subordinate to, all easements, covenants, conditions, and restrictions affecting the Project which are first recorded after the date of this Lease; provided, however, any such instrument shall not (and could not by its terms) materially and adversely affect Tenant's use or occupancy of the Premises, increase any obligations or decrease any rights of Tenant hereunder, nor shall any such instrument increase the rights or decrease the obligations of Landlord hereunder. Except for small quantities customarily used in business offices, and used in compliance with Applicable Laws, Tenant shall not cause or permit any "Hazardous Substance," as that term is defined below, to be kept, maintained, used, stored,

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produced, generated or disposed of (into the sewage or waste disposal system or otherwise) on or in the Premises by Tenant or Tenant's agents, employees, contractors, invitees, assignees or sublessees, without first obtaining Landlord's written consent. Tenant shall promptly notify, and shall direct Tenant's agents, employees contractors, invitees, assignees and sublessees to promptly notify, Landlord of any incident in, on or about the Premises, the Building or the Project that would require the filing of a notice under any federal, state, local or quasi-governmental law (whether under common law, statute or otherwise), ordinance, decree, code, ruling, award, rule, regulation or guidance document now or hereafter enacted or promulgated, as amended from time to time, in any way relating to or regulating any Hazardous Substance. As used herein, "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of California, or the United States government. "Hazardous Substance" includes any and all material or substances which are defined as "hazardous waste," "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substance" also includes asbestos, polychlorobiphenyls (i.e., PCB's) and petroleum.
5.3    Remediation of Hazardous Substance. Landlord, at Landlord's expense, shall remediate any Hazardous Substance to the extent that (a) such Hazardous Substance was not brought onto the Project by, or permitted to be brought onto the Project by, Tenant or a Tenant Party, and (b) Landlord's failure to remediate would be in violation of Applicable Laws and would (1) prevent Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (2) create a material risk to the safety or health of Tenant's employees, (3) otherwise materially and adversely affect Tenant's use of or access to the Premises.
5.4    Tenant's Dogs. Subject to the provisions of this Section 5.4, Tenant and its Transferees shall be permitted to bring non-aggressive, fully domesticated fully-vaccinated, dogs into the Premises (which dogs are owned by Tenant or any Transferee or their respective officers, employees or contractors) ("Tenant's Dogs"). Within ten (10) business days following Tenant's receipt of Landlord's request, Tenant shall provide Landlord with reasonable satisfactory evidence showing that all current vaccinations have been received by Tenant's Dogs. Tenant's Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog related odors to emanate from the Premises, and in no event shall Tenant's Dogs be at the Project overnight nor may Tenant operate any kennel, "dog run" or dog park in the Premises. All bodily waste generated by Tenant's Dogs in or about the Project shall be promptly removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized. No Tenant's Dog shall be permitted to enter the Project if such Tenant's Dog previously exhibited dangerously aggressive behavior. Notwithstanding the foregoing, Landlord shall have the right, at any time, to prevent particular dogs from entering or accessing the Premises if such dogs are in violation of the terms of this Section 5.4, or have previously been in violation of one or more of the terms and conditions of this Section 5.4. Tenant shall pay to Landlord, within ten (10) business days after demand, all costs incurred by Landlord in connection with the presence of Tenant's Dogs in the Building, Premises or Project, including, but not limited to, janitorial, waste disposal, landscaping, signage, repair, and legal costs and expenses. The indemnification provisions of Article 10 of this Lease shall apply to any claims relating to any of Tenant's Dogs.

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5.5    Cafeteria. To the extent permitted by Applicable Laws, Tenant may use a portion or portions of the Premises mutually agreed upon by Landlord and Tenant for the operation of a cafeteria (a "Cafeteria"), for the exclusive use of Tenant and its Transferees and their respective employees, guests and invitees (collectively, the "Cafeteria Users"), and Tenant shall not make the Cafeteria available to members of the general public. Tenant may use the Cafeteria for food and beverage preparation, handling, cooking, consumption and other associated facilities. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Section 5.5. The Cafeteria(s) shall be of a size permitted by Applicable Laws. Tenant's obligations under this Section 5.5 are cumulative and in addition to all other obligations of Tenant under this Lease.
5.6    Fitness Center. To the extent permitted by Applicable Laws, Tenant may use a portion of the Premises for the operation of a fitness center (the "Fitness Center") which may include, without limitation, the following primary uses: weight and aerobic training, personal training, group training, aerobics, yoga, pilates, free weights, and treadmills, stationary bicycles, elliptical machines, and stair-climbing machines, and shall in no event include installation or operation of a swimming pool, sauna or whirlpool facilities. The Fitness Center shall be for the exclusive use of Tenant's and its Transferees and each of their respective employees, guests and invitees (collectively, the "Fitness Center Users") and Tenant shall not make the Fitness Center available to members of the general public. The Fitness Center shall be of a size permitted by Applicable Laws. Tenant's obligations under this Section 5.6 are cumulative and in addition to all other obligations of Tenant under this Lease.
5.7    General Terms Applicable to Cafeteria, and Fitness Center.
5.7.1    Third Party Operator. Tenant may but shall not be obligated to exercise the right to operate a Cafeteria and/or Fitness Center through retention of a third party to operate the Cafeteria and/or the Fitness Center (a "Third Party Operator"); provided that the Third Party Operator must comply with, all of the terms, covenants, conditions and obligations on Tenant's part to be observed and performed under this Lease relating to its use of the Premises (excluding by way of example, Tenant's obligation to pay Base Rent or Building Direct Expenses under this Lease). All notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Third Party Operator. In no event shall any use or occupancy of any portion of the Premises by the Third Party Operator release or relieve Tenant from any of its obligations under this Lease. The Third Party Operator shall be a Tenant Party, and Tenant shall be fully and primarily liable for all acts and omissions of such Third Party Operator as fully and completely as if such Third Party Operator was an employee of Tenant. In no event shall the occupancy of any portion of the Premises by any Third Party Operator be deemed to create a landlord/tenant relationship between Landlord and such Third Party Operator or be deemed to vest in Third Party Operator any right or interest in the Premises or this Lease. Any equipment or other property of the Third Party Operator in the Project shall be subject to Section 8.5 and Article 15 of this Lease. However, nothing in this Section 5.7.1 shall diminish Landlord's rights elsewhere in this Lease or imply that Landlord has any duties to the Third Party Operator. No disputes between Tenant and the Third Party Operator shall in any way affect the obligations of Tenant hereunder.

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5.7.2    Licensing; Permits and Operation. If Tenant elects, in Tenant's sole discretion, to construct a Cafeteria and/or Fitness Center, Tenant shall construct such Cafeteria and/or Fitness Center, if at all, as part of the Tenant Improvements or as an Alteration pursuant to Article 8 below. If Tenant elects to operate the Cafeteria and/or Fitness Center, Tenant shall give Landlord prior notice thereof and shall submit to Landlord (i) construction ready plans and specifications for the Cafeteria and/or Fitness Center for Landlord's review and approval (including, any cooking, ventilation, air conditioning, grease traps, kitchen and other equipment in or for the Premises with respect to the Cafeteria) (such submission, review and approval shall be governed by the Tenant Work Letter or Article 8 and this Section 5.7.2), and (ii) all necessary consents, approvals, permits or registrations, required for the construction and operation of the Cafeteria and/or Fitness Center in accordance with Applicable Law. In addition, Landlord, in its reasonable discretion, may require the installation of emergency drainage and leak detection water sensors in connection with the installation of any shower facilities in the Fitness Center, at Tenant's sole cost and expense (or as a deduction from the Tenant Improvement Allowance, if installed as part of the Tenant Improvements). In connection with the construction of the Fitness Center, Tenant shall also install any structural floor reinforcement reasonably required by Landlord.
5.7.3    Personal Rights. The right to operate the Cafeteria and/or Fitness Center in the Premises pursuant to the terms and conditions of Sections 5.5 through 5.7 above is personal to (A) the Original Tenant, (B) any assignee of Tenant's interest in this Lease, (C) any Transferee subleasing at least three (3) full floors of the Premises, and (D) any Third Party Operator.
5.8    Tenant's Bicycles. Tenant's employees shall be permitted to bring their bicycles ("Bicycles") into the Premises, subject to the provisions of this Section 5.8, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord's reasonable discretion) that do not unreasonably interfere with Tenant's ability to park its Bicycles as contemplated herein and provided to Tenant, and only to the extent such Bicycles are used on a daily basis for commuting to and from work by such employees. Bicycles must be taken directly from the first floor of the Building to other floors of the Premises via the Building's freight elevator or another elevator designated by Landlord, which Tenant's employees shall be entitled to operate at any time. At no time are riders allowed to ride any bicycle in the Premises, the Building, or anywhere else within the Project. Riders must always walk their bicycles within the Project boundaries. Storage of any Bicycle anywhere on the Project other than as expressly set forth in this Section 5.8 is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.
ARTICLE 6
SERVICES AND UTILITIES
6.1    Standard Tenant Services. Tenant shall be responsible for providing all services to the Premises, at Tenant's sole cost and expense, including the services stated below.
6.1.1    HVAC. Subject to limitations imposed by all governmental rules and regulations applicable thereto, Tenant shall operate and control the Building heating, ventilation and air conditioning system ("HVAC").

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6.1.2    Other Utilities. Tenant shall be responsible to contract with, and pay directly to, the applicable utility provider for electricity, water, trash and sewer, and gas consumed in the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.
6.1.3    Elevators. Tenant shall operate all elevators in the Building, including the freight elevator.
6.1.4    Janitorial; Landscaping. Tenant shall perform all janitorial services, landscaping services, and other cleaning to the Premises and Project in a manner generally consistent with the standards of Comparable Buildings, using union providers. Landlord shall not be obligated to provide any janitorial services or landscaping services. Landlord shall provide exterior window washing services in a manner consistent with the practices of landlords of Comparable Buildings (at least twice per calendar year, weather permitting), which costs shall be included in Operating Expenses.
6.1.5    Access Control. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Project, except as set forth in the Tenant Work Letter. However, Landlord shall immediately notify Tenant if Landlord becomes aware of any threat against the Building or Tenant. Tenant, at Tenant's expense, shall provide such security measures for the Premises as Tenant, in its reasonable discretion, shall deem necessary or desirable, but in any event shall be provided in a manner consistent with the practices of landlords of Comparable Buildings. Such measures may include, without limitation, badge or personal identification access systems, cameras, exterior lighting, and security guards. Tenant shall hire union security personnel ("Tenant's Security Personnel"); provided that (i) Tenant's Security Personnel must not carry a firearm or other weapon while performing duties outside of the Building unless reasonably concealed; provided, that such firearms or weapons shall not be required to be concealed when Tenant's Security Personnel is responding to an emergency circumstance or other incident at the Project in which it would be reasonable for Tenant's Security Personnel to have a firearm or other weapon exposed, (ii) the security contractor (if any) providing Tenant's Security Personnel to Tenant hereunder shall comply with Landlord's reasonable insurance requirements, including carrying a liability policy with a limit of not less than Ten Million Dollars ($10,000,000), and (iii) Tenant's Security Personnel shall be licensed and bonded. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person.
6.1.6    Risers. Landlord shall permit Tenant to construct new Building risers, raceways, shafts and conduit, as reasonably necessary.
6.1.7    Telecommunications Work. Notwithstanding anything to the contrary contained in this Lease or the Tenant Work Letter, Tenant shall be entitled to use non-union labor selected by Tenant to perform low voltage electrical work, including, but not limited to, the installation, repair and maintenance of telecommunications equipment and cabling and other Lines (as that term is defined in Section 29.28.1).

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6.2    Utility Information; Overstandard Tenant Use. To the extent required to comply with Applicable Laws, Tenant shall promptly provide to Landlord either permission to access Tenant's usage information from the utility service provider or copies of the utility bills for Tenant's usage of such services in a format reasonably acceptable to Landlord. Tenant shall promptly provide Landlord with a copy of all invoices for such services after Landlord's request. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If for any reason Tenant's use exceeds the capacity of the feeders to the Project or the risers or wiring installation, Tenant, in Tenant's sole discretion and at Tenant's expense, shall either promptly take all necessary action to increase the electrical capacity of the Building, in compliance with Article 8, or reduce its usage, so that it does not exceed the capacity of the applicable electrical components.
6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control (provided that the foregoing shall not limit Landlord's liability, if any, pursuant to Applicable Laws for bodily injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to Applicable Laws for bodily injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.
6.4    Fire Stairs. Landlord hereby agrees that Landlord shall not prohibit Tenant from using the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors, provided such use by Tenant complies with all Applicable Laws (including building codes. Subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, and compliance with all Applicable Laws, Tenant shall have the right to install a security system in accordance with Article 8 of this Lease to restrict access to the Premises from the fire stairs and make cosmetic, non-structural alterations to the fire stairs used by Tenant pursuant to this Section 6.4. Landlord makes no representation to Tenant as to whether or not the use of the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors is allowed under Applicable Laws.
6.5    Rooftop Rights. In accordance with, and subject to, the terms and conditions set forth in Article 8, below, and this Section 6.5, Tenant, on a non-exclusive basis and without the

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payment of any additional rent or other license fee, may install, repair and replace, at Tenant's sole cost and expense, satellite dishes/antennae on the roof of the Building which shall be no larger than thirty-six inches (36") in diameter (and reasonable equipment and cabling related thereto), for receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) servicing the business conducted by Tenant from within the Premises (all such equipment is defined collectively as the "Telecommunications Equipment"). The anticipated location of the Telecommunications Equipment is shown on Exhibit L attached hereto. As part of the construction of the Tenant Improvements, including Landlord's right to review and approve all plans and specifications therefor, Tenant shall have the right to construct new conduits, risers and shafts for Telecommunications Equipment and other equipment on the roof of the Building, including a Generator (as defined in Section 6.7 below). The exact location of any such conduit, risers, and shafts shall be reasonably determined by Landlord and Tenant, in consultation with Landlord's structural engineer. Except as expressly set forth in this Lease, Landlord makes no representation's or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Telecommunications Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Telecommunications Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord's reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Tenant subject to Landlord's reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord; provided that it shall only be deemed reasonable for Landlord to require such screening if Landlord also requires other similarly situated equipment on the roof of the Building to be screened. Tenant shall maintain such Telecommunications Equipment, at Tenant's sole cost and expense. Tenant shall reimburse to Landlord the reasonable, out-of-pocket costs reasonably incurred by Landlord in approving such Telecommunications Equipment. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease, and shall return the affected portion of the rooftop and the Premises to the condition the rooftop and the Premises would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear, casualty and condemnation excepted), unless Landlord, in its sole discretion, elects in a written notice to Tenant to keep all or any portion of such Telecommunications Equipment, in which case such Telecommunications Equipment shall be surrendered by Tenant to Landlord, and shall be and become the property of Landlord without the necessity of any further written documentation unless otherwise requested by Landlord or a future occupant, upon the expiration or earlier termination of this Lease, provided Landlord pays to Tenant the fair market value of the Telecommunications Equipment retained by Landlord. Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant's installation, use, maintenance and/or repair of such Telecommunications Equipment, and Landlord shall have no liability therewith. Such Telecommunications Equipment shall, in all instances, comply with all Applicable Laws and other governmental requirements. Tenant shall

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not be entitled to license its Telecommunications Equipment to any unrelated third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Telecommunications Equipment by an third party. Landlord shall have the right (i) to itself utilize any rooftop space for the use of equipment relating to Landlord's performance of any obligations required to be performed by Landlord under this Lease, and (ii) to re-sell, license or lease any rooftop space to any third party for the use of equipment, provided that any roof rights granted by Landlord prior to or after the date of this Lease shall not unreasonably interfere with Tenant's existing or proposed Telecommunications Equipment or other equipment installed or to be installed on the roof by Tenant and shall not be located within the area designated as reserved for Tenant's equipment on Exhibit L, subject to Tenant's compliance with the terms of this Section 6.5. Landlord will cooperate with Tenant to minimize interference of any telecommunications equipment or signals or services of Landlord or such third parties existing as of the date of this Lease with the operation of Tenant's Telecommunications Equipment. The location of third-party telecommunications equipment, as of the date of this Lease, is shown on Exhibit L attached hereto. Upon request from Landlord, Tenant shall make all reasonable efforts to reduce or eliminate any such interference of the Telecommunications Equipment with the telecommunications equipment or signals or services of Landlord or such third parties.
6.6    Internal Staircase. Landlord hereby agrees that Tenant shall have the right to construct, as part of the Tenant Improvements in accordance with the Tenant Work Letter or as an Alteration in accordance with Article 8 of this Lease, an internal staircase (the "Staircase") between contiguous floors of the Premises. Landlord shall cooperate with Tenant's architect or engineers to identify specific locations within each floor of the Premises that would be best suited for construction of Staircase(s). In addition, without limiting Tenant's obligation to remove other Tenant Improvements or Alterations pursuant to the terms and conditions of this Lease and/or the Tenant Work Letter, unless otherwise requested by Landlord, prior to the expiration or earlier termination of this Lease, Tenant shall remove the Staircase and restore all portions of the Building and finishes affected by such removal, including, without limitation, (i) replacing the pan decking or floor slab between the applicable floors of the Building, (ii) replacing all ceiling components (e.g., drop ceiling, grids, lights, HVAC, fire sprinklers, fire/life safety devices and utilities lines), as applicable, in the affected area(s) and raised flooring systems, (iii) replacing any relocated HVAC main distribution ducts, except for electrical, communication and plumbing lines that were re-routed when the Staircase was installed ("Re-Routed Lines"), which Re-Routed Lines may remain in place, (iv) applying new concrete at the point of connection of the Staircase to the applicable floors of the Building, (v) applying new fire proofing, (vi) retaining a contractor designated by Landlord to perform deputy inspection as required by all applicable building codes, and (vii) if necessary in Landlord's reasonable discretion, providing beam reinforcement to the extent that the installation of the Staircase removed or otherwise adversely modified such reinforcement, or to the extent required in order to comply with applicable Laws then in effect (collectively, the "Staircase Removal Requirements"). Notwithstanding the foregoing, Tenant shall not be required to repair or replace any Building components that were not in place at the time the Staircase was installed. Tenant's obligations under the Staircase Removal Requirements shall survive the expiration or earlier termination of this Lease.
6.7    Tenant's Generator. In accordance with, and subject to, (i) the terms and conditions hereof, (ii) Applicable Laws, and (iii) any requirements of the Bay Area Air Quality Management District, Tenant shall have the right to install, repair, maintain and use, at Tenant's

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sole cost and expense but without any additional payment to Landlord to install and operate an emergency generator (the "Generator") of a size and type, and in an area designated by Landlord (the "Generator Area") as depicted on Exhibit L, in order to provide emergency electricity service to the Premises. Landlord shall deliver, and Tenant shall accept, the Generator Area in its "as-is", "where-is" condition. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord (including, without limitation, by means of noise or odor). Tenant shall install the Generator in accordance with Article 8 above, or in accordance with the Tenant Work Letter, including Landlord's right to review and approve Tenant's plans and specifications therefor. If the Generator Area is on the roof of the Building, then at Tenant's cost, Landlord may have the plans and specifications for the Generator reviewed by a structural engineer, and Tenant shall be responsible, at Tenant's cost, for performing any required structural upgrades to the roof to accommodate the Generator. Tenant shall be responsible for all maintenance and repairs in accordance with manufacturer specifications and compliance with Applicable Law obligations related to the Generator and acknowledges and agrees that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator, and such connections to the Building, for testing and regular maintenance at times reasonably approved by Landlord. Tenant shall comply with all reasonable requirements imposed by Landlord so that the Building Systems or other components of the Project are not adversely affected by the operation of the Generator. Landlord makes no representations or warranties, and shall have no responsibility or liability to any Tenant Party for any losses, damages, injury to persons or property caused by, related to, arising out of or in connection with, to the condition of the Generator Area, or the fitness or suitability of the Generator Area for the installation, maintenance and operation of the Generator. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within twenty (20) days following demand by Landlord accompanied by reasonable supporting documentation, the reasonable amount expended by Landlord. Tenant shall remove the Generator upon the expiration or earlier termination of this Lease, and shall return the affected portion of the Project to the condition same would have been in had no Generator been installed (reasonable wear and tear, casualty and condemnation excepted), unless Landlord, in its sole discretion, elects in a written notice to Tenant to keep all or any portion of the Generator, in which case the Generator shall be surrendered by Tenant to Landlord, and shall be and become the property of Landlord without the necessity of any further written documentation unless otherwise requested by Landlord or a future occupant, upon the expiration or earlier termination of this Lease, provided Landlord pays to Tenant the fair market value of the Generator retained by Landlord.
ARTICLE 7

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PROPERTY MANAGEMENT; REPAIR, MAINTENANCE AND TESTING; CAPITAL IMPROVEMENTS
7.1    Property Management. Landlord and Tenant acknowledge and agree that Tenant shall be responsible for obligations related to the maintenance, repair and improvement of the Premises and the Building Systems in accordance with the following provisions of this Article 7.
7.1.1    Management Standards.
7.1.1.1    Professional Management. Tenant shall manage and perform (or shall cause a third-party property management company to perform) its duties under this Article 7 in a manner consistent with the standards followed by first-class institutional quality owners and management companies that are managing and operating the Comparable Buildings (the "Management Standard"). Any third-party property management company shall be subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed.
7.1.1.2    Engineering Staff. Tenant shall maintain an engineering staff in numbers, for positions, and of a quality level (collectively, "Tenant's Engineers") as required under Exhibit I, attached hereto, to perform Tenant's duties under this Article 7 as to the Building Systems. The name, address, daytime and evening telephone and email addresses of the lead contact for Tenant's Engineers (the "Site Operations Manager") shall be furnished to Landlord and updated reasonably promptly if the same shall change. All matters pertaining to the employment or retention of such Tenant's Engineers or independent contractors are the responsibility of Tenant, who shall in all respects be the employer of Tenant's Engineers or the contracting party with any independent contractor. At no time shall the Tenant's Engineers and/or independent contractors of Tenant and/or their employees be considered employees or independent contractors of Landlord.
7.1.1.3    Service Agreements. Tenant shall enter into service, repair and maintenance agreements for the Building Systems (collectively, the "Service Agreements"), upon the terms and conditions and with providers as required under Exhibit J of this Lease. Each Service Agreement shall be provided to Landlord prior to finalization and Landlord shall have the reasonable right to approve or disapprove of the form or contents of the Service Agreements or the persons or entities to be engaged thereunder within five (5) business days after receiving a copy of any such agreements from Tenant, provided, however, that Landlord's failure to respond during such period shall be deemed Landlord's approval thereof. Otherwise, within ten (10) business days of Landlord's request, Tenant shall deliver a copy of all current Service Agreements to Landlord.
7.1.2    Meeting Requirements. The Site Operations Manager or Chief Engineer shall be available for quarterly meetings with Landlord at the Building to conduct a full inspection of the condition of the Building Systems and discuss Tenant's performance of its obligations under this Article 7, provided that either party shall have the right to call more frequent meetings to deal with emergency situations or if Landlord reasonably believes that Tenant is in breach of the terms of this Article 7.
7.1.3    Records and Reports Requirements. All plans and specifications maintained by Tenant in connection with the Building Systems, and any warranties and guaranties

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and operating manuals relating to the Building Systems (collectively, the "Building System Documents") shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord upon the expiration or earlier termination of the Lease Term or any termination of Tenant's management of the Building Systems under this Article 7 or this Lease, to the extent not previously delivered to Landlord.
7.1.4    Tenant's Testing Obligations. Tenant shall operate, maintain, and test the Building Systems including all subsystems in any special areas as designated by Landlord, as required by the terms of this Lease and in a manner consistent with the Management Standard. Tenant shall conduct such testing and maintenance in accordance with applicable Laws.
7.1.5    Landlord's Inspection Rights. From time to time but no more than once per calendar quarter, Landlord shall have the right to inspect Tenant's records (including the Building System Documents) relating to the performance of Tenant's obligations under this Article 7. Tenant shall make such records reasonably available to Landlord within five (5) business days of receipt of a request therefor.
7.1.6    Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Building Systems known to Tenant.
7.1.7    Tenant's Responsibilities Upon Termination of Tenant's Management of the Building Systems under this Article 7. Upon the expiration or earlier termination of this Lease for any reason, or upon any termination of Tenant's management of the Building Systems under this Article 7 or this Lease, Tenant shall within ten (10) business days following receipt of a written request from Landlord, deliver the following to Landlord, or Landlord's appointed agent (except to the extent that any such item has already been delivered to Landlord).
7.1.7.1    At Landlord's option, an assignment to Landlord, or its nominee or designee, of all Service Agreements with third parties, to the extent assignable.
7.1.7.2    The Building System Documents (copies thereof where reasonably acceptable).
7.1.7.3    All keys related to the telephone closets, janitorial closets, electrical closets, riser closets, storage rooms, storage areas, PG&E rooms or areas, rooftop access points, and other areas which would traditionally be characterized as common areas in a multi-tenant building.
7.1.7.4    All tools and equipment originally delivered by Landlord to Tenant, subject to reasonable wear and tear and events of damage or destruction.
7.1.7.5    Copies of any repair and maintenance records.
7.1.7.6    Any other items in Tenant's possession or control which Landlord may reasonably require in taking over the management of the Building Systems.

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The obligation of Tenant to deliver the foregoing shall survive the termination of Tenant's obligation to manage the Project.
7.2    Repair and Maintenance.
7.2.1    Tenant's Repair and Maintenance Obligations. Tenant shall, at Tenant's sole cost and expense, in good repair and in a first-class condition consistent with typical practice for Comparable Buildings, (i) maintain, repair and improve, and pursuant to the specifications set forth in Exhibit K, attached hereto, all portions of the Building systems including the mechanical, electrical, fire, fire suppression, life-safety, plumbing, sprinkler and HVAC systems installed by Landlord prior to the Lease Commencement Date (individually, a "Building System," and collectively, the "Building Systems"), (ii) maintain, repair and improve the Premises, including the roof membrane and all improvements, fixtures, equipment, interior window coverings, and flooring, furnishings therein, and (iii) maintain and repair the exterior of the Building and the exterior areas of the Building, including sidewalks and curbcuts, replacement of windows and windows seals, and including graffiti removal and exterior building painting. Upon request by Tenant, Landlord agrees to diligently enforce (or if assignable to Tenant, to assign to Tenant) any warranties relating to the Building Systems and exterior of the Building (e.g., windows) to be maintained by Tenant. Notwithstanding any provision to the contrary contained in this Lease, Tenant's obligations to comply with Applicable Laws are set forth in Section 24.1 below, and not in this Section 7.2. Notwithstanding the foregoing, if any obligation of Tenant in this Section 7.2.1 is "capital in nature", Tenant shall notify Landlord as set forth in Section 7.3 below and Landlord shall perform such modifications pursuant to Section 7.3, and the parties shall be responsible for the respective costs as set forth in Sections 7.3 below. At Landlord's option, if Tenant fails to make such repairs or improvements as required in this Section 7.2 with respect to the Building Systems, Landlord may, after written notice to Tenant, and after affording Tenant a reasonable time period within which to conduct such repair or improvement, and after providing Tenant a second notice setting forth Landlord's intention to engage in self-help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, make such repairs and improvements to the Building Systems, and Tenant shall pay Landlord the reasonable cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and improvements forthwith upon being billed for same. Except as set forth in Section 7.4 below, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2.2    Landlord's Maintenance Obligations. In addition to Landlord's obligations set forth in Sections 1.1.1 and 7.2.1 and the Tenant Work Letter, except to the extent the same is Tenant's obligation pursuant to Section 7.2.1 above, Landlord shall maintain, repair and improve, in good repair and in a first-class condition, the structural portions of the Building, including, without limitation, the foundation, floor/ceiling slabs, exterior slabs, roof (excluding the roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts, fire stairwells, and Building mechanical, electrical and telephone closets (but not the Building Systems located therein) (collectively, "Building Structure"). If the roof membrane must reasonably be replaced rather than repaired, such replacement shall be considered "capital in nature" and shall be subject to the terms of Section 7.3. Landlord's costs of performing its obligations under this Section 7.2

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shall be included in Operating Expenses (except to the extent such costs are otherwise prohibited by the terms of Section 4.2.3 above, or otherwise payable directly by Tenant pursuant to this Lease). Any entry of the Premises by Landlord in connection with the foregoing shall be done consistent with the terms of Article 27 of this Lease.
7.3    Capital Improvements. Except for Alterations made by Tenant pursuant to Article 8, under no circumstances shall Tenant perform any repairs, maintenance or improvements which are "capital in nature" under this Lease, including under Section 7.2.1 above or Section 24.1 below (the "Landlord's Capital Improvements"), even though the responsibility for such Landlord's Capital Improvements may otherwise be allocated to Tenant pursuant to the terms of this Lease, including Sections 7.2.1 above and Section 24.1 below. Rather, Landlord, shall perform and supervise all Landlord's Capital Improvements and the reasonable costs thereof (without mark-up or any administration fee by Landlord) shall be either (i) allocated to Landlord and not as an Operating Expense if such Landlord's Capital Improvements constitute a "Non-Reimbursable Capital Improvement," as defined in Section 7.3.1, below, or (ii) allocated to Tenant if such Landlord's Capital Improvements constitute a "Reimbursable Capital Improvement," as that term is defined in Section 4.2.3, above, or are "Tenant Funded Capital Improvements," as that term is defined in Section 7.3.1, below. Tenant shall provide Landlord with notice ("Capital Improvement Notice") if any obligation of Tenant set forth in Section 7.2.1 above pertaining to Building Systems is "capital in nature", and reasonable evidence of the same, including Tenant's determination of whether the item is a Tenant Funded Capital Improvement, a Reimbursable Capital Improvement, or a Non-Reimbursable Capital Improvement. Within five (5) business days of Landlord's receipt of a Capital Improvement Notice, Landlord shall either provide written notice to Tenant that either (1) Landlord does not believe the proposed work is a Landlord's Capital Improvement (or Landlord does not believe that Tenant has correctly categorized the Landlord's Capital Improvement as a Tenant Funded Capital Improvement, a Reimbursable Capital Improvement, or a Non-Reimbursable Capital Improvement) or (2) confirming that Landlord will perform such Landlord's Capital Improvement in accordance with this Section 7.3. If Landlord and Tenant disagree as to whether the work constitutes a Landlord's Capital Improvement (or whether the Landlord's Capital Improvement is a Tenant Funded Capital Improvement, a Reimbursable Capital Improvement, or a Non-Reimbursable Capital Improvement), Landlord and Tenant shall meet and confer in good faith to attempt to resolve such disagreement. If Landlord and Tenant are not able to resolve the disagreement, either Landlord or Tenant may elect, upon notice to the other, to have the matter proceed to arbitration administered by JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures. The determination rendered by the arbitrator shall be binding upon the parties and may be entered in any court having jurisdiction thereof, and the prevailing party shall be awarded its reasonable attorneys’ fees and costs. If the Landlord's Capital Improvements constitute Tenant Funded Capital Improvements, (a) Landlord shall solicit qualified conforming bids from a minimum of two (2) contractors in connection with the completion of such Tenant Funded Capital Improvements and Landlord shall provide such bids to Tenant, and, within ten (10) business days following the receipt of such bids from Landlord, Tenant shall select either one of the bids and Landlord shall, thereafter, retain the contractor specified in such bid to complete the Tenant Funded Capital Improvements (provided that if Tenant fails to timely inform Landlord of its selection, upon the expiration of such ten (10)-business day period, Landlord shall be free to select either one of the bids on Tenant's behalf); and (b) following the selection of such bid by Tenant (or Landlord, in the event Tenant fails to

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timely make such selection), Landlord shall complete the Tenant Funded Capital Improvements. Upon completion of any particular Tenant Funded Capital Improvements, Landlord shall provide Tenant with an invoice and reasonable documentation evidencing the costs incurred by Landlord in completion of the Tenant Funded Capital Improvements and Tenant shall pay such amounts within thirty (30) days following receipt of such invoice. All of Landlord's Capital Improvements shall be completed diligently and in a good workmanlike manner. Landlord shall coordinate the performance of Landlord's Capital Improvements with Tenant, and use commercially reasonable efforts to minimize disruption to the conduct of Tenant's business from the Premises. The term "capital in nature" as used in this Lease shall mean any expenditure in excess of Twenty Thousand Dollars ($20,000) which would normally be "capitalized," as opposed to "expensed," under sound real estate accounting and management principles, and is made for (x) the replacement (as opposed to regular maintenance and repair) of all or a portion of an existing Building System that is non-functioning or at the end of its useful life, provided that if it is a replacement of a portion of a Building System, the portion must make-up a significant majority of the Building System and such portion of the Building System must have a useful life of at least fifteen (15) years or (y) any improvement to the Building Structure, which improvement has a useful life of at least fifteen (15) years.
7.3.1    Types of Landlord's Capital Improvements. Landlord shall perform all Landlord's Capital Improvements as stated in Section 7.3, above. Tenant shall reimburse Landlord for the Reimbursable Capital Improvements, as set forth in Article 4 hereof. As set forth in Section 7.3, above, Tenant shall pay Landlord for "Tenant Funded Capital Improvements," which shall be Landlord's Capital Improvements which:
7.3.1.1    are necessitated by the negligence or willful misconduct of the "Tenant Parties" as that term is defined in Section 10.1, below;
7.3.1.2    are necessitated by Tenant's failure to improve, maintain, service, repair or replace the Premises as required in this Lease;
7.3.1.3    are necessitated by Tenant's use of any the Building Systems in a manner that would shorten the reasonable useful life of such Building System;
7.3.1.4    are caused by any breach by Tenant of this Article 7;
7.3.1.5    are necessitated because of any unreasonable failure of Tenant to notify Landlord that Landlord's Capital Improvements are required pursuant to Section 7.3, above, unless Tenant has already notified Landlord of such requirement by describing such situation in the reports required pursuant to the terms of Section 7.1 of this Lease or otherwise; or
7.3.1.6    are modifications required to comply with Applicable Laws, but were triggered solely by Tenant's Alterations, or use of the Premises for non-general office use.
For purposes hereof, the term "Non-Reimbursable Capital Improvements" shall mean all Landlord's Capital Improvements other than Reimbursable Capital Improvements and Tenant Funded Capital Improvements.

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7.4    Tenant's Right to Make Repairs. Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides Notice (or oral notice in the event of an "Emergency," as that term is defined, below) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance required to be performed by Landlord, which event or circumstance materially or adversely affects the conduct of Tenant's business from the Premises or otherwise constitutes an Emergency, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than ten (10) business days after receipt of such notice and to diligently prosecute the corrective action to completion, then Tenant may proceed to take the required action upon delivery of an additional five (5) days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial ten (10) business day notice and the subsequent five (5) day notice shall not be required in the event of an Emergency) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) day period (or immediately in the event of an Emergency) and thereafter diligently pursued to completion, then Tenant shall have the right to take such corrective action and shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Following completion of any work taken by Tenant pursuant to the terms of this Section 7.4, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent next due and owing under this Lease, the amount set forth in such invoice with interest at the Interest Rate from the time of expenditure by Tenant until offset. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Rent. If Landlord so objects, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to arbitration administered by the JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures. If Tenant prevails in the arbitration, the amount of the Arbitration Award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys' fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease. The determination rendered by the arbitrator shall be binding upon the parties and may be entered in any court having jurisdiction thereof, and the prevailing party shall be awarded its reasonable attorneys’ fees and costs. For purposes of this Section 7.4, an "Emergency" shall mean an event threatening immediate and material danger to people located in or about the Building or immediate, material damage to the Premises, Building, Building Systems, Building Structure, Tenant Improvements, Alterations, trade fixtures or personal property, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of, Tenant's business operations. Tenant's rights under this

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Section 7.4 shall be in addition to, and not in derogation of, any Rent abatement to which Tenant is entitled pursuant to Section 19.5.2 below.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations; Permitted Alterations. Tenant may not make or suffer to be made any improvements, alterations, additions, changes, or repairs (pursuant to Article 7 or otherwise) to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant in accordance with the terms and conditions of this Article 8, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Building Structure or Building Systems or equipment, or is visible from the exterior of the Building (each, a "Material Alteration" and, collectively, "Material Alterations"). Upon no less than ten (10) days prior notice to Landlord (accompanied by a copy of all plans and specifications relating thereto), but without Landlord's prior consent, Tenant shall be permitted to make Alterations that (i) do not constitute a Design Problem (as that term is defined in Section 3.4 of the Tenant Work Letter), (ii) do not require a construction permit, and (iii) cost less than One Hundred Fifty Thousand Dollars ($150,000.00) per project ("Permitted Alterations"). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
8.2    Manner of Construction. Prior to the commencement of construction of any Alterations or repairs (including Permitted Alterations), Tenant shall submit to Landlord, for Landlord's review, four (4) copies signed by Tenant of all plans, specifications and working drawings relating thereto. Landlord shall review and approve or disapprove (to the extent such approval or disapproval is required) all such plans, specifications and working drawings within five (5) business days following the date upon which Tenant submits the same to Landlord, except that Landlord shall have ten (10) business days following the date upon which Tenant submits the same to Landlord to review and approve such plans, specifications and working drawings in the event that the nature of the Alterations or repairs is such that (I) review of the plans, specifications and working drawings related thereto cannot reasonably be completed within five (5) business days, or (II) Landlord reasonably needs to send the plans, specifications and working drawings out for third-party review; provided that the parties shall agree in advance upon the reasonable maximum cost of such third-party review. If Landlord disapproves of any such plans, specifications or working drawings, then Landlord shall set forth with reasonable specificity the grounds for such disapproval and recommend any modifications that would make the proposed Alterations acceptable to Landlord. If Landlord fails to respond in writing within five (5) business days or ten (10) business days, as applicable, Tenant may send a second notice to Landlord, which notice must contain the following disclaimer in bold face, capitalized type: "NOTICE – SECOND REQUEST FOR CONSENT TO ALTERATIONS PURSUANT TO ARTICLE 8 OF THE LEASE – FAILURE TO TIMELY RESPOND WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE WILL RESULT IN DEEMED APPROVAL OF THE PLANS AND SPECIFICATIONS FOR CERTAIN ALTERATIONS." If Landlord fails to respond in writing

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within three (3) business days after delivery of such second notice, then Landlord shall be deemed to have consented to the proposed Alterations. Tenant, at its sole cost and expense, shall retain an architect/space planner subject to Landlord's reasonable approval, to prepare such plans, specifications and working drawings; provided that, unless Tenant is performing the Alterations or repairs on a design-build basis, Tenant shall retain the engineering consultants from a list of at least three (3) names provided by Landlord or other engineering consultants reasonably approved by Landlord to prepare all plans and engineering working drawings, if any, relating to the mechanical, electrical, and plumbing, work of the Alterations. Landlord acknowledges and agrees that Tenant may perform all Alterations on a design-build basis, provided that the mechanical, electrical and plumbing components of such work shall be designed using Landlord's designated engineers, or other engineering consultants approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, notwithstanding the foregoing, in connection with any Alterations that affect the structural, HVAC, life-safety and sprinkler components of the Base Building, Tenant shall retain the engineering consultants designated by Landlord to prepare all plans and engineering working drawings relating thereto, or other engineering consultants approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be required to include in its contracts with the architect and the engineers a provision which requires ownership of all architectural and engineering drawings to be transferred to Tenant upon the substantial completion of the Alteration and Tenant hereby grants to Landlord a non-exclusive right to use such drawings, including, without limitation, a right to make copies thereof. Tenant and Tenant's architect/space planner shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Tenant's architect/space planner shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. In addition, if and to the extent, based on the nature of the mechanical, electrical or plumbing items, or structural items or items affected by Title 24 which are included in the Alterations, Landlord reasonably retains third party consultants, then Tenant shall pay to Landlord an amount equal to any actual and reasonable out-of-pocket third party costs for such third party consultants expended by Landlord in connection with the construction of the Alterations within thirty (30) days after receipt of invoice together with reasonable supporting evidence; provided that Landlord notified Tenant prior to incurring any such costs. Landlord's review of plans, specifications and working drawings as set forth in this Section 8.2, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, compliance with applicable building codes or other like matters. Accordingly, notwithstanding that any plans, specifications or working drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the plans, specifications and working drawings for the Alterations, and Tenant's waiver and indemnity set forth in Section 10.1 of this Lease, below, shall specifically apply to the plans, specifications and working drawings for the Alterations. Following Landlord's reasonable approval of all plans, specifications and working drawings for the Alterations, a contractor to construct the Alterations shall be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (except that Landlord shall not have the right to approve any contractor performing Permitted Alterations). The foregoing process shall be reasonable adjusted if Tenant constructs Alterations on a design-build

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basis as set forth above. As used in this Lease, the "Base Building" shall mean the Building Structure and the Building Systems. All subcontractors used or selected by Tenant performing work relating to the Building Systems shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to approve or disapprove a proposed Tenant's Agent within three (3) business days, Landlord shall be deemed to have approved the same. The contractor and all subcontractors, laborers, materialmen, and suppliers are referred to herein as "Tenant Agents." Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager (1) a reproducible copy of the "as built" drawings of the Alterations (provided that in the event that "as built" drawings are not reasonably available, Tenant shall be permitted to provide a copy of the approved drawings for the Alterations, marked with field modifications), (2) a computer disc containing the same (to the extent reasonably available), and (3) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. Notwithstanding anything set forth in this Article 8 to the contrary, construction of an Alteration shall not commence until (x) a copy of the contract with Tenant's contractor has been fully executed and delivered to Landlord, and (y) Tenant has procured, and delivered to Landlord a copy of, all applicable permits necessary to commence demolition or construction, as the case may be.
8.3    Payment for Improvements. Tenant shall pay to Landlord, as provided in this Section 8.3, the sum of (i) Landlord's standard supervision fee for its involvement with such Alterations, which supervision fee shall be equal to the sum of one percent (1%) of the "hard" costs of each such Alteration; and (ii) all other reasonable, out-of-pocket costs incurred by Landlord in connection with the construction of the Alterations which Landlord notified Tenant of prior to incurring. No supervision fee shall be payable by Tenant in connection with any Permitted Alterations. For purposes of this Lease, "hard" costs means the cost of labor and materials incorporated into the Alterations or the Tenant Improvements, and excludes architectural and engineering fees and costs and permit fees.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that any Alterations are made pursuant to this Article 8, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant's contractor carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, if liens have previously been recorded against the Building in connection with Alterations undertaken by Tenant, and such liens were not removed within the time period specified in Article 9, then Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee, when the cost of such Alterations exceeds $250,000.00.

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8.5    Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed by or on behalf of Tenant in or about the Premises, from time to time, shall be at the sole cost of Tenant and any permanently affixed Alterations, improvements, equipment and/or appurtenances shall be and become the property of Landlord; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any "Above Standard Alterations", as that term is defined below, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to substantially the same condition existing prior to the installation of such Above Standard Alterations. Notwithstanding the preceding sentence, if at the time Tenant requests Landlord's consent to any Alterations pursuant to this Article 8, Tenant also requests in writing Landlord's determination as to whether Landlord will require the removal of such Alterations upon the expiration or earlier termination of this Lease, then Landlord shall notify Tenant of any such required removal and/or restoration, together with Landlord's consent for such Alterations (if such consent is given), provided that Landlord may only require Tenant to remove Above Standard Alterations. As used in this Lease, "Above Standard Alterations" shall mean any part of any Alterations which do not constitute normal and customary general office improvements as reasonably determined by Landlord, and shall include, without limitation, improvements such as voice, data and other cabling, raised floors, floor penetrations (other than plug-in core drill holes), any installations outside of the Premises, or any areas requiring floor reinforcement, personal baths and showers, the Cafeteria, the Fitness Center, Bicycle storage areas, vaults, rolling file systems and structural alterations of any type. Above Standard Alterations shall not include plug-in core drill holes or rekeying of any of the locks in the Building. The removal of Above Standard Tenant Improvements constructed in the Premises pursuant to the Tenant Work Letter shall be governed by the terms of the Tenant Work Letter. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Above Standard Alterations or Above Standard Tenant Improvements in the Premises and return the affected portion of the Premises to substantially the same condition existing prior to the installation of such Above Standard Alterations or Above Standard Tenant Improvements prior to the expiration or earlier termination of this Lease, then Rent shall continue to accrue under this Lease in accordance with Article 16, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, on five (5) days' written notice to Tenant, to perform such work and to charge the actual and reasonable cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien, court costs and reasonable attorneys' fees, in any manner relating to the installation, placement, removal or financing by or on behalf of Tenant of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs)

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arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any work on the Premises which may give rise to a lien on the Premises, Building or Project (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10
TENANT'S INDEMNITY AND INSURANCE
10.1    Mutual Indemnities.
10.1.1    Indemnity. To the maximum extent permitted by law, Tenant waives any right to contribution against the "Landlord Parties," as that term is defined in Section 10.8, below, and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; or (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Project, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Party may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, the terms of the foregoing indemnity and waiver shall not apply to the extent any loss, cost, damage, expense or liability is caused by the negligence or willful misconduct of Landlord or the Landlord Parties. Landlord shall indemnify, defend, protect, and hold harmless the Tenant Parties from and against all claims of whatever nature arising from or claimed to arise from the negligence or willful misconduct of Landlord Parties in, on, or about the Project, except to the extent caused by the negligence or willful misconduct of Tenant Parties. Landlord shall pay such indemnified amounts as they are incurred by Tenant Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Tenant Party may have under this Lease or the common law. Notwithstanding

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anything to the contrary set forth in this Lease, either party's agreement to indemnify the other party as set forth in this Section 10.1.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are of a nature covered by, or are required to be covered by, insurance required to be carried by the non-indemnifying party pursuant to this Lease (except to the extent of reasonable deductibles). Further, Tenant's agreement to indemnify Landlord Parties and Landlord's agreement to indemnify Tenant Parties pursuant to this Section 10.1.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried under this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties' respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or earlier termination.
10.1.2    Breach. In the event that either party breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) the breaching party shall pay to the non-breaching party all liabilities, loss, cost, or expense (including reasonable attorney's fees) incurred as a result of said breach, and the reasonable value of time expended by the non-breaching party as a result of said breach; and (ii) the non-breaching parties may deduct and offset from any amounts due to the breaching party under this Lease any amounts owed by the breaching party pursuant to this section.
10.1.3    No limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord, Tenant or any subtenant or other occupant of the Premises under workers' compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts. Landlord waives any immunity from or limitation on its indemnity or contribution liability to the Tenant Parties based upon such acts.
10.1.4    Subtenants and Other Occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord, or if Tenant's subtenants or other occupants do not provide similar indemnities, then Tenant shall be obligated to provide such indemnities.
10.1.5    Survival. The terms of this section shall survive any termination or expiration of this Lease.
10.1.6    Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Landlord Parties or the Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties or Tenant Parties by reason of any such claim, the indemnifying party, upon request from the indemnified party, shall resist and defend such action or proceeding on behalf of the indemnified party by counsel appointed by indemnifying party's insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the indemnified party. The

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indemnified party shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such indemnified party.
10.2    Tenant's Risk. Except as expressly set forth in this Lease, Tenant agrees to use and occupy the Premises, and to use such other portions of the Building as Tenant is given the right to use by this Lease at Tenant's own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party's business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project; provided that the foregoing shall not modify Landlord's liability, if any, pursuant to Applicable Law, for property damage or personal injury to the extent arising from Landlord's negligence or willful misconduct. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. Notwithstanding the foregoing, the foregoing waiver and release shall not apply to the extent of any injury, loss, damages or liability caused by the negligence or willful misconduct of the Landlord Parties; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or caused by interruption in the operation of Tenant's business; provided that the foregoing shall not limit Landlord's liability, if any, pursuant to Applicable Laws for property damage or personal injury caused by the negligence or willful misconduct of the Landlord Parties. The provisions of this section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.
10.3    Tenant's Insurance. From and after Tenant's occupancy and continuing during the Lease Term, Tenant shall, at Tenant's sole expense, procure and maintain the following insurance:
10.3.1    "Special Form" (formerly known as "All Risk") insurance, including fire, extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism and malicious mischief, covering (a) all improvements existing in the Premises as of the first date of Tenant's occupancy (the "Original Improvements"), Alterations, and (b) any and all personal property, in an amount not less than 100% of their actual replacement cost from time to time. The proceeds of such insurance shall be used for the repair or replacement of the Tenant Improvements or Alterations as long as this Lease remains in effect.
10.3.2    Commercial general liability insurance for injury to or death of any person and damage to property of others in connection with the construction of improvements on the Premises and with Tenant's use of and operations in the Premises. Such insurance shall be for $5,000,000 per occurrence and $5,000,000 annual aggregate and include coverage for premises medical payments of at least $5,000. This limit may be achieved by the use of a primary general liability policy combined with an excess or umbrella liability policy; except that the limits of liability shall be adjusted from time to time during the Term to such higher limits as Landlord may

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reasonably require under then current conditions consistent with the limit of liability then required for comparable tenants at the Comparable Buildings.
10.3.3    Workers' compensation insurance in the amount required by the state in which the Premises are located, and Employers' liability with limits of $1,000,000 for each accident, each employee, and each illness pertaining to Tenant's employees, which will waive any right of subrogation against Landlord.
10.3.4    Business income (formerly called business interruption insurance) and extra expense coverage with limits of at least one hundred percent (100%) of Tenant's Base Rent for a twelve (12) month period;
Tenant shall carry and maintain during the Lease Term (including any option periods, if applicable) increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord from time to time, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that generally required by landlords of Comparable Buildings, and in no event shall Tenant be required to carry earthquake or terrorism insurance pursuant to the terms of this Section 10.3 to the extent not available on a commercially reasonable basis, and in no event may Landlord increase the amounts of the insurance required to be carried by Tenant hereunder more than once during the initial Lease Term and each Option Term.
10.4    Tenant's Policies. All insurance required to be carried by Tenant hereunder shall be issued by insurance companies qualified to do business in the State of California and rated A-:VIII or better in the most current issue of "Best's Key Rating Guide." Current, original certificates and applicable endorsements evidencing the existence and amounts of such insurance shall be delivered to Landlord by Tenant prior to Tenant's taking occupancy of the Premises, and at least ten (10) days prior to the expiration of any policy required hereunder. Tenant shall provide Landlord not less than thirty (30) days written notice prior to cancellation or reduction in coverage.
10.5    Tenant's Failure to Insure. If either party fails to maintain any insurance required by this Lease, the party that fails to maintain such insurance shall be liable for any loss or cost resulting from that failure. If Tenant fails to maintain any insurance required to be maintained by Tenant under this Lease, and does not cure such failure within ten (10) days after written notice from Landlord, Landlord may, but shall not be obligated to, provide for such insurance at Tenant's cost. This Section 10.5 shall not waive any of Landlord's other rights and remedies under this Lease. Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article, which may be prohibited by the standard form of any insurance policy required hereunder. Tenant agrees to pay for any increase in premiums for insurance referred to herein that may be charged during the Term on the amount of such insurance which may be carried by Landlord on the Premises or the Project, resulting from any activity on or in connection with the Premises, whether or not Landlord has consented to the same, by Tenant other than general office use consistent with a Class A office building.
10.6    Additional Insureds. The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant

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to Section 10.3 of this Lease, above, shall name Landlord, Landlord's officers, directors, employees, divisions, subsidiaries, partners, shareholders, affiliated companies, Landlord's managing agent, and such other Mortgagees and other parties as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively "Additional Insureds"). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.
10.7    Landlord's Insurance. From and after the date of this Lease and continuing during the Lease Term, Landlord shall carry (i) full replacement cost physical damage insurance of the type commonly referred to as an "all risk of physical loss" or "causes of loss – special form" policy, including fire and extended coverage, vandalism and malicious mischief, sprinkler leakage and water damage covering the Building and Project, which insurance shall include rental loss coverage for a period of at least one (1) year, (ii) commercial general liability insurance with respect to the Project insuring such risks and hazards as are customarily insured against in coverage and in relative amount, in Landlord's reasonable judgment, by others similarly situated and operating Comparable Buildings, but in no event less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate, and excess liability insurance with overall limits of Five Million Dollars ($5,000,000), for injuries to non-employees and property damage and (iii) insurance coverage for the risks of earthquake damage, which shall also include coverage for Building standard general office improvements in the Premises. Additionally, at the option of Landlord, such insurance coverage may include the risks of flood damage, terrorist acts and additional hazards (if generally carried by owners of Comparable Buildings and available at commercially reasonable rates), a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. None of the insurance carried by Landlord shall name Tenant as an insured or otherwise be for the benefit of Tenant, as a third party beneficiary or otherwise; provided that the proceeds thereof shall be utilized to repair or restore the Building to the extent required by Article 11 below.
10.8    Waiver Of Subrogation. The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation (so long as no material additional premium is charged for such waiver). The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties' waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

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The term "Landlord Party" or "Landlord Parties" shall mean Landlord, any affiliate of Landlord, Landlord's managing agents for the Building, each Mortgagee, each ground lessor, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term "Tenant Party" or "Tenant Parties" shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.
10.9    Tenant's Work. During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer's liability, builder's risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord's written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant's contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord's managing agent, and such other persons as Landlord may reasonably request from time to time as Additional Insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises or the Building resulting from fire, earthquake, explosion, flood, wind, civil disturbance, or other event of a sudden, unexpected nature ("Casualty"). If the Premises or the Building shall be damaged by Casualty, within sixty (60) days following Landlord's discovery of the damage or destruction, Landlord shall give notice to Tenant (the "Landlord Casualty Notice") setting forth the estimated time required, in the reasonable opinion of Landlord's designated licensed civil engineer, structural engineer or other appropriate (given the nature of the damage) licensed professional (the "Construction Professional"), for the completion of repairs and restoration. Such repair and restoration shall be to substantially the same condition of the Tenant Improvements, Alterations, Original Improvements, Premises and Base Building prior to the Casualty, except for modifications required by Applicable Laws. If this Lease is not terminated pursuant to Section 11.2 below, upon notice to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under item (a) of Section 10.3.1 of this Lease which pertain to work to be performed by Landlord, and Landlord shall diligently repair any injury or

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damage to the Base Building and the Tenant Improvements, Alterations and the Original Improvements installed in the Premises in a good and professional manner. If the cost of repairs to the Tenant Improvements, Alterations and Original Improvements exceeds the amount of insurance proceeds received by Landlord from Landlord's insurance carrier or from Tenant's insurance carrier, as assigned by Tenant, the excess cost of such repairs shall be paid by Tenant to Landlord in accordance with a reasonable progress payment schedule, upon receipt of the appropriate conditional and/or unconditional lien releases, or, in the event Tenant is not the Original Tenant or a Permitted Transferee Assignee, then if reasonably required by Landlord based on the creditworthiness of Tenant, prior to Landlord's commencement of repair of the damage; provided, however, that if the damage was caused by an earthquake, then the amount that Tenant is required to pay to repair uninsured damage to the Tenant Improvements, Alterations and Original Improvements shall only pertain to any non-Building standard, non-general office improvements that Tenant requires to be installed in the Premises. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall, in its reasonable discretion, select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided, however, if such Casualty shall have damaged the Premises or a portion thereof necessary to Tenant's access to or occupancy of the Premises, then Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent and in the proportion that the Premises or such portion thereof are unfit for occupancy for the purposes permitted under this Lease, and are not occupied by Tenant as a result thereof. For purposes of clarification, the parties agree that the Premises or portions thereof shall not be deemed occupied for purposes of Rent abatement even if workstations and furniture remains therein, so long as persons do not conduct normal business operations in such areas. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant's business in the Premises in connection with the performance of any repair and restoration work following a Casualty.
11.2    Termination Options.
11.2.1    Landlord's Right to Terminate. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant of such election in an applicable Landlord Casualty Notice, in which event such Landlord Casualty Notice shall include a termination date giving Tenant one hundred twenty (120) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty or cause, and one or more of the following conditions is present: (i) in the reasonable judgment of the Construction Professional, repairs cannot reasonably be completed within twelve (12) months after the date of the Casualty (when such repairs are made without the payment of overtime or other premiums); (ii) the Mortgagee shall require that the insurance proceeds or any material portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) more than Five Million Dollars ($5,000,000) of the damage to the Premises or Project (other than the Tenant Improvements, Alterations and the Original Improvements) is not fully covered by Landlord's insurance policies or that portion of the proceeds from Landlord's insurance policies allocable to the Building or the Project, as the case may be, unless such shortfall is due to Landlord's failure to carry the insurance required to be carried by Landlord under this Lease

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(provided that Landlord shall not be entitled to terminate this Lease if within five (5) business days of receipt of Landlord's termination notice, Tenant commits to fund (and thereafter actually funds) the shortfall of insurance proceeds not due to Landlord's failure to carry required insurance); or (iv) the damage occurs during the last twelve (12) months of the Lease Term (and Tenant has not exercised any option to extend the Lease Term) and repairs will reasonably require in excess of ninety (90) days to repair.
11.2.2    Tenant's Right to Terminate. Subject to the remaining terms of this Section 11.2.2, if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of the Construction Professional, be completed within twelve (12) months after the Casualty, or (b) the damage occurs during the last twelve (12) months of the Lease Term and Tenant has not exercised any option to extend the Lease Term) and repair will reasonably require in excess of ninety (90) days to complete, then Tenant may elect, within thirty (30) days after Tenant's receipt of the applicable Landlord Casualty Notice, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease pursuant to this Section 11.2, and the repairs are not actually completed for any reason (including Force Majeure), other than the fault of Tenant, within ninety (90) days after the later of (a) twelve (12) months after the Casualty and (b) the date specified for completion in Landlord's Casualty Notice, then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the expiration of such ninety (90) day period until such time as the repairs are complete, by notice to Landlord (the "Delayed Repair Termination Notice"), effective as of a date set forth in the Delayed Repair Termination Notice (the "Delayed Repair Termination Date"), which Delayed Repair Termination Date shall not be less than ten (10) business days following the date such Delayed Repair Termination Notice was delivered to Landlord. Notwithstanding the foregoing, if Tenant delivers a Delayed Repair Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Delayed Repair Termination Date for a period ending thirty (30) days after the Delayed Repair Termination Date set forth in the Delayed Repair Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Delayed Repair Termination Notice, written notice that it is Landlord's good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Delayed Repair Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty (30)-day period, then the Delayed Repair Termination Notice shall be of no force or effect and this Lease shall continue, but if the repairs shall not be substantially completed within such thirty (30)-day period, then this Lease shall automatically terminate upon the expiration of such thirty (30)-day period. Notwithstanding anything set forth to the contrary in this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2.2 only if each of the following conditions are satisfied: (a) the damage to the Project by Casualty, was not caused by the willful misconduct of Tenant or a Tenant Party; (b) Landlord has not then commenced pursuing its remedies under this Lease (other than the mere delivery of notice) due to Tenant being in economic default under this Lease beyond applicable notice and cure periods; (c) as a result of the damage, Tenant, in its commercially reasonable business judgment, cannot conduct its business from all or a material portion of the Premises; and, (d) as a result of the damage to the Project, Tenant does not in fact occupy or use all or a material portion of the Premises. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party

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designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.1 of this Lease.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. No payment by Tenant shall be deemed a waiver of Tenant's right to contest the underlying obligation or payment made, whether or not payment is expressly made under protest.
ARTICLE 13
CONDEMNATION
If the whole or more than one-third (1/3) of the rentable square feet of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the reconstruction or remodeling of a substantial portion of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord

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shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than one-third (1/3) of the rentable square feet of the Premises is taken, or if all reasonable access to and/or the use of the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken (or if reasonable access to and/or use of the Premises is substantially impaired because of a taking), and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises and otherwise in accordance with Section 19.5.2. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers. Except as otherwise specifically provided or permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to individually as a "Transfer," and, collectively, as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the material terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the

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proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space (provided that Landlord must request such additional information within five (5) business days following the date Tenant delivers the Transfer Notice to Landlord), and (v) upon Landlord's request, an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E (modified as appropriate to make the statements therein true and correct). Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease after notice and expiration of the cure period set forth in Section 19.1.4 of this Lease, below. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, reasonable attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, not to exceed Three Thousand Five Hundred Dollars ($3,500.00) in the aggregate for a Transfer in the ordinary course of business, within thirty (30) days after written request by Landlord.
14.2    Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and shall grant or withhold such consent within ten (10) business days following the date upon which Landlord receives a "complete" Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to respond to a "complete" Transfer Notice within ten (10) business days, Tenant may send a second notice to Landlord, which notice must contain the following disclaimer in bold face, capitalized type: "NOTICE – SECOND REQUEST FOR APPROVAL OF [ASSIGNMENT/SUBLEASE] PURSUANT TO ARTICLE 14 OF THE LEASE – FAILURE TO TIMELY RESPOND WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE WILL RESULT IN DEEMED APPROVAL OF SUCH [ASSIGNMENT/SUBLEASE]." If Landlord fails to respond in writing within three (3) business days after delivery of such second notice, then Landlord shall be deemed to have consented to the proposed assignment or sublease. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee is either a governmental agency or instrumentality thereof; provided, however, that Tenant shall be entitled to assign, sublet, or otherwise transfer to a governmental agency or instrumentality thereof to the extent Landlord has leased or has permitted the lease of space to a comparable (in terms of security, foot traffic, prestige, eminent domain and

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function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size in other comparable projects owned by Landlord;
14.2.4    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested, taking into consideration Tenant's continuing liability under this Lease;
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, other than profits from the subject Transfer, however occurring) or a declaratory judgment and an injunction for the relief sought, and Tenant hereby waives any right to terminate this Lease pursuant to the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.
14.3    Transfer Premium. If Landlord's consent is required for, and Landlord consents to, a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred. Notwithstanding anything to the contrary set forth in this Section 14.3, Tenant shall be entitled to retain one hundred percent (100%) of any Transfer Premium until such time as Tenant has recovered the reasonable, actual, out-of-pocket third-party expenses incurred by Tenant in connection with the Transfer, including, without limitation, for (i) any changes, alterations and improvements to the Premises, or improvement allowances given in connection with the Transfer, (ii) any free base rent provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), and (iii) any brokerage commissions in connection with the Transfer and (iv) legal fees reasonably incurred in connection with the Transfer

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(collectively, "Tenant's Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord shall make a determination of the amount of Landlord's applicable share of the Transfer Premium on a monthly basis as rent or other consideration is paid by Transferee to Tenant under the Transfer.
14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer of all or substantially all of the Premises (for purposes hereof, substantially all of the Premises shall mean five (5) or more floors of the Premises) for all or substantially all of the remaining Lease Term ("Contemplated Transfer") or such Transfer would otherwise qualify as a Contemplated Transfer, but for subterfuge by Tenant to avoid Landlord's rights under this Section 14.4 (for purposes hereof, a sublease shall be deemed to be for substantially all of the remainder of the Lease Term if, assuming all sublease renewal or extension rights are exercised, such sublease shall expire during the final six (6) months of the Lease Term), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder with respect to an assignment or sublease to a Permitted Transferee. The Intention to Transfer Notice shall specify the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord, if it so elects, to terminate this Lease. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the "Termination Notice") within thirty (30) days after receipt of any Intention to Transfer Notice. Any recapture under this Section 14.4 shall cancel and terminate this Lease as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to terminate this Lease under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to terminate this Lease with respect to any Contemplated Transfer made during the Nine Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any Contemplated Transfer, as provided above in this Section 14.4. If Landlord elects to terminate this Lease under this Section 14.4, Tenant shall have the right, by written notice to Landlord given within five (5) business days after delivery of the Termination Notice, to rescind Tenant's Intention to Transfer Notice and not proceed with the Contemplated Transfer, in which case such Termination Notice shall be ineffective, and Tenant shall continue to directly lease the Premises pursuant to the terms of this Lease.
14.5    Effect of Transfer. If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of the assignment or sublease document pertaining to the Transfer; (iv) Tenant shall furnish upon

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Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, and, in the event of a Transfer of Tenant's entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several. Landlord or its authorized representatives shall have the right at all reasonable times upon reasonable prior notice to audit the books, records and papers of Tenant relating to the calculation of the Transfer Premium with respect to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's reasonable costs of such audit.
14.6    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, then Landlord shall have all of the rights set forth in Section 19.3 of this Lease with respect to such Transfer. In addition, if Tenant shall be in default under this Lease beyond applicable notice and cure periods expressly set forth in this Lease, then Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with a Transfer directly to Landlord (which payments Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.7    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership or a limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, officers or members, as applicable, or transfer of fifty percent (50%) or more of partnership, ownership or membership interests (as applicable), within a twelve (12)-month period, or the dissolution of the partnership or limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to existing shareholders or to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

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14.8    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (a) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, (b) an assignment of this Lease by Tenant to an entity which acquires all or substantially all of the assets or interest (partnership, stock or other) of Tenant, or (c) an assignment of this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant (each, a "Permitted Transferee"), shall not be deemed a Transfer requiring Landlord's consent under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or to otherwise effectuate any release of Tenant of such obligations, and (iii) any Non-Transferee Assignee (a) has a long term issuer credit rating from Moody's Professional Rating Service ("Moody's") of A3 or better or Standard and Poor's Professional Rating Service ("S&P") of A- or better or (b) has a tangible net worth (excluding goodwill as an asset) of at least equal to One Billion Dollars ($1,000,000,000). An assignee of Tenant's entire interest in this Lease and the Premises who qualifies as a Permitted Transferee may also be referred to herein as a "Non-Transferee Assignee"). "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the total voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the total voting interest in, any person or entity, or the power to direct the policies or operations of any person or entity (by contract or otherwise). The sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, and the subsequent sale of Tenant's capital stock as long as Tenant is a publicly traded company on a nationally-recognized stock exchange shall not be deemed a Transfer under this Article 14 and shall not be subject to this Article 14.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by either party or any agent or employee thereof during the Lease Term shall be deemed to constitute an acceptance by either party of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by both parties. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in the condition Tenant is

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required to maintain the Premises pursuant to Article 7. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to (i) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and one hundred percent (100%) of all Additional Rent due, for the first (1st) three (3) months of such holdover, and (ii) two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and one hundred percent (100%) of all Additional Rent due, thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; provided, however, upon entering into a third-party lease which affects the Premises, Landlord shall deliver written notice (the "New Lease Notice") of such lease to Tenant and the terms of the foregoing indemnity shall not be effective until the later of (i) the date that occurs thirty (30) days following the date Landlord delivers such New Lease Notice to Tenant, and (ii) the date such holdover commences.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), making any modifications or indicating any exceptions thereto that may exist at that time to make such statements therein true and correct, and shall also contain

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any other factual information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Unless the same are otherwise reasonably publicly available, at any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, provided that, as a condition to receipt of said financial statements, Landlord shall execute a commercially reasonable confidentiality agreement, which shall include the ability to share the financial statements with parties who have a reasonable need to know of such information, including Landlord's financial and legal consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners, subject to confidentiality terms set forth in such confidentiality agreement. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. If Tenant fails to execute, acknowledge and deliver any such estoppel certificate or other instruments within such ten (10) business day period, then Landlord may deliver a written notice (the "Estoppel Reminder Notice") to Tenant stating that Tenant has failed to deliver such estoppel certificate and/or other instruments within the required time period. If Tenant fails to deliver such estoppel certificate and/or other instruments within five (5) days following the date upon which Landlord delivered an Estoppel Reminder Notice, then such failure shall constitute an acceptance and acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
ARTICLE 18
MORTGAGE OR GROUND LEASE
18.1    Subordination. Landlord hereby represents and warrants to Tenant, as of the date of this Lease, the only party having a deed of trust affecting the Project or any portion thereof is Deutsche Bank AG. Concurrently with the full execution and delivery of this Lease, Landlord shall provide an "SNDAA" (defined below) form Landlord's current lender for the Project, which SNDAA shall be in the from of Exhibit F. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds (collectively, the "Encumbrances"), unless the holders of such Encumbrances, or the lessors under such ground lease or underlying leases (collectively, the "Mortgagee"), require in writing that this Lease be superior thereto; provided, however, that in consideration of and a condition precedent to Tenant's agreement to subordinate this Lease to any future Encumbrances, shall be the receipt by Tenant of a commercially reasonable non-disturbance agreement which requires such Mortgagee to accept this Lease, and not to disturb Tenant's possession, so long as Tenant is not in default under this Lease after any applicable notice and cure period expressly set forth in this Lease (a "SNDAA") executed by Landlord and the appropriate Mortgagee. Subject to Tenant's receipt of an SNDAA, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the

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lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and be bound as Landlord hereunder, and shall further agree not to disturb Tenant's occupancy, so long as Tenant shall not be in default under this Lease after any applicable notice and cure period expressly set forth in this Lease. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.
18.2    Notice to Lienholder or Ground Lessor. Notwithstanding anything to the contrary contained in Article 28, below, or elsewhere in this Lease, upon receipt by Tenant of notice from any Mortgagee, or from Landlord, which notice sets forth the address of such lienholder or ground lessor, and which notice specifically advises Tenant that all notices of default under this Lease, to be effective, must be copied to such lienholder or lessor, no notice of default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such lienholder or ground lessor at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28, below). For the purposes of this Article 18, the term "mortgage" shall include a mortgage on a leasehold interest of Landlord (but not a mortgage on Tenant's leasehold interest hereunder).
18.3    Assignment of Rents. With reference to any assignment by Landlord of Landlord's interest in this Lease, or the Rent payable to Landlord hereunder, conditional in nature or otherwise, which assignment is made to any holder of a mortgage, trust deed or other encumbrance in force against the Building or the Project or any part thereof which includes the Premises or to any lessor under a ground lease or underlying lease of the Building or the Project, Tenant agrees as follows:
18.3.1    The execution of any such assignment by Landlord, and the acceptance thereof by such lienholder or ground lessor, shall never be treated as an assumption by such lienholder or ground lessor of any of the obligations of Landlord under this Lease, unless such lienholder or ground lessor shall, by notice to Tenant, specifically otherwise elect.
18.3.2    Notwithstanding delivery to Tenant of the notice required by Section 18.3.1, above, such lienholder or ground lessor, respectively, shall be treated as having assumed Landlord's obligations under this Lease only upon such lienholder's foreclosure of any such mortgage, trust deed or other encumbrance, or acceptance of a deed in lieu thereof, and taking of possession of the Building or the Project or applicable portion thereof, or such ground lessor's termination of any such ground lease or underlying leases and assumption of Landlord's position hereunder, as the case may be. In no event shall such lienholder, ground lessor or any other successor to Landlord's interest in this Lease, as the case may be, be liable for any security deposit paid by Tenant to Landlord, unless and until such lienholder, ground lessor or other such successor, respectively, actually has been credited with or has received for its own account as landlord the amount of such security deposit or any portion thereof (in which event the liability of such

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lienholder, ground lessor or other such successor, as the case may be, shall be limited to the amount actually credited or received).
18.3.3    In no event shall the acquisition of title to the Building and the land upon which the Building is located or the Project or any part thereof which includes the Premises by a purchaser which, simultaneously therewith, leases back to the seller thereof the entire Building or the land upon which the Building is located or the Project or the entirety of that part thereof acquired by such purchaser, as the case may be, be treated as an assumption, by operation of law or otherwise, of Landlord's obligations under this Lease, but Tenant shall look solely to such seller-lessee, or to the successors to or assigns of such seller-lessee's estate, for performance of Landlord's obligations under this Lease. In any such event, this Lease shall be subject and subordinate to the lease to such seller-lessee; provided, however, that in consideration of and a condition precedent to Tenant's agreement to subordinate this Lease to any future Encumbrances, shall be the receipt by Tenant of a SNDAA. Subject to Tenant's receipt of a SNDAA in accordance with the immediately preceding sentence, Tenant covenants and agrees in the event the lease to such seller-lessee is terminated to attorn, without any deductions or set-offs whatsoever, to such purchaser-lessor, if so requested to do so by such purchaser-lessor, and to recognize such purchaser-lessor as the lessor under this Lease, provided such purchaser-lessor shall agree to accept this Lease and be bound as Landlord hereunder, and shall further agree not to disturb Tenant's occupancy, so long as Tenant shall not be in default under this Lease beyond applicable notice and cure periods expressly set forth in this Lease. For all purposes, such seller-lessee, or the successors to or assigns of such seller-lessee's estate, shall be the lessor under this Lease unless and until such seller-lessee's position shall have been assumed by such purchaser-lessor.
ARTICLE 19
DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due within five (5) business days after Tenant's receipt of written notice from Landlord that the same was not paid when due; or
19.1.2    Except as otherwise specifically set forth in this Section 19.1, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3    Abandonment of the Premises by Tenant under California Civil Code Section 1951.3; or

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19.1.4    The (i) failure by Tenant to observe or perform any material provisions of Articles 10, 14, 17 or 18 of this Lease, or any provision of the Tenant Work Letter, (ii) use by Tenant of the Premises in violation of the terms of Article 5 of this Lease, where such use would jeopardize Landlord's interest in the Building or the Project, or (iii) the failure by Tenant to observe or perform any other provision, covenant or condition of this Lease which failure, because of the character of such provision, covenant or condition, would immediately jeopardize Landlord's interest, where any of such failures under clauses (i), (ii) or (iii), of this Section 19.1.4, continues for more than five (5) business days after notice from Landlord.
The notice periods provided in this Section 19.1 are in lieu of, and not in addition to, any notice periods provided by law; provided, however, nothing set forth in this Lease shall be deemed to be a waiver by Tenant of any notice period required pursuant to the terms of Section 1161 of the California Code of Civil Procedure.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
19.2.1.1    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
19.2.1.2    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
19.2.1.3    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
19.2.1.4    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus
19.2.1.5    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

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The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and 19.2.1(ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, then Landlord shall have the right, at Landlord's option in its sole discretion, (i) to terminate any and all assignments, subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises, in which event Landlord shall have the right to repossess such affected portions of the Premises by any lawful means, or (ii) to succeed to Tenant's interest in any or all such assignments, subleases, licenses, concessions or arrangements, in which event Landlord may require any assignees, sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its assignor, sublessor, licensor, concessionaire or transferor thereunder. In the event of Landlord's election to succeed to Tenant's interest in any such assignments, subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5    Landlord Default.

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19.5.1    General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
19.5.2    Abatement of Rent. Notwithstanding anything to the contrary set forth in this Lease, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required to be provided by Landlord under this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), the Base Rent, and Tenant's Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant's Share of Direct Expenses, and Tenant's obligation to pay for parking shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event.
19.5.3    Abatement Event Termination Right. If, as a result of an Abatement Event, Tenant is prevented from using, and does not use, the Premises, for a continuous period of one (1) year after Landlord's receipt of an applicable Abatement Event notice, then Tenant shall have the right to terminate this Lease by notice to Landlord (the "Abatement Event Termination Notice"), effective as of a date set forth in the Abatement Event Termination Notice (the

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"Abatement Event Termination Date"), which Abatement Event Termination Date shall not be less than ten (10) business days following the date such Abatement Event Termination Notice was delivered to Landlord. Notwithstanding anything set forth to the contrary in this Section 19.5.3, Tenant shall have the right to terminate this Lease under this Section 19.5.3 only if Tenant is not then in economic or material non-economic default under this Lease beyond any applicable notice and cure periods expressly set forth in this Lease.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed prior to the expiration of applicable cure periods following notice of any default, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21
LETTER OF CREDIT
21.1    Delivery of Letter of Credit. Within five (5) business days of Tenant's execution of this Lease and confirmation from Landlord that this Lease has been approved by Landlord and will be fully executed and delivered following receipt of the L-C, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the "L-C") in the amount set forth in Section 8 of the Summary (the "L-C Amount"), in the form attached hereto as Exhibit G, payable in the City of San Francisco, California, running in favor of Landlord, drawn on a bank (the "Bank") reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor's Professional Rating Service of A or a comparable rating from Moody's Professional Rating Service (the "Credit Rating Threshold"), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly hereinbelow. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's reasonable discretion, and the reasonable attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.
21.2    In General. The L-C shall be "callable" at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for

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Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:
21.2.1    Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.
21.2.2    No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.
21.2.3    Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).
21.2.4    Renewal; Replacement. If the L-C expires earlier than the date (the "LC Expiration Date") that is sixty (60) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called "evergreen provision," whereby the L-C will automatically be renewed unless at least sixty (60) days' prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.
21.2.5    Bank's Financial Condition. If, at any time during the Lease Term, the Bank's long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a "Bank Credit

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Threat"), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant's failure to obtain such substitute L-C within thirty (30) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord's then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord's reasonable attorneys' fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
21.3    Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is past due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1 below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder or if any of the foregoing events identified in Sections 21.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained resulting from Tenant's breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L-C provided, however, nothing contained herein shall be deemed to prohibit Tenant from challenging the validity of the amount of said draw following the occurrence thereof. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate

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shall have any right to restrict or limit Landlord's claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
21.4    Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a "security deposit" within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
21.5    Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3(D) or (E) above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord's other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a "security deposit" under the Security Deposit Law, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the "Unused L-C Proceeds"), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.6    Bank Placed Into Receivership.
21.6.1    Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a "Receivership") by the Federal Deposit Insurance Corporation or any successor or similar entity (the "FDIC"), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) business days following Landlord's notice to Tenant of such Receivership (the "LC Replacement Notice"), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, or (ii) in the event Tenant demonstrates to Landlord that Tenant is

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reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Section 21.6.1 within the foregoing ten (10) business-day period, deposit with Landlord cash in the L-C Amount (the "Interim Cash Deposit"); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall have the right to replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord, and that complies in all respects with the requirements of this Section 21.6.1. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L- C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.
21.6.2    Interim Cash Deposit. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a "Deposit Period"), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant's covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant's default. If, during any such Deposit Period, Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant's default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall pay to Landlord within ten (10) days after written demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant's failure to do so shall constitute a default under this Lease. In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant's vacation and surrender of the Premises. Landlord's obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord's general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord's general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.
21.7    Reduction of L-C Amount. The L-C Amount shall not be reduced during that period commencing on the Lease Commencement Date and ending on the last day of Lease Year 4 (the "Fixed Period"). The Fixed Period shall be automatically extended (without the necessity of notice to Tenant) by four (4) months upon Tenant's second (2nd) failure to pay any Rent or any

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other charge required to be paid under this Lease, or any part thereof, beyond applicable notice and cure periods, and shall be extended for an additional four (4) months upon each similar failure by Tenant thereafter. After the expiration of the Fixed Period (as the same may be extended pursuant to the immediately preceding sentence), provided that on or prior to the applicable Reduction Date, Tenant is not then in monetary or material non-monetary default under this Lease beyond applicable notice and cure periods and Tenant tenders to Landlord a certificate of amendment to the existing L-C (or a new L-C), conforming in all respects to the requirements of this Article 21, in the amount of the applicable L-C Amount as of such Reduction Date, then the L-C Amount (as that amount may have been adjusted due to an expansion or reduction of the Premises in accordance with Article 1 of this Lease, the "Adjusted L-C Amount"), shall be reduced as follows:

Date of Reduction	Amount of Reduction	Remaining L-C Amount

First Day of Lease Year 5	$857,142.86	$5,142,857.14

First Day of Lease Year 6	$857,142.86	$4,285,714.28

First Day of Lease Year 7	$857,142.86	$3,428,571.42

First Day of Lease Year 8	$857,142.86	$2,571,428.56

First Day of Lease Year 9	$857,142.86	$1,714,285.70

First Day of Lease Year 10	$857,142.86	$857,142.86

First Day of Lease Year 11	$857,142.86	$0.00
If Tenant is allowed to reduce the L-C Amount pursuant to the terms of this Section 21.7, then Landlord shall reasonably cooperate with Tenant in order to effectuate such reduction.
In the event Tenant is in monetary or material non-monetary default under this Lease beyond applicable notice and cure periods as of the applicable Reduction Date, or if Tenant fails to deliver a certificate of amendment to the existing L-C (or new L-C) as required by this Section 21.7, then the L-C Amount shall not be reduced upon such applicable Reduction Date, but the terms of this Section 21.7 shall remain effective and the L-C Amount shall thereafter be reduced, to the amount applicable to such Reduction Date, on the date Tenant is no longer in monetary or material non-monetary default under this Lease beyond applicable notice and cure periods and Tenant delivers to Landlord a certificate of amendment to the existing L-C (or a new L-C), conforming in all respects to the requirements of this Article 21, in the amount of the applicable L-C Amount (provided that no such reductions shall be permitted in the event this Lease is terminated early as a result of a Tenant default).
21.8    Remedy for Improper Drafts. Tenant's sole and exclusive remedy in connection with Landlord's improper draw against the L-C or Landlord's improper application or retention of any proceeds of the L-C or the Interim Cash Deposit shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied or wrongfully held, together with interest at the Interest Rate and reasonable

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actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that Landlord's draw against the L-C, application or retention of any proceeds thereof, or the Bank's payment under such L-C, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.
ARTICLE 22
ROOF DECK
22.1    In General. Tenant shall have the right to use, on an exclusive basis, but subject to "Landlord Use Rights" (as defined hereinbelow), the roof deck to be constructed on the roof of the Building (the "Roof Deck"). Tenant's use of the Roof Deck shall be subject to the rules and regulations attached hereto as Exhibit D. Using only gas-lines installed by Landlord, Tenant shall be entitled to install and maintain heat lamps, fire pits, and barbeques on the Roof Deck. Tenant shall not make any improvements or alterations to the Roof Deck, without Landlord's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.
22.2    Landlord Use Rights. Upon reasonable prior notice, Landlord shall have the right to temporarily close the Roof Deck or limit access thereto from time to time in connection with Landlord's maintenance or repair of the Roof Deck or Building Structure ("Landlord Use Rights"). Landlord shall diligently complete such maintenance or repairs in a good and workmanlike manner, so as to minimize the period of time that the Roof Deck is not available for use by Tenant.
22.3    Other Terms. Landlord and Tenant acknowledge and agree that (i) Tenant shall be responsible for supervising and controlling access to the Roof Deck by employees, officers, directors, shareholders, agents, representatives, contractors and invitees (the "Roof Deck Users") of Tenant and Landlord shall be responsible for supervising and controlling access to the Roof Deck by Landlord's Roof Deck Users; and (ii) Landlord is not responsible for supervising and controlling access to the Roof Deck. Except to the extent arising as a consequence of the negligence or willful misconduct of Landlord or Landlord's Roof Deck Users: (a) Tenant assumes the risk for any Loss arising out of the use or misuse of the Roof Deck by Tenant's Roof Deck Users, and Tenant releases and discharges Landlord from and against any such loss, claim, damage or liability; (b) Tenant further agrees to indemnify, defend and hold Landlord and the Landlord Parties, harmless from and against any and all losses and claims relating to or arising out of the use or misuse of the Roof Deck by Tenant or Tenant's Roof Deck Users. Neither party shall have any liability or responsibility to monitor the use, or manner of use, by the Roof Deck Users of the other party.

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ARTICLE 23
SIGNS
23.1    Interior Signage. Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises, including in the elevator lobby of each full floor of the Premises leased by Tenant. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all such signage and repair all damage to the Premises and the Building resulting from such removal.
23.2    Intentionally Omitted.
23.3    Exterior Signage. Throughout the Lease Term, as the same may be extended, so long as the Original Tenant or its Permitted Transferee occupies at least two (2) full floors of the Building, Tenant shall have the exclusive right, at its sole cost and expense, to install, repair and maintain sign(s) ("Tenant's South Side Exterior Signage") on the exterior portion of the south side of the Building, and such additional exterior signage at the two entrances to the Building or elsewhere as Tenant shall desire (together with Tenant's South Side Exterior Signage, "Tenant's Exterior Signage"). Landlord shall work with Tenant to obtain approval from the City of San Francisco (the "City") of Tenant's Exterior Signage. Tenant acknowledges that the Building has been identified by the City as having historical significance, and Tenant's right to Tenant's Exterior Signage will be subject to governmental requirements and guidelines as a result. Any such installation, repair and/or maintenance of Tenant's Exterior Signage shall be subject to compliance with Applicable Laws, all governmental requirements, and Landlord's prior approval as to the shape, size and location of such signs, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves of the preliminary design, size and location of Tenant's South Side Exterior Signage, which is depicted on Exhibit H attached hereto. Landlord further agrees that, if permitted by applicable governmental authorities, Tenant's Exterior Signage may be illuminated. If Tenant changes its name at any time, Tenant shall have the right, at Tenant's cost, to modify or change Tenant's Exterior Signage as necessary to reflect the changed name. Any such changes or alterations to Tenant's Exterior Signage shall be subject to compliance with Applicable Laws and Landlord's prior approval as to the shape, size and location of any such changes or alterations, which approval shall not be unreasonably withheld, conditioned or delayed. To the extent Tenant desires to change the name and/or logo set forth on Tenant's Exterior Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, as reasonably determined by Landlord, or which would otherwise reasonably offend a landlord of the Comparable Buildings. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all Tenant's Exterior Signage and repair all damage to the Building resulting from such removal.
23.4    Prohibited Signage and Other Items. Except as set forth in Section 23.3, above, Tenant may not install any signs on the exterior or roof of the Project. Any signs, window coverings, or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

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ARTICLE 24
COMPLIANCE WITH LAW
24.1    Tenant's Obligations. Tenant shall not do anything or suffer (to the extent within Tenant's reasonable control) anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including any such governmental regulations related to disabled access (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations (a) pertain to Applicable Laws that were enacted, modified or initially enforced on or after the Lease Commencement Date and relate to the Building Systems, (b) are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements, or (c) are triggered by Tenant's use of the Premises for non-general office use. Notwithstanding the foregoing, if any obligation for Tenant to comply with Applicable Laws requires modifications to the Base Building are "capital in nature", then Landlord shall perform such modifications pursuant to Section 7.3 above, and the parties shall be responsible for the respective costs as set forth in Section 7.3 above. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord's efforts to comply with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant; provided, however, Tenant shall have the right to contest in good faith the interpretation or alleged violation of Applicable Laws as the same relate to Tenant or the Premises, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses and the right to appeal any decisions, judgments or rulings, provided that Tenant shall indemnify and defend Landlord from any and all loss, cost, damage, expense and liability resulting from any such contest by Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24.
24.2    Landlord's Obligations. Landlord shall comply with all Applicable Laws relating (i) to the Building Structure, (ii) the Building Systems, but only with respect to Applicable Laws that were enacted, modified or initially enforced prior to the Lease Commencement Date, provided that, in either instance, compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access

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to the Premises. In addition to Landlord's obligations set forth in the Tenant Work Letter, Landlord shall remove, remediate, encapsulate or abate any other Hazardous Substances (including, but not limited to, asbestos and lead paint) which were in existence in the Building or on the Project prior to the Delivery Date, and were of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Substances, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Substances or other remedial or containment action with respect thereto. To the extent required by Applicable Laws, Landlord shall cause an Asbestos Operations and Maintenance Manual to be prepared and delivered to Tenant prior to the Lease Commencement Date, and shall comply with all asbestos disclosure and notification requirements under Applicable Laws.
24.3    Certified Access Specialist. Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any Alterations or improvements to the Premises that might impact accessibility to the Premises or Building under any disability access laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations or improvements to the Premises that might impact accessibility to the Premises or Building under any disability access laws. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist ("CASp"). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Landlord or Tenant shall be conducted, at the requesting party's sole cost and expense, by a CASp approved by Landlord, subject to the non-requesting party's reasonable rules and requirements; and (b) the cost of making any improvements or repairs within the Premises, the Buildings or the Project to correct violations of construction-related accessibility standards shall be allocated as provided in Section 24.1 and 24.2 above or elsewhere in this Lease.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to four percent (4%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, that no such late charge shall be assessed on the first (1st) occasion in any twelve (12)-month period that any rent or other sum is not received by Landlord or Landlord's designee within five (5) days of the due date. The late charge shall be deemed

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Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid (i) within five (5) days after the date they are due, or (ii) upon the date they are due if any Rent or other amounts owing hereunder by Landlord or Tenant have not been received by Landlord or Landlord's designee within five (5) days after the date due on two (2) or more occasions during any given twelve (12) month period, shall bear interest from the date when due until paid at a rate per annum (the "Interest Rate") equal to the lesser of (x) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (y) the highest rate permitted by Applicable Law.
ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue, following notice from Landlord, in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord the following sums (which sums shall bear interest from the date accrued by Landlord until paid by Tenant at a rate per annum equal to interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law), within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except no notice shall be required in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers or to current or prospective mortgagees,

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ground or underlying lessors or insurers, or to prospective tenants during the last twelve (12) months of the Lease Term; (iii) post notices of nonresponsibility; (iv) to perform Landlord's repair and maintenance obligations under this Lease; or (v) to the extent necessary in order for Landlord to take an action which Landlord has a right or an obligation to take under the terms of this Lease, or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) take possession due to any breach of this Lease after notice and expiration of applicable cure periods in the manner provided herein; and (B) pursuant to Section 26.1 of this Lease (except in the case of an emergency), perform any covenants of Tenant which Tenant fails to perform. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant's business in connection with all entries into the Premises. Landlord may make any such entries without the abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business and/or lost profits occasioned thereby, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to Applicable Law for personal injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant's business in connection with entries into the Premises, Tenant hereby waives any claims for any loss of occupancy or quiet enjoyment of the Premises in connection with such entries; provided that Tenant does not waive any claim for actual or constructive eviction as a result of Landlord's entry. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate in writing certain reasonable areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas, except in the event of an emergency. Landlord shall only maintain or repair such Secured Areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations, except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28
NOTICES
All notices, demands, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return

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receipt requested ("Mail"), or (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) upon receipt if sent by Mail, except that refusal to accept delivery shall be deemed receipt, or (ii) the date the overnight courier delivery is made, except that refusal to accept delivery shall be deemed receipt. Any Notice given by an attorney on behalf of Landlord or by Landlord's managing agent shall be considered as given by Landlord and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
246 First Street (SF) Owner, LLC
c/o CIM
4700 Wilshire Boulevard
Los Angeles, CA 90010
Attention: Terry Wachsner
with copy to:
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
Notwithstanding the foregoing, notices pursuant to the Tenant Work Letter may be given in accordance with Section 3.6 thereof.
ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Light, Air or View Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

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Under no circumstances whatsoever at any time during the Lease Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project, or any diminution, impairment or obstruction (whether partial or total) of light, air or view by any structure which may be erected on any land comprising a part of, or located adjacent to or otherwise in the path of light, air or view to, the Project, in any way impose any liability upon Landlord or in any way reduce or diminish Tenant's obligations under this Lease.
29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor, provided that Landlord shall reimburse Tenant for its actual and reasonable costs and attorneys' fees reasonably incurred in connection with such documents. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.
29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all future liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder arising after the date of transfer provided that the transferee shall have fully assumed in writing and agreed to be liable for all obligations of this Lease to be performed by Landlord, including the return of the L-C and any unused L-C Proceeds in accordance with Article 21, and the disbursement of any remaining portion of the Tenant Improvement Allowance (to the extent Tenant continues to have the right to use the same), following the date of transfer, and Tenant shall attorn to such transferee (and following request by Tenant, Landlord shall deliver to Tenant reasonable evidence of such assumption by the transferee).
29.6    Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments,

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to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Lease or by law, the time periods for giving any such Notice and the taking of any action with respect to any such Notice.
29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and the rents, issues and profits thereof. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages including damages to Tenant's business, loss of profits, loss of business opportunity and loss of goodwill, in each case, however occurring, provided that the foregoing shall not limit Landlord's liability, if any, pursuant to applicable law for bodily injury and property damage to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.
29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms,

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covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15    Intentionally Omitted.
29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18    REIT Representations. In the event Landlord or any of its direct or indirect members or partners or any successor to any of the above needs to qualify as a real estate investment trust Tenant agrees to cooperate in good faith with Landlord, but at no cost to Tenant (other than deminimus cost) to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Internal Revenue Code and/or any similar or successor provisions thereto (the "REIT Requirements"), including, without limitation, the following requirements:
29.18.1    Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the fair market values of the items of personal property that are leased to Tenant under this Lease at the beginning and at the end of any Lease Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of the leased property at the beginning and at the end of such Lease Year (the "Personal Property Limitation"). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the leased property for any Lease Year, Landlord shall notify Tenant, and Tenant either (i) shall purchase at fair market value any personal property anticipated to be in excess of the Personal Property Limitation ("Excess Personal Property") either from Landlord or a third party or (ii) shall lease the Excess Personal Property from third party. In either case, Tenant's Rent obligation shall be equitably adjusted. Notwithstanding anything to the contrary set forth above, Tenant shall not be responsible in any way for determining whether Tenant has exceeded or will exceed the Personal Property Limitation and shall not be liable to Landlord or any of its shareholders in the event that the Personal Property Limitation is exceeded, as long as Tenant meets its obligation to acquire or lease any Excess Personal Property as provided above. This Section 29.18 is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

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29.18.2    Subletting/Assignment. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rent or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the proposed sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision hereto.
29.18.3    REIT Requirements. Tenant agrees, at no cost or expense to Tenant, to cooperate reasonably and in good faith with Landlord to ensure that the terms of this Section 29.18 are satisfied. Tenant agrees upon request by Landlord to take reasonable action necessary to ensure compliance with all REIT Requirements and to ensure that Rent, at all times qualifies as "rents from real property" with the meaning of Section 856(d) of the Internal Revenue Code. If Tenant becomes aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify Landlord of such noncompliance.
29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Similarly, Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California, that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.
29.21    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) TO THE EXTENT PERMITTED BY LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY

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EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay any and all fees due to the Brokers in connection with this Lease pursuant to a separate written agreement.
29.25    Independent Covenants. Except as expressly set forth in this Lease to the contrary, including Section 19.5, this Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26    Project or Building Image; Intellectual Property. Tenant may use pictures or illustrations of the exterior of the Project or Building, as well as the address of the Building, in advertising or other publicity or for any purpose. Landlord agrees that Tenant's and its Affiliates' trademarks and other intellectual property (including name/logo) and the goodwill associated therewith are the sole and exclusive property of Tenant and may not be used by Landlord for any purpose, except with the express prior written consent of Tenant. Notwithstanding the foregoing, with respect to any efforts by Landlord or Landlord's agents to market, sell or refinance the Project, offering materials, including, but not limited to, offering memorandums and email solicitations, may include: Tenant's name, Tenant's logo, images of the interior of the Premises; characteristics of the Premises and Building, including, without limitation, information regarding the tenant improvements, the square footage, the age of the Premises, the number of stories and the location.
29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

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29.28    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.28.1    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the "Lines") at the Project in or serving solely the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease to the extent reasonably applicable, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iv) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines located in or serving the Premises upon the expiration of the Lease Term or upon any earlier termination of this Lease, provided that upon Tenant's request at the time of requesting Landlord's consent to the installation of any Lines, Landlord shall notify Tenant (concurrently with Landlord's consent) as to whether any Lines to be installed based upon such consent will be required to be removed pursuant to the terms of this sentence.
29.29    No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.
29.30    Tenant's OFAC Compliance.  Tenant hereby warrants and represents that:  (i) neither Tenant nor, to Tenant's actual knowledge, any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control ("OFAC"); Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (ii) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including "Anti-Money Laundering Laws," as that term is defined below; (iii) neither Tenant, nor, to Tenant's

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actual knowledge, any person controlling, controlled by, or under common control with, Tenant, nor, to Tenant's actual knowledge, any person having a beneficial interest in Tenant, nor, to Tenant's actual knowledge, any person for whom Tenant is acting as agent or nominee, nor any person providing funds to Tenant in connection with this Lease (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (d) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (e) is a "Foreign Shell Bank" within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (f) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (g) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (h) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations.  For purposes of this representation, the term "Anti-Money Laundering Laws" shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the "Patriot Act"), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.  Tenant has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties.
29.31    Landlord's OFAC Compliance. Landlord hereby warrants and represents that: (i) neither Landlord nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Landlord is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Landlord under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions, (ii) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including

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"Anti-Money Laundering Laws," as that term is defined below; or (iii) neither Landlord, nor any person controlling, controlled by, or under common control with, Landlord, nor any person having a beneficial interest in Landlord, nor any person for whom Landlord is acting as agent or nominee, nor any person providing funds to Landlord in connection with this Lease (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (d) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (e) is a "Foreign Shell Bank" within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (f) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (g) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (h) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. Landlord has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 29.31 the phrases "Landlord nor any of its affiliates" and "any person controlling, controlled by, or under common control with, Landlord", "having a beneficial interest in Landlord" and all similar such phrases shall not include (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Landlord or any related entity.
29.32    Consequential Damages. Tenant shall have no liability for any loss of profits or other consequential damages suffered either by Landlord or by any party claiming through Landlord in connection with this Lease; provided, however, that the foregoing shall not limit Tenant's liability for consequential damages that may be suffered by Landlord in connection with any holding over in the Premises after the expiration or earlier termination of this Lease, subject to provisions of Article 16 above. Further, nothing contained in this Section 29.32 shall affect the remedy afforded Landlord by California Civil Code Section 1951.2(a)(4).
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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"Landlord":

246 FIRST STREET (SF) OWNER, LLC, a Delaware limited liability company

By:	/s/ Terry Wachsner 8/6/18
Name:	Terry Wachsner
Title:	Vice President

"Tenant":

SOCIAL FINANCE, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

-83-	ONE TEHAMA [Social Finance, Inc.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"Landlord":

246 FIRST STREET (SF) OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

"Tenant":

SOCIAL FINANCE, INC., a Delaware corporation

By:	/s/ Michelle Gill
Name:	Michelle Gill
Title:	Chief Financial Officer

By:	/s/ Robert Lavet
Name:	Robert Lavet
Title:	Secretary

-84-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT A
OUTLINE OF PREMISES

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EXHIBIT B
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.
SECTION 1
LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES
1.1    Base Building. Except as set forth on Schedule 1 attached hereto, Landlord has constructed, at its sole cost and expense, the Base Building. Tenant shall accept the Base Building from Landlord in its presently existing, "as-is" condition, except for the Landlord Work described below.
1.2    Landlord Work. Landlord shall, at Landlord's sole cost, substantially complete the work set forth in Schedule 1 attached hereto (collectively, the "Landlord Work"). Landlord shall perform the Landlord Work in a good and workmanlike manner, and, to the extent necessary for Tenant to pull any necessary construction permits or for Tenant to legally occupy the applicable Premises for the Permitted Use, in accordance with Applicable Laws.
1.2.1    Pre-Delivery Landlord Work. Landlord's delivery of the Premises to Tenant, with the Landlord Work substantially complete that is described on Schedule 1 as required to be completed prior to delivery ("Pre-Delivery Landlord Work"), shall be the "Delivery Condition" and the date of Landlord's delivery of the Premises to Tenant in the Delivery Condition is the "Delivery Date". When the Pre-Delivery Landlord Work is substantially complete, Landlord shall so notify Tenant in writing (such notice, the "Delivery Notice"), and Landlord and Tenant shall set a mutually convenient time for Landlord, Landlord's architect and Tenant and Tenant's Architect to walk through the Premises and prepare a list of "punch-list" items. Promptly following completion of the foregoing walk through, Landlord shall deliver to Tenant a notice, as a confirmation only of the exact date of the Delivery Date, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided that if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period. Tenant's failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the Delivery Date set forth in such notice is as specified therein. After such walk-through, Landlord shall diligently complete such punch-list items in a good workmanlike manner.

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1.2.2    Remaining Landlord Work. The remainder of the Landlord Work that is not required to be completed as part of the Delivery Condition (the "Remaining Landlord Work") shall be substantially completed after the Delivery Date, using reasonable diligence. For purposes of clarification, the parties agree that the term "Landlord Work" means both the Pre-Delivery Landlord Work and the Remaining Landlord Work. Following substantial completion of the Remaining Landlord Work, Landlord will provide Tenant with copies of as-built drawings, warranty manuals, and signed off job cards for all of the Landlord Work. From and after the date Landlord delivers the Premises to Tenant in the Delivery Condition, neither party shall unreasonably interfere with or delay the work of the other party and/or its contractors or consultants, and both parties shall mutually coordinate and cooperate with each other, and shall cause their respective employees, vendors, contractors, and consultants to work in harmony with and to mutually coordinate and cooperate with the other's employees, vendors, contractors and consultants, respectively, to minimize any interference or delay by either party with respect to the other party's work. Notwithstanding the foregoing, in the event of any irreconcilable conflict between the work of Landlord's workers, mechanics and contractors and the work of Tenant's workers, mechanics and contractors, Landlord and Tenant shall resolve such conflict or interference by a reasonable resequencing or rescheduling of Tenant's remaining work as necessary to avoid the conflict or interference. In addition, Tenant and Tenant's Agents shall have access to the Premises after the mutual execution and delivery of this Lease, so long as such access does not interfere with the completion of Landlord Work.
1.2.3    Warranties and Guaranties. In addition to Landlord's obligations set forth in Section 1.1.1 of the Lease, Landlord's general contractor performing the Landlord Work shall, on commercially reasonable terms, guarantee to Landlord that the Landlord Work is free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion of the applicable portion thereof. Landlord's general contractor shall be responsible, on commercially reasonable terms, for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor. All such warranties or guarantees as to materials or workmanship of or with respect to the Landlord Work shall be contained in the contract or subcontract, on commercially reasonable terms. Upon request by Tenant, Landlord shall assign all such guaranties and warranties to Tenant, or if any such guaranties or warranties are not assignable to Tenant, Landlord agrees to enforce the same.
1.3    Delays in Substantial Completion of Landlord Work.
1.3.1.    Delay in Pre-Delivery Work. Landlord anticipates causing the Delivery Date to occur on October 1, 2018 (the "Anticipated Delivery Date"). If Landlord has not caused the Delivery Date to occur within three (3) months of the Anticipated Delivery Date ("Rent Abatement Date"), subject to extension by virtue of Force Majeure Delays, and any Tenant Delays, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Premises for each day following the Rent Abatement Date until the Delivery Date (the Base Rent abatements described herein are referred to herein, collectively, as the "Late Delivery Date Abatements"). Tenant shall immediately apply any accrued Late Delivery Date Abatements against payments of Rent as they become due.

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1.3.2    Delivery Date Termination Right. Further, if the Delivery Date has not occurred within nine (9) months of the Anticipated Delivery Date (the "Delivery Delay Termination Date"), subject to extension by virtue of Force Majeure Delays, and any Tenant Delays, Tenant shall have the right to terminate this Lease by written notice to Landlord ("Delivery Delay Termination Notice") effective upon the date occurring five (5) business days following receipt by Landlord of the Delivery Delay Termination Notice (the "Termination Effective Date"), in which event, Landlord shall return any prepaid rent and the L-C forthwith to Tenant. Should the Delivery Date occur prior to Tenant's exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such occurrence of the Delivery Date (provided that Tenant shall be entitled to receive all of the Late Delivery Date Abatements). If Tenant delivers a Delivery Delay Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Termination Effective Date for a period ending thirty (30) days after the Termination Effective Date by delivering written notice to Tenant, prior to the Termination Effective Date, that, in Landlord's reasonable, good faith judgment, the Delivery Date will occur within thirty (30) days after the Termination Effective Date. If the Delivery Date is satisfied within such thirty (30) day suspension period, then the Delivery Date Termination Notice shall be of no force or effect, but if the Delivery Date does not occur within such thirty (30) day suspension period, then this Lease shall terminate upon the expiration of such thirty (30) day suspension period. The Termination Effective Date shall be extended to the extent of any Force Majeure Delays, and, at Landlord's sole option, any Tenant Delays. Upon any termination as set forth in this Section 1.3.2, Landlord and Tenant shall be released from any and all liability to each other resulting under this Lease. Tenant's rights to the Late Delivery Abatements and the right to terminate this Lease, as set forth in Section 1.3.1 above and this Section 1.3.2, shall be Tenant's sole and exclusive remedies at law or in equity for the failure of the Delivery Date to occur prior to or after any particular date.
1.3.3    Delay in Remaining Landlord Work. Landlord anticipates causing substantial completion of the Remaining Landlord Work by the Lease Commencement Date. When the Remaining Landlord Work is substantially complete, Landlord shall so notify Tenant in writing, and Landlord and Tenant shall set a mutually convenient time for Landlord, Landlord's architect and Tenant and Tenant's Architect to walk through the Premises and prepare a list of "punch-list" items. After such walk-through, Landlord shall diligently complete such punch-list items in a good workmanlike manner. If Tenant has substantially completed the construction of the Tenant Improvements by the Lease Commencement Date, but Landlord has failed to substantially complete the Remaining Landlord Work by the Lease Commencement Date other than as a result of Tenant Delay, then the Lease Commencement Date shall be extended on a day-for-day-basis to until the date that Landlord has substantially completed the Remaining Landlord Work. Notwithstanding the foregoing, Tenant may elect, in its sole and absolute discretion, to occupy the Premises prior to the date the Remaining Landlord Work is substantially complete, in which event the Lease Commencement Date shall occur on the date Tenant commences to conduct business from the Premises.
1.3.4    Tenant Delay. For purposes hereof, any delay caused by the unreasonable (when judged in accordance with industry custom and practice) interference by Tenant, its agents or Tenant Parties (except as otherwise allowed by this Tenant Work Letter) with the substantial completion of the Landlord Work and which objectively preclude or delay the construction of the Landlord Work shall constitute a "Tenant Delay". If Landlord contends that a Tenant Delay has

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occurred, Landlord shall notify Tenant in writing (a "Tenant Delay Notice") of (a) the event which constitutes such Tenant Delay and (b) the date upon which such Tenant Delay is anticipated to end. If such actions, inaction or circumstance described in the Tenant Delay Notice are not cured by Tenant within one (1) business day of Tenant's receipt of the Tenant Delay Notice and if such action, inaction or circumstance otherwise qualifies as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date of Tenant's receipt of the Tenant Delay Notice and ending as of the date such delay ends.
SECTION 2
TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance for the Premises (the "Tenant Improvement Allowance"), in the amount set forth in Section 12 of the Summary, for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In addition to the Tenant Improvement Allowance, Landlord shall provide Tenant with an allowance of up to Two Hundred Thousand Dollars ($200,000) to be used by Tenant for the costs of installing window coverings (the "Window Covering Costs") on all new and existing exterior windows in the Premises (the "Window Covering Allowance"). The Window Covering Allowance shall be disbursed by Landlord as part of the Tenant Improvement Allowance; provided that Landlord shall not be obligated to disburse the Window Covering Allowance for costs that are unrelated to the Window Covering Costs. Except as set forth in Sections 2.4 and 2.5 of this Tenant Work Letter, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully disbursed by Landlord to, or on behalf of, Tenant on or before the date that is eighteen (18) months after the Lease Commencement Date, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto; provided, however, that said eighteen (18) month period shall be extended to the extent Tenant's construction of the Tenant Improvements is delayed due to Force Majeure Delay or Landlord Caused Delay.
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):
2.2.1.1    Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, together with the fees of any project manager, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $7.00 per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

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2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4    The cost of any changes to the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.6    The cost of connection of the Premises to the Building's energy management systems;
2.2.1.7    Intentionally omitted;
2.2.1.8    The cost of the "Coordination Fee," as that term is defined in Section 4.2.2.1 of this Tenant Work Letter;
2.2.1.9    Sales and use taxes and Title 24 fees; and
2.2.1.10    All other costs reasonably expended by Landlord in connection with the construction of the Tenant Improvements (provided that Landlord shall provide Tenant with prior written notice of any such other costs prior to incurring the same).
Landlord and Tenant hereby acknowledge and agree that in no event shall the Tenant Improvement Allowance Items include, and Landlord shall be solely responsible for, any and all costs to the extent (i) related to and arising from the negligence or willful misconduct of Landlord or Landlord's contractor or subcontractors, or (ii) the same are recovered from third parties.
2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows, and as set forth in Section 4.2.1 below.
2.2.2.1    Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements (or prior to the commencement of construction of the Tenant Improvements with respect to architectural and engineering fees and costs incurred prior to said date), Tenant shall deliver to Landlord: (i) a request for reimbursement of the payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant and its project manager, in an industry standard form, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) paid

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invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic's lien releases from all of Tenant's Agents included in the current disbursement request and unconditional mechanic's lien releases from all of Tenant's Agents paid from prior disbursement requests, which shall comply with the appropriate provisions, as reasonably determined by Landlord, of both California Civil Code Sections 8134 and 8138 (the "Releases"); and (iv) all other information relating to the construction of the Tenant Improvements as is reasonably requested by Landlord. As between Tenant and Landlord only (and not as between Tenant and any contractor, vendor or service provider), Tenant's request for reimbursement shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, within thirty (30) days after receipt and approval of such items, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention); provided that, to the extent Tenant is already retaining ten percent (10%) under its construction contracts relating to the Tenant Improvements, Landlord shall not withhold an additional ten percent (10%). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. If any work which is the subject of a request for payment creates a Design Problem, Tenant shall correct and eliminate such Design Problem as soon as reasonably possible.
2.2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed unconditional, final Releases, (ii) Landlord has determined that no Design Problem exists, and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed and (iv) Tenant delivers to Landlord the "Record Set" of documents, as defined in Section 4.3 below.
2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. Except as expressly set forth in the Lease, all Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property upon the expiration or earlier termination of this Lease under the terms of this Lease.
2.2.2.4    One Disbursement. Notwithstanding the foregoing, Tenant may elect by written notice to Landlord to receive the Tenant Improvement Allowance in a one-time disbursement upon satisfaction of the conditions set forth above for disbursements of the Final Retention.
2.3    Removal of Tenant Improvements. Other than with respect to Above Standard Tenant Improvements as set forth in this Section 2.3, Landlord shall not require Tenant to remove from the Premises any Tenant Improvements (to the extent the same are constructed in the

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Premises in accordance with the terms of this Tenant Work Letter) upon the expiration or any earlier termination of the Lease. "Above Standard Tenant Improvements" shall mean any part of the Tenant Improvements which do not constitute normal and customary general office improvements as reasonably determined by Landlord, and shall include, without limitation, improvements such as voice, data and other cabling, raised floors, any installations outside the Premises, or any areas requiring floor reinforcement, personal baths and personal showers (but not showers in the basement or 2nd floor, or in the Fitness Center, if any), vaults, rolling file systems and structural alterations of any type. Kitchen pantry improvements shall not be considered Above-Standard Tenant Improvements, so long as such improvements do not include commercial grade cooking equipment. Landlord may require that Tenant, upon the expiration or any earlier termination of this Lease, remove at Tenant’s cost any Above Standard Tenant Improvements and to repair any damage to the Premises and Building caused by such removal in accordance with the terms and conditions of Section 8.5 of the Lease which are otherwise applicable to the removal of Above Standard Alterations. Tenant, upon notice to Landlord delivered concurrently with a request for approval of any Tenant Improvements, may require Landlord to identify, in writing, any Tenant Improvements which constitute Above Standard Tenant Improvements.
2.4    Failure to Disburse Tenant Improvement Allowance. If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (the "Payment Notice") thereof to Landlord and to any mortgage or trust deed holder of the Building whose identity and address have been previously provided to Tenant. If Landlord still fails to fulfill any such obligation within fifteen (15) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such fifteen (15) business day period explaining Landlord's proper good-faith reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled to offset the amount so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant) with interest at the Interest Rate from the date due (i.e. the date payable under Sections 2.2.2.1 or 2.2.2.2 above) until the date of offset, against Tenant's next obligations to pay Rent. Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant's Payment Notice, in order for the Refusal Notice to be valid, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed portion of the amount set forth in the Payment Notice. However, if Tenant is in monetary default under Section 19.1 of the Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such default is cured. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant's receipt of a Refusal Notice, Tenant may submit such dispute to arbitration under the commercial arbitration rules of JAMS (and Landlord and Tenant hereby submit to arbitration of such matter by JAMS and the determination of such arbitrator shall be final and binding upon both Landlord and Tenant).

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SECTION 3
CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Landlord hereby approves of Gensler as the Architect. If Tenant changes the Architect, the new Architect shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Unless Tenant is performing Tenant Improvements on a design-build basis pursuant to Section 3.7 below, Tenant shall retain the engineering consultants selected by Tenant (the "Engineers") to prepare all plans and engineering working drawings relating to the Tenant Improvements. Landlord has the right to approve the Engineers, which approval shall not be unreasonably withheld, conditional or delayed. Notwithstanding the foregoing, Tenant shall retain Engineers and subcontractors designated by Landlord for performance of the work affecting the structural, HVAC, fire-life safety and sprinkler components of the Base Building; provided that such Engineers and subcontractors charge reasonably competitive rates. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Drawings to be transferred to Tenant upon the Substantial Completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Drawings, including, without limitation, a right to make copies thereof. All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters; provided, however, Landlord's approval of such Construction Drawings shall be deemed to mean that the same comply with the Specifications. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver set forth in the Lease shall specifically apply to the Construction Drawings. Landlord shall, concurrently with Landlord's approval of the Construction Drawings, inform Tenant if the Construction Drawings require changes to the Base Building.
3.2    Final Space Plan. Following the full execution and delivery of this Lease, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) copies signed by Tenant of the Final Space Plan to Landlord for Landlord's approval, not to be unreasonably withheld, and given or withheld within five (5) business days after the date Tenant submits the Final Space to Landlord for approval. If

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Landlord disapproves of the Final Space Plan, Landlord shall set forth with reasonable specificity the grounds for such disapproval and recommend any modifications that would make the Final Space Plan acceptable to Landlord.
3.3    Final Working Drawings. Following Landlord's approval of the Final Space Plan, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit two (2) copies signed by Tenant of the same to Landlord for Landlord's approval, not to be unreasonably withheld, and given or withheld within five (5) business days after submission to Landlord. If Landlord disapproves of the Final Working Drawings, Landlord shall set forth with reasonable specificity the grounds for such disapproval and recommend any modifications that would make the Final Working Drawings acceptable to Landlord. Once approved by Landlord, the Final Working Drawings are "Approved Working Drawings".
3.4    Procedure for Approval. Landlord may only withhold consent to the Final Space Plan or the Final Working Drawings if a "Design Problem" exists, as reasonably determined by Landlord. For purposes of this Tenant Work Letter, a "Design Problem" shall mean a condition that will (a) affect the Building Structure, (b) not be in compliance with Applicable Laws (including building codes, electrical codes, plumbing codes, etc.), (c) have an adverse effect on Building Systems or are materially incompatible with the existing Building Systems, (d) have an adverse effect on the exterior appearance of the Building, (e) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord, (f) materially increase Landlord's maintenance obligations pursuant to this Lease (or would materially increase Landlord's maintenance obligations at any time that Tenant is not the sole direct Tenant), (g) would be unusually difficult or expensive to remove, unless Tenant agrees to remove such items (repair any damage caused by such removal, and restore the affected areas to a Building standard condition) at Tenant's sole expense. If Landlord timely disapproves the Final Space Plan or Final Working Drawings, Tenant shall have a reasonable period after receiving Landlord's comments to revise and resubmit the Final Space Plan or the Final Working Drawings, as the case may be, to Landlord. Landlord shall have five (5) business days after receiving the revised Final Space Plan or the revised Final Working Drawings to approve or disapprove the same. If Landlord reasonably determines that a Design Problem continues to exist, the process in the preceding two sentences shall be repeated until Landlord and Tenant have mutually agreed on the Final Space Plan or the Final Working Drawings, as applicable. Notwithstanding the mutual approval of the parties, the Final Working Drawings shall incorporate, without Landlord's approval, any modifications required by governmental authorities as a condition to obtaining a building permit or other governmental approvals.
3.5    Permits; Permit Contingency; Tenant Improvement Changes.
3.5.1    Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Tenant Improvements. All applicable building permits necessary to construct and fully complete the construction of the Tenant Improvements are the "Permits", which Permits may include the transfer of the existing Building permits and/or the receipt of new tenant improvement Permits.

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The Permits pertaining to general office Tenant Improvements are the "Office Permits" and all other Permits are the "Non-Office Permits".
3.5.1.1    Landlord's Obligation to Submit For Office Permits. On or prior to November 1, 2018, Tenant shall submit to Landlord ninety percent (90%) design development drawings (excluding drawings for mechanical, electrical, plumbing, fire sprinkler, and fire/life safety, obtaining the approval of which shall be Tenant's responsibility) (the "Permit Drawings") in two (2) tranches (one tranche consisting of the Permit Drawings for the basement, ground level and floor 2 of the Building and the second tranche consisting of the Permit Drawings for floors 3, 4, 5 and 6 of the Building), which Permit Drawings shall be in compliance with then applicable Code and in a form which will permit Landlord, on behalf of Tenant, to obtain the Office Permits. Promptly after Landlord's receipt of all of the Permit Drawings, Landlord shall submit the Permit Drawings to the appropriate municipal authorities on an over the counter ("OTC") basis, and Tenant hereby designates Landlord as Tenant's agent for such purposes. Tenant shall cooperate with Landlord, as necessary, to obtain the Office Permits, including promptly responding to any plan check comments and revising the Permit Drawings to accommodate any plan check comments. Landlord agrees that it will submit the Permit Drawings to appropriate authorities on an OTC basis prior to Landlord's approval of the Final Working Drawings, but that such obligation shall not affect Landlord's rights to approve the Final Working Drawings, and Landlord's disapproval of the same in accordance with Landlord's rights under this Tenant Work Letter shall not constitute a Landlord Caused Delay or the termination of the Permit Contingency Date.
3.5.1.2    Tenant's Obligation to Submit for Non-Office Permits. Tenant, and not Landlord, shall submit the Approved Working Drawings to the appropriate municipal authorities for all Non-Office Permits, and Landlord shall have no obligations with respect to the Non-Office Permits. However, Landlord shall execute permit applications and perform other ministerial acts reasonably necessary to enable Tenant to obtain the Non-Office Permits. Tenant shall not submit the Approved Working Drawings to appropriate municipal authorities for any Non-Office Permits, until Landlord has obtained all of the Office Permits required to be obtained by Landlord pursuant to this Section 3.5.1. Furthermore, except as is strictly necessary to obtain the Non-Office Permits, or approvals for painting the exterior of the Building, Tenant's Signage, the Telecommunications Equipment and/or any access control system installed by Tenant, in no event, at any time, may Tenant contact the City and County of San Francisco (the "City"), the City building department, or any other municipal or governmental authority to discuss the historical designation of the Building, or the zoning designation of the Building, which may be granted or withheld in Landlord sole discretion. Tenant's breach of the preceding sentence shall constitute a default under this Lease and waiver of Tenant's termination right set forth in Section 3.5.2 below.
3.5.2    Permit Contingency. If Landlord is unable to obtain the Office Permits by the date (the "Permit Contingency Date") that is the later to occur of (a) one month following the Delivery Date and (b) midnight on November 23, 2018, and such inability is solely attributable to a determination by the applicable municipal authorities that the Building may not be utilized for general office use as regulated by the City Planning Code, Tenant shall have the right to deliver a notice to Landlord (a "Permit Notice") on or before the Permit Contingency Date, electing to terminate this Lease effective upon the date occurring fifteen (15) business days following receipt

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by Landlord of the Permit Notice, unless Landlord delivers the Office Permits within such fifteen (15) business day period, in which event the Permit Notice shall be deemed null and void, and this Lease shall continue in full force and effect. If Tenant delivers the Permit Notice and this Lease is terminated following such fifteen (15) business day period, then Landlord shall reimburse Tenant for Tenant's actual, reasonable, out-of-pocket costs incurred in designing the Tenant Improvements, not to exceed Four Hundred Thousand Dollars ($400,000). This Section 3.5.2 shall survive the expiration or termination of this Lease. Tenant's termination right set forth in this Section 3.5.2 shall terminate upon the earlier to occur of (a) Tenant's failure to submit all of the Permit Drawings to Landlord by November 1, 2018, subject to extension for Landlord Caused Delay, (b) receipt of the Office Permits (and the lapse of the fifteen (15) day appeal period for filing an administrative challenge to such Office Permits without any appeal having been filed), and (c) the Permit Contingency Date occurring without Tenant's delivery (or without Tenant being entitled to deliver) a Permit Notice. Notwithstanding the foregoing, if an administrative challenge to an Office Permit is timely filed, then the Permit Contingency Date shall be extended until the date that is three (3) business days after the final, binding resolution of such appeal. Prior to the expiration or earlier termination of Tenant's termination right set forth in this Section 3.5.2, Tenant shall not be permitted to perform any demolition, construction, or other Tenant Improvement work in the Premises. Notwithstanding anything to the contrary in the Lease or this Tenant Work Letter, the Permit Contingency Date shall be extended by the number of days of delay in obtaining the Office Permits that Landlord is required to obtain hereunder due to Landlord Caused Delay, and the Lease Commencement Date shall be extended by the number of days of delay of the Substantial Completion of the Tenant Improvements caused by the Permit Contingency Date occurring after November 23, 2018 (i.e., due to a failure to cause the Delivery Date to occur one month prior to November 23, 2018). For clarification, the parties confirm that for purposes of this Section 3.5.2, the term "Office Permits" means permits for architectural drawings for the basement, ground level, and floors 2, 3, 4, 5 and 6 of the Building.
3.5.3    Landlord Defense of Enforcement Action. Immediately after any receipt thereof, Tenant or Landlord shall provide the other party with a copy (or notify the other party in writing if verbal notice is received) of all notices received from the City, or any agency, division or department thereof regarding any City Planning Code violations relating to the use of the Premises for general office purposes. If at any time during the Lease Term, the City notifies either Landlord or Tenant that use of the Premises for general office purposes is in violation of any applicable provision of the City Planning or Administrative Codes, and that it intends to initiate an enforcement action against Landlord or Tenant due to any such use, then Landlord will use diligent efforts to contest any such allegations and any enforcement action in connection therewith, at no cost to Tenant; provided, however, that Landlord will keep Tenant reasonably apprised of the status of any such enforcement action. In addition, prior to submitting any documents and/or emails to the City regarding such enforcement action, Landlord will provide Tenant a minimum of five (5) business days to review and comment upon such documents and/or emails and will give due consideration to Tenant's comments. Landlord shall promptly pay all fines, penalties, time and material costs incurred by the City, and judgments arising from any enforcement action. Landlord shall also promptly pay all application fees, time and material costs incurred by the City, and development impact or any other costs or fees that are due in order to comply with any enforcement action.

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3.5.4    Tenant Improvement Changes. No material changes, modifications or alterations in the Approved Working Drawings ("Tenant Improvement Changes") may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, that Tenant shall have the right to modify the Approved Working Drawings without Landlord's consent if such modifications do not constitute a Design Problem. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of an Improvement Change request if there is a Design Problem with respect to such Improvement Change request otherwise Landlord shall approve such Improvement Change Request within such five (5) business day period. If Landlord advises Tenant that a Design Problem exists with respect to a Tenant Improvement Change request, Tenant shall cause the applicable Tenant Improvement Change request to be revised to correct such Design Problem. Landlord shall approve any re-submittal of a Tenant Improvement Change Request within three (3) business days after receipt thereof.
3.6    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant's representative identified in Section 6.2 of this Tenant Work Letter, or by any of the other means identified in Article 28 of the Lease. Similarly, Tenant and Landlord each may, in their sole discretion, transmit or otherwise deliver any notice or other communications required or desired under this Tenant Work Letter via electronic email to the other party's representative identified in this Tenant Work Letter, or by any other means identified in Article 28 of the Lease.
3.7    Design Build. Notwithstanding anything to the contrary contained in this Tenant Work Letter, Landlord agrees that Tenant shall have the right to construct portions of the Tenant Improvements on a design-build basis if using Bay City Mechanical, CBF Electric, or Broadway Mechanical, or other company reasonably approved by Landlord, in which event the approval process for plans and specifications shall be appropriately modified. If not using these vendors, then MEP drawings will need to be prepared by Engineers.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractor.
4.1.1    The Contractor. A general contractor ("TI Contractor") shall be retained by Tenant to construct the Tenant Improvements.
4.1.2    Tenant's Agents. All subcontractors and laborers used by Tenant together with the TI Contractor, Architect, Engineers and any other consultants retained by Tenant shall be referred to herein collectively as "Tenant's Agents". Landlord shall have the right to reasonably approve the subcontractors to perform work which will affect the elevators, roof, HVAC, electrical, plumbing, fire/life safety, exterior, foundation, and load bearing elements. Landlord shall approve or reasonably disapprove any such subcontractors proposed by Tenant within three (3) business days. It shall be reasonable for Landlord to withhold approval of Tenant's subcontractors based on the proposed subcontractor's inadequate financial status, reputation for

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poor quality work, inability or unwillingness to obtain performance or completion bonds or insurance, non-union status, or lack of experience with Comparable Buildings.
4.2    Construction of Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall submit a copy of the construction contract and general conditions with Contractor (the "Contract"), as well as copies of Tenant's contracts with all other Tenant's Agents, to Landlord for Landlord's records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Tenant Improvements, Tenant shall inform Landlord of the amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall be responsible to make payments in connection with each disbursement (for this purpose disbursement means the amount to be disbursed from the Tenant Improvement Allowance plus the amount to be paid by Tenant) under this Tenant Work Letter (the "Over-Allowance Payments"), in an amount equal to the percentage of such disbursement obtained by dividing the Over-Allowance Amount by the amount of the Final Costs and multiplying such quotient by the total amount of the disbursement request, and such Over-Allowance Payment by Tenant shall be a condition to Landlord's obligation to pay any further amounts of the Tenant Improvement Allowance. In no event shall the percentage of total Tenant Improvement Allowance disbursed exceed the percentage of work completed as shown on the TI Contractor's payment application for which reimbursement is being requested. In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the estimated amount as set forth in the Final Costs, any such excess shall be paid by Tenant out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord. In no event shall Tenant or the TI Contractor be required to obtain a payment or performance bond in connection with the Tenant Improvements.
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. The Tenant Improvements shall be constructed substantially in accordance with the Approved Working Drawings (as the same may be modified under this Tenant Work Letter. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the sum of (A) the product of (i) two percent (2%), and (ii) the Tenant Improvement Allowance and (B) the product of (i) one percent (1%), and (ii) any of the hard costs of constructing the Tenant Improvements that are in excess of the Tenant Improvement Allowance,

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which Coordination Fee shall be for all services relating to the coordination of the construction of the Improvements and shall be deducted from the Improvement Allowance on a monthly basis based upon the amount of the draw request. In addition, if and to the extent, based on the nature of the mechanical, electrical or plumbing items, or structural items or items affected by Title 24 which are included in the Tenant Improvements, Landlord reasonably retains third party consultants, then Tenant shall pay to Landlord an amount equal to any actual and reasonable out-of-pocket third party costs for such third party consultants expended by Landlord in connection with the construction of the Tenant Improvements within thirty (30) days after receipt of invoice together with reasonable supporting evidence; provided that Landlord notified Tenant prior to incurring any such costs.
4.2.2.2    Requirements of TI Contractor. TI Contractor shall guarantee to Tenant and for the benefit of Landlord that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. TI Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by TI Contractor. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.3    Insurance Requirements.
4.2.2.3.1    General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are customarily required of such contractors and subcontractors on similar projects.
4.2.2.3.2    Special Coverages. Tenant shall carry "Builder's All Risk" insurance in commercially reasonable amounts covering the construction of the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that the TI Contractor shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.3.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the TI Contractor's equipment is moved onto the site. Tenant's Agents shall endeavor to cause all such policies of insurance to contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice (ten (10) days in the event of non-payment of premium) of any cancellation or lapse of the

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effective date or any reduction in the amounts of such insurance. Subject to the terms of Article 11 of the Lease, to the extent applicable, in the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall repair the same at Tenant's sole cost and expenses. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.3 shall insure Landlord and Tenant, as their interests may appear, as well as TI Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with all Applicable Laws.
4.2.4    Inspection by Landlord. During construction, upon reasonable prior notice, Landlord shall have the right to inspect the Tenant Improvements at reasonable times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord identify any defect or reasonably disapprove any portion of the Tenant Improvements as not being substantially in accordance with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations reasonably disapproved by Landlord shall be rectified by Tenant at no expense to Landlord (other than by payment of the Tenant Improvement Allowance), provided however, that in the event Landlord reasonably determines that such defect or deviation in connection with any portion of the Tenant Improvements or matter materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building, following notice to Tenant and Tenant's right to cure the same within the time periods set forth in the Lease, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, if reasonably necessary, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction. Notwithstanding anything to the contrary set forth above, if Landlord's disapproval pursuant to this Section 4.2.4 shall be unreasonable, any delay in Substantial Completion of the Tenant Improvements resulting from such disapproval shall constitute a Landlord Delay.
4.2.5    Meetings. Commencing approximately one month prior to the Anticipated Delivery Date, Landlord and Tenant shall hold weekly meetings at mutually agreeable times, with the Architect and the TI Contractor regarding the progress of the preparation of the Construction Drawings and the construction of Landlord Work and the Tenant Improvements, which meetings shall be held at a location reasonably designated by Landlord. Tenant and/or its agents shall receive prior notice of, and shall attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to the parties.

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4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction of the Tenant Improvements, (i) Tenant shall cause the Architect and TI Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a signed off job card or "finaled" Permits for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises, and (D) copies of signed-off Permits, certificates of occupancy for the Premises, if any, and a stamped set of final approved plans evidencing governmental approval of the completion of the Tenant Improvements.
SECTION 5
LEASE COMMENCEMENT DATE
5.1    Lease Commencement Date Delays. The Lease Commencement Date shall occur as provided in Section 2.1 of the Lease, provided that the Lease Commencement Date shall be extended by the number of days of delay of the Substantial Completion of the Tenant Improvements (as defined below) to the extent caused by a "Lease Commencement Date Delay," as that term is defined below, but only to the extent such Lease Commencement Date Delay causes the Substantial Completion of the Tenant Improvements to occur after the date which is the later of (a) the Lease Commencement Date and (b) seven (7) months following the Delivery Date. As used herein, the term "Lease Commencement Date Delay" shall mean only a "Force Majeure Delay" or a "Landlord Caused Delay," as those terms are defined below in this Section 5.1 of this Work Letter. As used herein, the term "Force Majeure Delay" shall mean only an actual delay resulting from industry-wide strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots, earthquakes, or actual, industry-wide delay affecting all similar works of construction in the vicinity of the Building, including by reason of regulation or order of any governmental agency. As used in this Tenant Work Letter, "Landlord Caused Delay" shall mean actual delays in achieving the Substantial Completion of the Tenant Improvements to the extent resulting from (i) the failure of Landlord to timely approve or disapprove the Final Space Plan, Final Working Drawings, Tenant Improvement Changes, TI Contractor or Tenant's other Agents or to otherwise timely act in accordance with the deadlines set forth in this Tenant Work Letter; (ii) unreasonable (when judged in accordance with industry custom and practice) interference by Landlord, its agents or Landlord Parties (except as otherwise allowed by this Tenant Work Letter) with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of the Tenant Improvements; (iii) the acts or failures to act of Landlord or Landlord Parties with respect to payment of the Tenant

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Improvement Allowance (except as otherwise allowed under this Tenant Work Letter), but the same shall only constitute a delay until Tenant is entitled to offset the Tenant Improvement Allowance pursuant to Section 2.5 above; (iv) the failure of Landlord Work to be constructed in accordance with Applicable Laws or any defects or deficiencies in the Landlord Work; (v) any deficiency in the path of travel drawings provided by Landlord that delays the issuance of any Permit; (vi) any other act or omission of Landlord, its contractors, subcontractors, agents or any Landlord Party; or (vii) Landlord's failure to cause (or be deemed to have caused) the Delivery Date to occur seven (7) months prior to the Lease Commencement Date.
5.2    Determination of Lease Commencement Date Delay. If Tenant contends that a Lease Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Lease Commencement Date Delay and (ii) the date upon which such Lease Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Work Letter (the "Delay Notice") are not cured by Landlord within two (2) business days of Landlord's receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Lease Commencement Date Delay, then a Lease Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord's receipt of the Delay Notice and ending as of the date such delay ends.
5.3    Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, "Substantial Completion of the Tenant Improvements" shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items.
SECTION 6
MISCELLANEOUS
6.1    Freight Elevators. Tenant shall have the right to use the freight elevator, at no charge, in connection with initial constructing, decorating, furnishing and moving into the Premises.
6.2    Tenant's Representative. Tenant has designated Tim Maechling, tmaechling@sofi.org; cell (925) 900-8252, and David Gonzales of Avison Young, david.gonzales@avisonyoung.com; cell (415) 225-3568, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
6.3    Landlord's Representatives. Landlord has designated Andre Herring (AHerring@cimgroup.com 510.992.6190) and Peter Banshaf (pbanzhaf@cimgroup.com 415.515.7506) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall each have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

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6.4    Tenant's Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall be union labor in compliance with the then existing master labor agreements.
6.5    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.
6.6    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, following applicable notice and cure periods expressly set forth in this Lease, or a default by Tenant under this Tenant Work Letter, following applicable notice and cure periods expressly set forth in the Lease, has occurred at any time on or before the Substantial Completion of the Premises, or Tenant has failed to deliver the L-C pursuant to the terms of Article 21 of the Lease, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
6.7    Temporary Power. Until permanent electrical power is supplied to the Building by PG&E, Landlord, at Landlord's expense, shall provide all electrical power necessary for Tenant and Tenant's Agents to complete the Tenant Improvement Work.

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SCHEDULE 1 TO EXHIBIT B
LANDLORD WORK
The following Landlord Work shall be constructed in accordance with the plans and specifications prepared by Landlord and referenced on Schedule 2 to Exhibit B (the "Landlord Work Plans").
Pre-Delivery Landlord Work:
1.    Construction of a new Building lobby with access from Tehama Street in accordance with the Landlord Work Plans.
2.    Cosmetic refurbishment of the Building lobby with access from 246 First Street in accordance with the Landlord Work Plans.
3.    Installation of a new passenger elevator servicing all floors of the Building (including the roof and the lower level) in accordance with the Landlord Work Plans.
4.    Building standard electric service stubbed to each floor of the Premises via subpanel installation, with Tenant's distribution of electrical throughout the Premises as part of the Tenant Improvements.
5.    Installation of Code compliance fire sprinklers throughout the Premises, designed to accommodate only an open-ceiling plan. Reconfiguration of the fire sprinklers to accommodate any other plan will be Tenant's responsibility as part of the construction of the Tenant Improvements.
6.    If not previously delivered, then within five (5) business days after the mutual execution and delivery of this Lease, Landlord shall cause Landlord's architect to provide Tenant with three (3) sets of "wet-stamped" ADA drawings and path of travel documents for the Base Building, to the extent necessary for Tenant to obtain its building permits for the construction of the Tenant Improvements.
7.    Landlord to patch damage to walls of Building core stairs existing prior to the Delivery Date.
Remaining Landlord Work:
1.    To the extent required in order to allow Tenant to legally occupy the Premises for the Permitted Use or obtain permits for the construction of the Tenant Improvements (and assuming the Tenant Improvements are general office improvements with an occupancy density consistent with single-tenant buildings in the Comparable Area), Landlord shall, at Landlord's sole cost and expense, cause (i) the Base Building, elevators (including call buttons and lanterns) and entry doors to the Building to comply with the "Code", as that term is defined in Section 2.2.15 of this Tenant Work Letter, and Applicable Laws in effect as of the date that Landlord approves the "Final Working Drawings", as that term is defined in Section 3.3 of this Tenant Work Letter, (ii) remove, encapsulate or abate all asbestos

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within the Premises in Tenant accessible areas and, including beneath flooring in the restrooms to be updated by Landlord pursuant to item 5 below, if any, to the extent required to comply with Applicable Laws, and (iii) test and encapsulate all lead paint surrounding existing interior windows in the Building, to the extent required to comply with Applicable Laws.
2.    Install new roof membrane under Roof Deck, install pavers per the Landlord Work Plans, and install general infrastructure for the Roof Deck that is compliance with Code, including elevator access and electrical, gas and water hook-ups, in accordance with the Landlord Work Plans. Installation of any finishes, increased surface area, and furniture, fixtures and equipment shall be Tenant's responsibility as part of the Tenant Improvements.
3.    Replace existing perimeter broken windows and clean, repair or replace existing perimeter inoperable window latches, so that all windows are functional.
4.    Raise or relocate all plumbing or waste lines in the basement that are below the permitted Code height.
5.    Landlord to construct restrooms on every floor of the Building, and update all existing restrooms of the Building (including, but not limited to, new flooring, fixtures, and countertops), using finishes and in a design consistent with the Landlord Work Plans. Landlord to demolish existing shower room on 2nd floor of the Building. In addition, Landlord Work Plans shall be modified to reflect showers to be installed in the basement level, at Tenant's expense.
6.    Landlord to install a fire panel in the basement, as required by Code; provided, however, if the City Fire Marshal requires construction of a fire control room, then (i) such fire control room shall be constructed by Tenant as part of the Tenant Improvements, and (ii) in addition to the Tenant Improvement Allowance, and the Window Covering Allowance, Landlord will provide an additional allowance of up to Eighty Thousand Dollars ($80,000) to be used by Tenant for the costs of designing and constructing the fire control room (the "Fire Control Room"), which additional allowance shall be distributed as part of the Tenant Improvement Allowance, but solely for the Fire Control Room Costs.
7.    Installation by PG&E of new electrical vault and electrical service to the Building (the "PG&E Work"). If the PG&E Work is not completed on or before the Lease Commencement Date, such failure shall constitute a Landlord Delay. Landlord agrees to use reasonable efforts to ensure that the vault door is located a reasonable distance from the First Street entry doors.
8.    Landlord to replace the existing skylight(s) and to repair or replace, as reasonably necessary, the windows, and entry doors, so all are watertight and in good working order, condition and repair, including, but not limited to, repairing or replacing window latches.
9.    Landlord to seal existing penetrations in the floors, ceilings, and walls with one or two hour-rated materials.

SCHEDULE 1 TO EXHIBIT B -2-	ONE TEHAMA [Social Finance, Inc.]

10.    Landlord to re-key the perimeter and roof doors of the Building and provide keys to Tenant for such areas at no additional cost to Tenant.
11.    Landlord to clean the interior and exterior surfaces of all windows no earlier than thirty (30) days prior to Tenant's move into the Premises, so long as Tenant provides Landlord with thirty-five (35) days prior written notice of the date that Tenant plans to start moving in (this includes, FF&E and low voltage wiring).
12.    Landlord to purchase, install and configure a Johnson Controls Metasys Base Building management system (BMS) per Tenant specifications and connect the system to all existing Landlord-installed HVAC equipment.
13.    Landlord to refurbish the existing elevators, so that they are in good working order, condition and repair.
14.    Landlord to install card reader panels (but not the operating system) approved by Tenant in all elevators, both refurbished and new.
15.    Landlord to repair or replace, if necessary, the sheet metal roof on the penthouse of the Building.
16.    Landlord to install traveler cable and point of connection for a card reader in both the Tehama and North 1st Street elevators. Card reader device and associated cabling to be installed by Tenant.
17.    Landlord to install empty conduits and mounting point to receive Tenant's card readers at Tehama and both North 1st entry doors. Card reader device and associated cabling to installed by Tenant.

SCHEDULE 1 TO EXHIBIT B -3-	ONE TEHAMA [Social Finance, Inc.]

SCHEDULE 2 TO EXHIBIT B
LANDLORD WORK PLANS

SCHEDULE 2 TO EXHIBIT B -1-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT C
FORM OF NOTICE OF LEASE TERM DATES

EXHIBIT C -1-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT D
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.    Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
2.    Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
3.    Tenant shall not overload the floor of the Premises beyond the Building standard floor loading specifications.
4.    Except as set forth in Section 5.8 of this Lease, Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
5.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.
6.    Tenant must comply with the State of California "No-Smoking" law set forth in California Labor Code Section 6404.5, and any local "No-Smoking" ordinance which may be in effect from time to time and which is not superseded by such State law.
7.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
8.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

EXHIBIT D -1-	ONE TEHAMA [Social Finance, Inc.]

Rules and Regulations Specific to the Roof Deck
1.    All items installed for use on the Roof Deck (furniture, trash receptacles, landscaping, etc.) shall be securely fastened or heavy enough to withstand wind load. Cushions must be attached to furniture.
2.    No installation of umbrellas, awnings, flags, and banners, which are capable of being blown from the Roof Deck.
3.    Flammable, toxic or otherwise Hazardous Materials are prohibited. Tenant may only place on the Roof Deck heat lamps, fire pits and barbeques that are permitted under Code, and may not place on the Roof Deck any such items that utilize charcoal.
4.    No items can be affixed, hung, or mounted to the perimeter glass. Standing or sitting on the perimeter ledges, Base Building planters, and structural barriers or elements is strictly prohibited.
5.    Smoking cigarettes, pipes, cigars, or e-cigarettes or other similar electronic products on the Roof Deck is prohibited.
6.    No throwing or tossing or items can be hung over the side of the Roof Deck. Games that include throwing or hitting an object are prohibited.
7.    Use of music, recorded or live, and amplified voice devices shall be limited to not disturb other occupants or tenants in the Building, if any.
8.    Tenant shall have the right to use the Roof Deck for the sole purposes (i) of employee leisure space, including the consumption of food and beverages, (ii) space for business functions for Tenant and Tenant Parties in the nature of special events (including social business functions) being held at Tenant’s sole expense, and (iii) other purposes relating to Tenant's business in the Premises. In no event shall Tenant be permitted to use the Roof Deck for any other purpose.
9.    Tenant shall provide appropriate supervision and security for use of the Roof Deck.
10.    Tenant agrees to control the number of people having access to the Roof Deck, to ensure safety, and to avoid any disruptive or dangerous behavior in the Roof Deck. Number of occupants shall not exceed posted value allowed by Code.
11.    Tenant's use of the Roof Deck may not damage the Building or the Building roof. Tenant shall be responsible for any damage to the roof or Roof Deck which may be caused (whether by Tenant or by any other Tenant Parties) by Tenant's use of the Roof Deck.
12.    Tenant agrees to maintain all of Tenant’s furniture and property placed on or about the Roof Deck in satisfactory condition as to appearance and safety, replacing the same from time to time as consistent with and appropriate for the first-class nature of the Building. Tenant agrees that at all times it will keep the Roof Deck free of all trash or waste materials

EXHIBIT D -2-	ONE TEHAMA [Social Finance, Inc.]

unless kept in a trash or waste container. Trash and waste cans will not be permitted on the Roof Deck unless installed as part of furniture / personal property.
13.    Tenant shall provide Landlord with prior notice of any maintenance or repair of the Roof Deck and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof or perimeter glass enclosure. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof).
Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises. Landlord shall not be entitled to supplement these Rules and Regulations.

EXHIBIT D -3-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT E
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned, as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20__ by and between _______________, as Landlord, and the undersigned, as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as follows: ______________________________.
3.    Base Rent became payable on ____________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid through ___________. The current monthly installment of Base Rent is $_____________________.
7.    To the undersigned's current, actual knowledge, Landlord is not in default under the Lease. The undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
8.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except the letter of credit in the current amount of $_____________________, subject to any reduction as provided in the Lease.
9.    To the undersigned's current, actual knowledge, no offsets or credits are due from Landlord as of the date hereof.

EXHIBIT E -1-	ONE TEHAMA [Social Finance, Inc.]

10.    If Tenant is a corporation, limited liability company, partnership or limited liability partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
11.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
12.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
13.    To the undersigned's current, actual knowledge, the initial tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any the initial improvement work have been paid in full, except: ____________________________.
All references to the undersigned's "current actual knowledge" shall mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of _____________________, without any obligation to make independent inquiry or investigation. Tenant hereby represents and warrants that _____________________ is the person who is most qualified to have knowledge of the matters above without any independent inquiry or investigation.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ___________, 20__.

"Tenant":
,
a

By:
Its:

By:
Its:

EXHIBIT E -2-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT F
FORM OF SNDAA

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of _____________, 2018 and is by and among DEUTSCHE BANK AG, NEW YORK BRANCH, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, “Lender”), 246 FIRST STREET (SF) OWNER, LLC, a Delaware limited liability company, having an office at c/o CIM Group, LLC, 4700 Wilshire Boulevard, Los Angeles, CA 90010 (“Landlord”), and SOCIAL FINANCE, INC., a Delaware corporation, having an office at 10701 Parkridge Blvd., Suite 120, Reston, VA 20191 (“Tenant”).
WHEREAS, Lender has made a loan to Landlord (the “Loan”), which Loan is evidenced by that certain Loan Note, dated as of December 28, 2017 (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”), and secured by, among other things, that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”), dated December 28, 2017, and recorded on December 29, 2017, in the Officer of the Assessor-Recorder of San Francisco encumbering the real property located in San Francisco, California, as more particularly described on Exhibit A annexed hereto and made a part hereof (the “Property”);
WHEREAS, by a lease agreement (the “Lease”) dated ___________, _____, between Landlord and Tenant, Landlord leased to Tenant a portion of the Property, as said portion is more particularly described in the Lease (such portion of the Property hereinafter referred to as the “Premises”);
WHEREAS, Tenant acknowledges that Lender will rely on this Agreement in making the Loan to Landlord; and

EXHIBIT F -1-	ONE TEHAMA [Social Finance, Inc.]

WHEREAS, Lender and Tenant desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:
1.    Tenant covenants, stipulates and agrees that the Lease and all of Tenant's right, title and interest in and to the Property thereunder (including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property (or any portion thereof)) is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, and subject to the provisions of this Agreement, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and any renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof. Tenant hereby acknowledges and agrees that any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property (or any portion thereof) in the Lease, shall not be exercisable in connection with any exercise of remedies pursuant to the Mortgage or any mezzanine loan secured by the membership interests in Landlord, including: (i) a purchase of the Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Property (or any portion thereof) to Lender or its designee pursuant to a deed-in-lieu of foreclosure, (iii) a transfer of the membership interests in Landlord pursuant to a foreclosure of any such mezzanine loan, or (iv) any subsequent sale of the Property (or any portion thereof) by Lender or its designee after such foreclosure or deed-in-lieu of foreclosure or by any mezzanine lender or its designee after such foreclosure of such mezzanine loan. The holder of any such mezzanine loan shall be a third party beneficiary of the foregoing sentence.
2.    Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender will not disturb Tenant's right to use, occupy and possess the Premises under the terms of the Lease so long as Tenant is not in default beyond any applicable notice and cure period under any term, covenant or condition of the Lease, and, subject to the terms hereof, Lender shall assume the obligations of Landlord and be bound to Tenant in accordance with all of the provisions of the Lease for the balance of the term thereof, including any extension term, except as provided hereinbelow.
3.    If, at any time Lender (or any person, or such person's successors or assigns, who acquires the interest of Landlord under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Landlord under the Lease as a result of a default or event of default under the Mortgage, upon Tenant's receipt of written notice of such succession, Tenant shall attorn to and recognize such person so succeeding to the rights of Landlord under the Lease (herein sometimes called "Successor Landlord") as Tenant's landlord under the Lease, said attornment to be effective and self-operative without the execution of any further instruments. Although said attornment shall be self-operative, Tenant agrees to execute and deliver to Lender or to any Successor Landlord, such other instrument or instruments as Lender or such other person

EXHIBIT F -2-	ONE TEHAMA [Social Finance, Inc.]

shall from time to time request in order to confirm said attornment. Subject to the terms hereof, Lender or any Successor Landlord shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the Lease term and any extensions thereof with the same force and effect as if Lender or such Successor Landlord were the original landlord under the Lease, and Tenant's rights and privileges under the Lease shall not be disturbed or terminated by Lender's exercise of its rights or remedies under the Mortgage, except for any such disturbance incidental to Lender's exercise of its rights and remedies under the Mortgage. Lender will not join Tenant as a party defendant for the purpose of terminating Tenant's interest and estate under the Lease in any proceeding for foreclosure, unless such joinder shall be legally required.
4.    Landlord authorizes and directs Tenant to honor any written demand or notice from Lender instructing Tenant to pay rent or other sums to Lender rather than Landlord (a "Payment Demand"), regardless of any other or contrary notice or instruction which Tenant may receive from Landlord before or after Tenant's receipt of such Payment Demand. Tenant may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Landlord to investigate the same or the circumstances under which the same was given. Any payment made by Tenant to Lender or in response to a Payment Demand shall be deemed proper payment by Tenant of such sum pursuant to the Lease. Landlord, by its execution of this Agreement, consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Lender or as Lender directs pursuant to the terms of the Mortgage.
5.    If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Landlord shall not be:
(a)    except as set forth in clauses 5(c) and 5(d) hereof, liable for any act or omission of any prior landlord (including Landlord) or bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior landlord (including Landlord); or
(b)    obligated to cure any defaults of any prior landlord (including Landlord) which occurred, or to make any payment to Tenant which was required to be paid by any prior landlord (including Landlord), prior to the time that Lender or any Successor Landlord succeeded to the interest of such landlord under the Lease, except that the foregoing that not limit Successor Landlord's liability to (i) cure any default of such prior landlord (including Landlord) that is continuing in nature but only for the period from and after Lender or any Successor Landlord holds title or has possession of the Property, or (ii) disburse the Tenant Improvement Allowance in accordance with Exhibit B to the Lease; or
(c)    obligated to perform any construction obligations of any prior landlord (including Landlord) under the Lease, except that Lender agrees to perform the Landlord Work and Remaining Landlord Work as defined in Exhibit B to the Lease, or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property, other than improvements constructed by Lender, if any; or

EXHIBIT F -3-	ONE TEHAMA [Social Finance, Inc.]

(d)    except as set forth in Section 7.4 of the Lease (Tenant's Right to Make Repairs) and Section 2.4 of the Work Letter (Failure to Disburse Tenant Improvement Allowance), subject to any offsets, defenses or counterclaims which Tenant may have been entitled to assert against any prior landlord (including Landlord) prior to the time any Successor Landlord succeeded to the interest of such landlord under the Lease; or
(e)    bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance (except that Tenant may pay the amounts requested by Landlord as representing estimated Tenant's Share of Additional Rent (as such terms are defined in the Lease); or
(f)    bound by any amendment, modification, termination (other than termination rights expressly set forth in the Lease) or surrender of the Lease made without the written consent of Lender (except with respect to execution of Exhibit C to the Lease and Tenant's exercise of an extension option in accordance with Section 2.2 of the Lease); or
(g)    liable or responsible for or with respect to the retention, application and/or return to Tenant of any security deposit paid to any prior landlord (including Landlord), whether or not still held by such prior landlord, unless and until Lender or any Successor Landlord has actually received said deposit for its own account as the landlord under the Lease as security for the performance of Tenant's obligation under the Lease (which deposit shall, nonetheless, be held subject to the provisions of the Lease).
6.    Tenant hereby represents, warrants, covenants and agrees to and with Lender:
(a)    to deliver to Lender, at the addresses provided below, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Tenant to Landlord at the same time as such notice is given to Landlord and no such notice of default shall be deemed given by Tenant under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Provided that Lender has delivered to Tenant written notice that Lender intends to cure a default, Tenant further agrees to afford Lender a period of thirty (30) days beyond any period afforded to Landlord for the curing of such default, during which period Lender shall seek to cure such default, or, if such default cannot be cured within that time, then such additional time as may be necessary so long as Lender diligently proceeds to cure such default (including but not limited to commencement of foreclosure proceedings) during which period Lender may elect (but shall not be obligated to) to seek to cure such default, prior to taking any action to terminate the Lease. Notwithstanding the foregoing, the provisions of Section 7.4 of the Lease (Tenant's Right to Make Repairs) shall prevail over the foregoing provisions of this Section 6(a). If the Lease shall terminate due to any default or bankruptcy of Landlord, as a result of foreclosure proceedings or otherwise in connection with enforcement of the Mortgage or in or in connection with Lender’s or its nominee’s acceptance of a deed in lieu of foreclosure, upon Lender's written request given within thirty (30) days after such termination, Tenant, within fifteen (15) days after such request, shall execute and deliver to Lender a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;

EXHIBIT F -4-	ONE TEHAMA [Social Finance, Inc.]

(b)    that Tenant is the sole owner of the leasehold estate created by the Lease; and
(c)    to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not, to Tenant's current actual knowledge, any default on the part of Landlord then exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.
7.    Tenant acknowledges that the interest of Landlord under the Lease is assigned to Lender solely as security for the Promissory Note, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.
8.    This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises is located (excluding the choice of law rules thereof).
9.    This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.
10.    All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.
Lender's Address:    Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, New York 10005
Attn: Scott Speer, Vice President
with copies to:    Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Audrey Sokoloff
Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, New York 10005
Attn: General Counsel

EXHIBIT F -5-	ONE TEHAMA [Social Finance, Inc.]

Tenant's Address:    Social Finance, Inc.
246 1st Street
San Francisco, CA 94105
Attention: Chief Financial Officer
and:    Social Finance, Inc.
246 1st Street
San Francisco, CA 94105
Attention: Director of Facilities & Real Estate
and    Social Finance, Inc.
10701 Parkridge Blvd., Suite 120
Reston, VA 20191
Attention: General Counsel
Landlord’s Address:    CIM Group, LLC
4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: General Counsel; and Nicholas Breyer
With a copy to:    Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Harris B. Freidus
11.    If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage. As between Landlord and Tenant, nothing in this Agreement shall constitute or be deemed to constitute an amendment, modification, or waiver of any term or condition of the Lease or any right or remedy of Tenant thereunder.
12.    In the event Lender shall acquire Landlord's interest in the Premises, Tenant shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Landlord under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Tenant's use or occupancy of the Premises or any claim arising under this Agreement.
13.    Upon payment in full of the Loan, this Agreement shall terminate and be of no further force and effect.
14.    If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be

EXHIBIT F -6-	ONE TEHAMA [Social Finance, Inc.]

enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.
15.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT F -7-	ONE TEHAMA [Social Finance, Inc.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TENANT:

SOCIAL FINANCE, INC.,
a Delaware corporation

By:
Name:
Title:

LANDLORD:

246 FIRST STREET (SF) OWNER, LLC

By:
Name:
Title:

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:
[ADD APPROPRIATE ACKNOWLEDGMENT (one for each Signatory)]

EXHIBIT F -8-	ONE TEHAMA [Social Finance, Inc.]

Exhibit A
Legal Description of Property
(Attached)

EXHIBIT F -9-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT G
FORM OF LETTER OF CREDIT
DRAFT OF STANDBY LETTER OF CREDIT

Date:

Beneficiary:

246 First Street (SF) Owner, LLC
c/o CIM
4700 Wilshire Boulevard
Los Angeles, CA 90010
Attention: Terry Wachsner

Letter of Credit No.
By order of our client, SOCIAL FINANCE, INC., a Delaware corporation (the “Applicant”), we hereby open our irrevocable Standby Letter of Credit No. ________, in your favor for an amount not to exceed in aggregate USD Six Million Dollars ($6,000,000.00), effective immediately and expiring at the office of [INSERT OFFICE IN CALIFORNIA - _______________________] Attn. Standby Letter of Credit Unit or such other office as we may advise you from time to time (the “Office”), on _______________.
Funds hereunder are available to you against presentation of written and dated Statement in the form Annex A, attached hereto, which draws may be made by hand delivery, courier service, overnight mail, or facsimile. Presentation by facsimile transmission shall be by transmission of the above required sight draft drawn on us together with this Letter of Credit to our facsimile number, [__________], Attention: [____________], with telephonic confirmation of our receipt of such facsimile transmission at our telephone number [________] or to such other facsimile or telephone numbers, as to which Beneficiary has received written notice from us as being the applicable such number. Our receipt of telephone call will not be condition for payment hereunder.
It is a condition of this Letter of Credit that its expiry date shall be automatically extended, without amendment, for additional period(s) of one year from the expiry date hereof, or any future expiration date, but not beyond March 31, 2030, unless at least 60 (sixty) days prior to any expiration date we notify you by certified mail (return

EXHIBIT G -1-	ONE TEHAMA [Social Finance, Inc.]

receipt requested) or by any other receipted means that we elect not to consider this expiry date of this Letter of Credit extended for any such additional period.
It is a condition of this letter of credit that it is transferable and may be transferred in its entirety, but not in part, and may be successively transferred by you or any transferee hereunder to a successor transferee(s). Transfer under this letter of credit to such transferee shall be effected upon presentation to us of the original of this Letter of Credit and any amendments hereto accompanied by a request designating the transferee in the form of Annex B attached hereto appropriately completed, along with payment of 1/4 of one percent (minimum $300, maximum $1,000) as a transfer fee. Applicant shall be solely responsible for payment of the transfer fee. All banking charges are for the Applicant's account.
Partial drawings and multiple presentations may be made under this Letter of Credit, provided, however, that each such demand that is paid by us shall reduce the amount available under this Letter of Credit.
The amount available to be drawn under this Letter of Credit shall be reduced, automatically and without amendment upon our receipt from the beneficiary Reduction Certificate stating thereon amount of reduction and available amount after such reduction
We hereby agree to honor each drawing under and in compliance with the terms and conditions of this Letter of Credit if presented, as specified, at our Office on or before expiration date.
We hereby agree with you that payments shall be initiated within two (2) business days of when drafts are presented to us in compliance with the terms of this Letter of Credit. "Business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York are authorized or required by Law to close. If the expiration date of this Letter of Credit shall ever fall on a day which is not a business day, then such expiration date shall automatically be extended to the date which is the next business day.
In the event that the original of this Letter of Credit is lost, stolen, mutilated or otherwise destroyed, we hereby agree to issue a duplicate original hereof upon receipt of a written request from you and a certification by you of the loss, theft, mutilation or other destruction of the original hereof and satisfactory indemnity letter.
Should you have occasion to communicate with us regarding this Letter of Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.
Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices, International Chamber of Commerce, Publication No. 590 (“ISP98”), and as to matters not addressed by the ISP98, shall be governed by and construed in accordance with the laws of the Province of Ontario.
All parties to this Letter of Credit are advised that the U.S. Government has in place certain sanctions against certain countries, individuals, entities, and vessels. Citigroup entities, including branches and, in certain circumstances, subsidiaries, are/will be prohibited from engaging in transactions or other activities within the scope of applicable sanctions.

EXHIBIT G -2-	ONE TEHAMA [Social Finance, Inc.]

ANNEX A
FORM OF WRITTEN STATEMENT

To:

Date:	[ ]

Dear Sirs,

Irrevocable Letter of Credit No.		[___________________]
We refer to the above referenced Letter of Credit.
The undersigned, the beneficiary of the above referenced Letter of Credit hereby certifies (check whatever is applicable):
( ) Beneficiary, either (a) under that certain Office Lease made by and between Beneficiary, as Landlord, and Applicant, as Tenant has the right to draw down the amount of USD _____________ in accordance with the terms of the Lease or (b) such amount constitutes damages owing by Applicant to Beneficiary from the breach of such Lease by Applicant thereunder, or the termination of such Lease, and such amount remains unpaid at the time of this drawing.
( ) Beneficiary is entitled to draw down the full available amount of the Letter of Credit as the result of the filing of a voluntary petition under the U.S. Bankruptcy Code or a State Bankruptcy Code by Applicant, as Tenant, under that certain Office Lease, with Beneficiary, as Landlord, which filing has not been dismissed at the time of this drawing.
( ) Beneficiary is entitled to draw down the full available amount of the Letter of Credit as the result of the filing of an involuntary petition having been filed under the U.S. Bankruptcy Code or a State Bankruptcy Code against Applicant, as Tenant, under that certain Office Lease, with Beneficiary, as Landlord, which filing has not been dismissed at the time of this drawing.
( ) Beneficiary is entitled to draw down the full available amount of the Letter of Credit as the result of the rejection or deemed rejection of that certain Office Lease, with Beneficiary, as Landlord, and Applicant, as tenant under Section 365 of the U.S. Bankruptcy Code.
( ) We hereby certify that we received a notice of non-renewal of expiry date of Letter of Credit No. _____________________, issued by Citibank, N.A. and substitute Letter of Credit or security has not been provided, and therefore we are entitled to draw down on the full available Letter of Credit amount.

EXHIBIT G -3-	ONE TEHAMA [Social Finance, Inc.]

Payment under the above referenced Letter of Credit in the amount specified above should be made to our account No. [_____________] with [_________________].

Beneficiary:

[Print name of Beneficiary]

By:	[Signature of Beneficiary]

Name:	[Print name of signatory]

EXHIBIT G -4-	ONE TEHAMA [Social Finance, Inc.]

ANNEX B
REQUEST FOR FULL TRANSFER
RELINQUISHING ALL RIGHTS AS BENEFICIARY

To:	[issuing bank]

	Re:			L/C
No.

	Issued by:	CITIBANK, N.A.

	Citibank,		N.A.	Ref:

Gentlemen:
Receipt is acknowledged of the original instrument which you forwarded to us relative to the issuance of a Letter of Credit (herein called the “Credit”) bearing your reference number as above in favor of ourselves and/or Transferees and we hereby request you to transfer the said Letter of Credit, in its entirety, to:

whose	address
is

(Optional) Please advise Beneficiary through the below-indicated Advising Bank:

EXHIBIT G -5-	ONE TEHAMA [Social Finance, Inc.]

We are returning the original instrument to you herewith in order that you may deliver it to the Transferees together with your customary letter of transfer.
It is understood that any amendments to the Letter of Credit which you may receive are to be advised by you directly to the Transferee and that the drafts and documents of the Transferee, if issued in accordance with the conditions of the Letter of Credit, are to be forwarded by you directly to the party for whose account the credit was opened (or any intermediary) without our intervention.

EXHIBIT G -6-	ONE TEHAMA [Social Finance, Inc.]

Page 2    Request for Full Transfer relinquishing all Rights as Beneficiary
Citibank, N.A. reference _________________________
We understand that the Transfer charge is 1/4 of 1% on the amount being transferred (minimum $300.00, maximum of $1,000), which transfer fee and all other expenses that may be incurred by you in connection with this transfer shall be for the Applicants account.

SIGNATURE GUARANTEED	Sincerely yours,

The First Beneficiary’s signature(s) with title(s) conforms to that on file with us and such is/are authorized for the execution of this instrument.

(Name of Bank)	(Name of First Beneficiary)

(Bank Address)	(Telephone Number)

(City, State, Zip Code)	(Authorized Name and Title)

(Telephone Number)	(Authorized Signature)

(Authorized Name and Title)	(Authorized Name and Title)
(If applicable)

EXHIBIT G -7-	ONE TEHAMA [Social Finance, Inc.]

(Authorized Signature)	(Authorized Signature)
(If applicable)

EXHIBIT G -8-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT H
TENANT'S EXTERIOR SIGNAGE

EXHIBIT H -1-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT I
ENGINEERING STAFF REQUIREMENTS
Chief Engineer:
Tenant shall employ a chief engineer, who shall be subject to Landlord's reasonable approval. Tenant shall use commercially reasonable efforts, but shall not be obligated, to retain a chief engineer with not less than five (5) years' experience as a chief engineer for commercial office buildings similar to the Project.
Engineering Staff:
In addition to the Chief Engineer, Tenant shall employee a certified journeyman, non-certified journeyman and utility engineer, who shall each be subject to Landlord's reasonable approval. Tenant shall consider retaining Landlord's preferred engineers and shall use commercially reasonable efforts, but shall not be obligated, to retain such engineers with not less than three (3) years' experience as journeyman or utility engineer for commercial office buildings similar to the Project.
Engineering staff shall be members of the local operating engineers union.

EXHIBIT I -1-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT J
LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS
1.    General Qualifications. Tenant shall enter into and maintain Service Agreements with reputable, certified (if certification in such service area is required) and professionally licensed, if applicable, service vendors and/or providers (each a "Service Provider" and collectively, the "Service Providers") who are qualified to perform the applicable services, repair and maintenance work described in Exhibit K to this Lease, and the terms and conditions of such Service Agreements shall require each Service Provider's compliance with the applicable terms and schedules set forth in Exhibit K. Landlord shall have the right to approve Service Providers, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall consider retaining Landlord's preferred vendors as Service Providers.
2.    Levels of Experience. The 'lead' on site employee for each of the Service Providers providing service, repair and/or maintenance for the Building Systems shall have appropriate experience for the position held and the services to be performed; and have obtained all licenses and certifications (if applicable) that are required by any governmental or quasi-governmental authority having jurisdiction over the Project.

EXHIBIT J -1-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT K
REPAIR AND MAINTENANCE SPECIFICATIONS
1.    FIRE/LIFE/SAFETY.
1.1    General Standards. Tenant shall cause all fire/life/safety panels and equipment to be inspected quarterly, and arrange for semi-annual testing and maintenance of such panels and equipment.
1.2    Monthly Maintenance. Tenant shall conduct monthly extinguisher inspections, and keep a records of such inspections.
1.3    Quarterly Maintenance. Tenant shall ensure that an inspection is conducted at least quarterly of all exit and emergency lights and a 30second functional test be conducted on all battery powered fixtures. If deficiencies are noted, immediate corrective action must be taken. Personnel making inspections must keep records of all units inspected, including those found to require corrective action. The inspection must include at least the following.
1.3.1    Test the integrity of the lamp and battery through test button for 30 seconds.
1.3.2    Sprinkler flow switch test
1.3.3    Check each light for physical damage.
1.3.4    Align beams and tighten if necessary.
1.3.5    Check AC and charge lamps if applicable.
1.3.6    Replace burnt out bulbs.
1.4    Annual Maintenance. All battery powered exit and emergency lights must be maintained at least annually in accordance with applicable code requirements and the manufacturer's directions, and must include a full function test on every battery powered exit and emergency lighting system. Equipment shall be fully operational for the duration of the test. Steps include, but are not limited to the following.
1.4.1    90 Minute full function test.
1.4.2    Disconnect AC power supply to each unit.
1.4.3    Check battery and lens for sulfation/corrosion.
1.4.4    Clean unit and lens.
1.4.5    Adjust beam for proper alignment.

EXHIBIT K -1-	ONE TEHAMA [Social Finance, Inc.]

1.4.6    Check charging system voltage.
1.4.7    Check battery voltage output.
1.4.8    Annual FLS (Fire Life Safety Panel) battery, horn and strobe audibles, smoke detectors and water flow switch testing.
1.4.9    Conduct annual Fire Life Safety Floor warden training and evacuation exercises.
1.4.10    Troubleshooting/repair, which may include, but is not limited to, checking charging system voltage and adjusting to correct level, checking battery output voltage and checking line voltage to remote fixtures.
1.5    Recordkeeping. Tenant or its Service Providers shall keep written records of all inspections and tests.
1.6    Removal and Disposition of Old Batteries. Tenant shall ensure that all discarded batteries are disposed of in an appropriate manner, and in keeping with applicable laws and regulations dealing with rechargeable batteries.
2.    HVAC and MEP SYSTEMS. Tenant shall cause the performance of the following services and maintenance specification in connection with the HVAC and mechanical, electrical and plumbing portions of the Building Systems.
2.1    Tenant shall employ a staff or Service Provider which shall operate, monitor and maintain in good working order and condition, the HVAC, plumbing and electrical systems, and all other equipment related to the mechanical and electrical plant of the building.
2.2    Tenant shall engage contractors when required and shall purchase replacement parts and equipment.
2.3    Develop and maintain in operation, a program for preventative maintenance of the mechanical equipment in the Building, which program shall include, without limitation, the annual servicing of all HVAC chillers.
2.4    Establish a program of inventory control for replacement parts, supplies, removable tools and equipment.
2.5    Prepare, maintain and regularly review logs having to do with the service, repair and operation of the mechanical Building Systems.
2.6    Develop and implement a comprehensive program of preventive maintenance for the mechanical and electrical equipment contained in the Building.
2.7    Develop and implement a comprehensive engineering personnel training program addressing: Safety at the Workplace, Preventive Maintenance, Agency Compliance and Quality Customer Service.

EXHIBIT K -2-	ONE TEHAMA [Social Finance, Inc.]

2.8    Conduct testing and acquire required permits by local and state agencies to operate Boilers, Back Flows, Generators, pressurized tanks and sprinkler systems to include fire pumps.
3.    ELEVATOR. Tenant shall cause its designated elevator contractor to cause the elevators to be maintained in compliance with the following standards.
3.1    Motor Rooms. The motor room and secondary space floors and equipment are to be painted, kept free of dust, lint, oil residue, carbon dust and debris. Code authorities prohibit the storage of equipment and parts not relative to the operation and maintenance of the elevators in the motor rooms. Spare parts, lubricants and wiring diagrams will be kept orderly in storage cabinets. Metal rag pails with covers will be provided for the storage of clean rags only. All waste materials will be removed from the area immediately and disposed of properly. Up to date maintenance charts, callback logs, job stamps and material safety data sheets will be readily accessible. All chemicals must be properly labeled. Equipment rooms shall be locked to prevent unauthorized access.
3.2    Hoistway, Pit and Car Tops. These areas must be kept free of debris and accumulation or storage of materials such as parts, lubricants, etc. Pits shall be maintained in a reasonably dry condition as directed by Code authorities. Oil spills shall be cleaned up immediately. All covers shall be secured in place.
3.3    Cab Enclosure. All covers and accessory boxes shall be secured in place and if lockable, locked at all times. All fastenings and screws will be secured and tightened. Missing screws shall be replaced. Car operating panels, indicators and markings shall be maintained as installed.
3.4    Safety Requirement. Safety awareness is of the utmost importance. Barricades, proper tools and safety equipment shall be used to minimize risk or exposure to danger to employees and the public. Under no circumstances shall work be performed in unbarricaded open hoistways. If continuous work is being performed, hoistway doors shall be closed when the immediate area is unattended.
3.4.1    Strict adherence to applicable lockout/tagout procedures shall be enforced.
3.4.2    All safety devices and circuits shall operate as intended. They shall not be overridden and must operate in compliance with applicable Codes. Unsafe equipment or conditions will be corrected immediately. Under no circumstances shall unsafe equipment be put into operation. Periodic checks shall be performed to ensure the proper operation of all safety devices.
3.4.3    Lighting in the work areas shall be sufficient so as not to endanger maintenance personnel. Unique or adverse job conditions and deviation from applicable Codes with respect to the elevator spaces or work areas shall be documented and discussed with Landlord. Environmental conditions must be suitable for the safe operation of equipment by the public and Tenant employees.

EXHIBIT K -3-	ONE TEHAMA [Social Finance, Inc.]

3.4.4    Adjustments to the operating systems, which may affect the safety of passengers, shall not be made while the passengers have access to riding the elevators. Doors should be disabled and/or barricades affixed to prevent use during adjustment.
3.5    Door Operation. Doors shall be smooth, quiet and positive without noticeable bumps. Car and hall door rollers and gibs shall be replaced and hanger tracks cleaned when required. Upthrusts shall be adjusted and door alignment checked periodically to ensure proper operation and adherence to clearance requirements as set forth in Applicable Law. Consistent operation shall be maintained from floor to floor and with similar cars within a group. The doors will be maintained per the speed, force and time adjustments specified by the manufacturer or Applicable Law. An annual check of horizontal power operated doors shall be made to ensure that the force necessary to prevent the closing of the doors does not exceed 30 pounds. Particular attention shall be paid to reopening features and safety devices such as door open buttons, safety edges, photocells, detector edges, nudging and other related features, which shall be maintained as installed and checked during each visit to the site. Door pre-opening shall be eliminated when possible.
3.6    Signals. Hall stations, lobby panels, car operating panels, machine room panels, and special feature fixtures such as concealed risers shall be maintained in good operating condition with all markings intact. Lamps, gongs, chimes, etc. shall operate as designed. Emergency communications devices shall be checked as required by applicable Codes. Any failures or malfunctions must be corrected.
3.7    Car Ride. Ride quality must not include a condition of excessive sway and rattle, door shimmy, hoistway noises nor any other unusual conditions experienced within the cab during transit. The car ride shall be consistent and where applicable, smooth. Inherent noise generated by elevator equipment shall be maintained within normal limits and corrected accordingly when the noise level exceeds such limits.
Floor leveling accuracy must be checked regularly and adjustments made to guarantee the optimum floor level. Unusual conditions or intermittent failures shall be corrected immediately. The condition of speed control devices shall be checked periodically to ensure proper operation. Under no circumstances shall a car be allowed to operate with a potential tripping hazard.
3.8    Hoist Machines. The hoist machine, rotating equipment and hydraulic power units shall be kept clean and painted for ease of maintenance and housekeeping. Leaks shall be properly sealed when detected. Cables shall be free of lint and heavy accumulation of dirt, and shall be lubricated at recommended intervals. Brush rigging and windings shall be free of carbon dust, oil and dirt and proper brush tension maintained. Carbon brushes shall be replaced after no more than 50% wear with the proper grade brush. Brush grade and manufacturers products shall not be mixed. Oil levels, seals, tension and adjustments shall be maintained to ensure safe, reliable operation. Brakes shall be systematically inspected for proper operation. Periodically the brake pins shall be rotated to make sure they are free from binds. All components shall be maintained in accordance with the manufacturer's recommended maintenance guidelines at the prescribed intervals.

EXHIBIT K -4-	ONE TEHAMA [Social Finance, Inc.]

3.9    Controllers and Other Equipment. Controllers, selectors, governors and other operational apparatus shall be kept clean, properly lubricated and adjusted as required. Relays and contactors shall be kept clean and operating without excessive arc. All electrical connections shall be tight, taped and tagged when not in use. Coils, contacts, relays and resistors showing signs of deterioration shall be repaired or replaced. Controller filters and fans if provided shall be repaired or replaced as necessary. Care shall be exercised when handling printed circuit boards. Proper grounding is necessary when handling some versions of solid state devices. All modes, programs and operations such as loadweighing, dispatching, etc., shall be maintained as manufactured.
3.10    Maintenance Contract. Tenant shall retain a reputable elevator service company to conduct, at a minimum, the following services upon each visit to the Project.
3.10.1    Check in with Tenant and note and correct all complaints.
3.10.2    Ride all cars and check for unusual operation and noises. Pay particular attention to door operation and leveling. Doors should be smooth, quiet and positive, without noticeable bumps. Correct any malfunctions observed.
3.10.3    Replace/repair non-functional signal devices.
3.10.4    Check emergency communications devices.
3.10.5    Check door protection devices. Correct any malfunctions.
3.10.6    Have Tenant (or its Agent) sign the service ticket when complete with all work.
3.11    Monthly by Vendor. Vendor shall perform the following services on a monthly basis.
3.11.1    Check hoist motor, generator brushes, commutators and exercise brushes. Clean carbon residue from brush rigging. Renew brushes as required. (50% maximum wear).
3.11.2    Check hoist motor and generator sleeve bearings. Lubricate as required. Observe clearance between rotor and bottom stator field pieces.
3.11.3    Check hoist machine worm gear oil for proper level. Add lubricant as required. Most geared machines have standpipes to gauge gear oil level, however the level should be no higher than the center point of the worm shaft. Confirm that oil is carrying in both directions on the ring gear. Clean up oil residue around machine and bedplate.
3.12    Quarterly by Vendor. Vendor shall perform the following services on a quarterly basis.
3.12.1    Inspect car door operator. Adjust belts and/or chains as necessary. Apply lubricant to phenolic or micarta cams.

EXHIBIT K -5-	ONE TEHAMA [Social Finance, Inc.]

3.12.2    Inspect and clean car gate switch, main landing door and interlock contacts. Adjust as required. Maintain code requirements for settings.
3.12.3    Clean car top and car top devices.
3.12.4    Inspect leveling units.
3.12.5    Clean, adjust and lubricate car and main landing door hangers and tracks. Check and adjust upthrusts. Inspect door alignment and adjust as required.
3.12.6    Clean, adjust and lubricate car door clutch or bayonet assembly.
3.12.7    Dust debris from mechanism located on hoistway side of car and main landing doors and sills.
3.12.8    Clean pit and pit equipment. Report any abnormal conditions such as the presence of water.
3.12.9    Inspect, clean and lubricate governor and selector tail sheaves if provided.
3.12.10    Lubricate car and counterweight guide rails if slipper shoes are provided. Pull mainline disconnect switch. Inspect and clean controller. Check power and supervisory relays, shunts and contacts. Operate each relay manually and check for contact wipe and binding. Replace any contact, shunt, spring or spring retainer, which shows indications of excessive wear. Replace controller filters. Check operation of muffin fans if provided.
3.12.11    Clean and lubricate selector chains, guides, drums and couplings if provided. Clean carbon dust accumulation from crossbars. Replace carbons, contacts and switches as required. Inspect broken tape switch. Check and fill selector drive gearbox with gear oil if provided. Clean and wipe up excess oil and grease.
3.12.12    Clean and inspect governor. Lubricate as required. Manually extend weights and check for free movement.
3.12.13    Check brake arms and rotate pins. Lubricate and check for freeness. Verify that brake sets and holds car at floor. Inspect brake drum for signs of abrasion. Clean foreign debris that may be present.
3.12.14    Clean and lubricate selector chains, guides, drums and couplings. Clean carbon dust accumulation from crossbars. Replace carbons, contacts and switches as required. Inspect broken tape switch. Check and fill selector drive gearbox with gear oil. Clean and wipe excess oil and grease.
3.12.15    Check compensating chain and hitches.
3.12.16    Lubricate cup-type sheave bearings.

EXHIBIT K -6-	ONE TEHAMA [Social Finance, Inc.]

3.13    Semi-Annually by Vendor. Vendor Shall perform the following services on a semi-annual basis.
3.13.1    Inspect car and counterweight guide shoes or roller guides. Lubricate as required.
3.13.2    Grease roller bearings.
3.13.3    Inspect and clean counterweight rope fastenings, hitch springs and cotter pins.
3.13.4    Check car operating panel controls and switches. Clean and lubricate as required. Dust out panel box.
3.14    Annually by Vendor. Vendor Shall perform the following services on a annual basis
3.14.1    Clean hoistway.
3.14.2    Clean, lubricate and adjust hoistway door equipment. Burnish door interlock contacts and shorting bars. Replace worn parts as necessary.
3.14.3    Vacuum and clean the car safety mechanism. Operate moveable parts and ascertain that they move freely.
3.14.4    Change oil in sleeve bearings.
3.14.5    Clean and lubricate the deflector and secondary sheaves. Check grooves for wear. Report abnormal conditions.
3.14.6    Clean and lubricate the car and counterweight 2:1 sheaves. Check grooves for wear. Report abnormal conditions.
3.14.7    Clean, examine and lubricate compensating sheave. Check switch setting and tie-down mechanism.
3.14.8    Inspect car and counterweight oil buffers. Check for proper oil level. Actuate switches and reset.
3.14.9    Check car and counterweight run-by.
3.14.10    Check for abrasions or wear on traveling cables.
3.14.11    Inspect cab enclosure steadying devices.
3.14.12    Check and adjust car door pressure and speed. Log on maintenance chart.
3.14.13    Check car and main landing door gibs. Replace if worn.

EXHIBIT K -7-	ONE TEHAMA [Social Finance, Inc.]

3.14.14    Lubricate hoist ropes.
3.14.15    Blowout/vacuum hoist motor and motor generator.
3.14.16    Tighten mainline connections and check fuse sizing. Replace any fuses that appear damaged or unmarked.
3.14.17    Clean and check controller fuses and fuse holders. Ascertain that the proper fuse is installed. Replace any fuses that appear damaged or unmarked.
3.14.18    Test emergency power system.
3.14.19    Test earthquake device.
3.14.20    Activate Firemen's Return.
3.14.21    Perform other tests required by local code authorities.
4.    LIGHTING.
4.1    Omitted. Scheduled Maintenance Services.
4.1.1    Replace failed lamps.
4.1.2    Replace failed ballasts.
4.1.3    Replace failed sockets / lampholders.
4.1.4    Repair defective wiring within fixture.
5.    EMERGENCY GENERATOR. If Tenant elects to install any emergency generator(s), Tenant shall engage a Service Provider for the regular maintenance (as needed) and annual servicing of the emergency generator(s) located at the Project and schedules for regular testing and inspection, which Service Provider is registered with the Bay Area Air Quality Management District.
6.    PERIODIC REVIEW. Landlord and Tenant shall periodically review and reasonably adjust the foregoing specifications so as to ensure compliance with the Management Standard while allowing Tenant the flexibility to effectively manage and maintain the Building Systems.

EXHIBIT K -8-	ONE TEHAMA [Social Finance, Inc.]

EXHIBIT L
LOCATION OF TELECOMMUNICATIONS EQUIPMENT, THIRD-PARTY ROOF EQUIPMENT, AND GENERATOR

EXHIBIT L -1-	ONE TEHAMA [Social Finance, Inc.]